Exhibit 2.1

STRICTLY CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

GARDA THERAPEUTICS, INC.

as Parent

AUDI MERGER SUB, INC.

as Purchaser, and

ASSERTIO HOLDINGS, INC.

as the Company

Dated as of April 8, 2026

i

(Continued)

(Continued)

Page

Section 6.11	Rule 16b-3	47
Section 6.12	Public Announcements	47
Section 6.13	Obligations of Purchaser	48
Section 6.14	Convertible Notes	48
Section 6.15	Company Financing Cooperation	49
Section 6.16	Parent Financing	50

ARTICLE VII CONDITIONS PRECEDENT		51

Section 7.1	Conditions to Each Party’s Obligation to Effect the Merger	51
Section 7.2	Frustration of Closing Conditions	52

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		52

Section 8.1	Termination	52
Section 8.2	Effect of Termination	54
Section 8.3	Fees and Expenses	54

ARTICLE IX MISCELLANEOUS		56

Section 9.1	Non-Survival of Representation and Warranties	56
Section 9.2	Amendment or Supplement	56
Section 9.3	Extension of Time; Waiver	56
Section 9.4	Notices	57
Section 9.5	Certain Definitions	58
Section 9.6	Interpretation	60
Section 9.7	Entire Agreement	61
Section 9.8	Parties in Interest	61
Section 9.9	Governing Law	61
Section 9.10	Submission to Jurisdiction	62
Section 9.11	Assignment; Successors	62
Section 9.12	Specific Performance	62
Section 9.13	Currency	63
Section 9.14	Severability	63
Section 9.15	Waiver of Jury Trial	63
Section 9.16	Counterparts	63
Section 9.17	Electronic Signature	63
Section 9.18	No Presumption Against Drafting Party	63
Section 9.19	Parent Guarantee	64
Section 9.20	Debt Financing Matters	6

Exhibit List

Exhibit A	Form of Tender and Support Agreement
Exhibit B	Offer Conditions
Exhibit C	Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit D	Amended and Restated Bylaws of the Surviving Corporation
Exhibit E	Form of CVR Agreement
Exhibit F	Equity Commitment Letter
Exhibit G	Debt Commitment Letter
Exhibit H	Limited Guarantees

INDEX OF DEFINED TERMS

Definition	Location

Acceptance Time	1.1(c)
Acquisition Proposal	6.4(c)(i)
Acquisition Transaction	9.5(a)
Action	4.9
Affiliate	9.5(b)
Agreement	Preamble
Alternative Acquisition Agreement	6.4(b)(iii)
Alternative Financing	6.16(a)
Anti-Corruption Law	4.26(c)
Antitrust Law	6.6(j)
Asset Purchase Agreement	Recitals
Asset Purchaser	Recitals
Balance Sheet Date	4.8
Base Purchase Price	Recitals
Book-Entry Shares	3.3(b)
Business Day	9.5(c)
Certificate of Merger	2.3
Certificates	3.3(b)
Change of Recommendation Notice	6.4(a)(iii)
Closing	2.2
Closing Date	2.2
Closing Net Cash	9.5(d)
Code	4.11(b)(i)
Commitment Letters	5.7(a)(ii)
Company	Preamble
Company Board	4.3(b)
Company Board Recommendation	6.4(a)
Company Board Recommendation Change	6.4(a)(ii)
Company Disclosure Letter	Article IV
Company Employee	6.7(a)
Company Equity Awards	3.2(b)

Company Equity Plans	3.2(a)
Company Fundamental Representations	9.5(e)
Company Plans	4.11(a)
Company Registered IP	4.19(a)
Company RSU	3.2(b)
Company RSU Cash Consideration	3.2(b)
Company SEC Documents	4.5(a)
Company Stock Option	3.2(a)
Company Stock Option Cash Consideration	3.2(a)
Company Termination Fee	8.3(b)
Confidentiality Agreement	6.5(b)
Contract	4.4(a)
control	9.5(f)
Convertible Notes	9.5(g)
COVID-19	9.5(h)
CVR	Recitals
CVR Amount	Recitals
Debt Commitment Letter	5.7(a)(ii)
Debt Financing	5.7(a)(ii)
Debt Financing Source	9.5(i)
DGCL	Recitals
Dissenting Shares	3.5
DTC	3.3(e)
DTC Payment	3.3(e)
Effect	4.1(a)
Effective Time	2.3
Effects	4.1(a)
Environmental Laws	4.13(c)(i)
Environmental Permits	4.13(c)(ii)
Equity Award Holders	3.4
Equity Commitment Letter	5.7(a)(i)
Equity Financing	5.7(a)(i)
Equity Investor	5.7(a)(i)
Equity Investors	5.7(a)(i)
ERISA	4.11(a)
Exchange Act	1.1(a)
Expiration Date	1.1(b)
FDA	4.16(a)
FDA Laws	4.16(a)
FDA Permits	4.16(a)
Financings	5.7(a)(ii)
Foreign Antitrust Laws	4.4(b)
GAAP	4.5(b)
Governmental Entity	4.4(b)
Guarantors	5.7(a)(iii)
Health Care Laws	9.5(j)

v

HSR Act	4.4(b)
Indemnified Parties	6.10(a)
Indenture	9.5(k)
Initial Expiration Date	1.1(b)
Intellectual Property	4.19(c)
International Trade Laws	4.26(d)(i)
Intervening Event	9.5(l)
IRS	4.11(a)
knowledge	9.5(m)
Law	4.4(a)
Lender	5.7(a)(ii)
Liens	4.2
Limited Guarantees	5.7(a)(iii)
made available	9.5(n)
Material Adverse Effect	4.1(a)
Material Contract	4.15
Materials of Environmental Concern	4.13(c)(iii)
Measurement Date	4.2
Merger	Recitals
Merger Consideration	3.1(a)
NASDAQ	1.1(e)
Note Offer	6.14
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2
Offer Price	Recitals
Offer to Purchase	1.2
Organizational Documents	9.5(o)
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article V
Parent Material Adverse Effect	5.1(a)
Parent Plan	6.7(c)
Parent Termination Fee	8.3(c)
Paying Agent	3.3(a)
Payment Fund	3.3(a)
Permits	4.10
Person	9.5(p)
Personal Information	4.20(a)
Pre-Consummation Warning Letter	6.6(h)
Privacy Requirements	4.20(a)
Product	4.16(h)(i)
Public Health Measures	9.5(q)
Purchaser	Preamble
Qualified Bidder	9.5(r)
Representatives	6.4(b)(i)

Sanctioned Jurisdiction	4.26(d)(ii)
Sanctioned Person	4.26(d)(iii)
Sanctions Authority	4.26(d)(iv)
Schedule 14D-9	1.3(b)
Schedule TO	1.2
SEC	1.1(e)
Securities Act	4.5(a)
Security Incident	4.20(c)
Shares	Recitals
Significant Subsidiary	9.5(s)
Subsidiary	9.5(t)
Superior Proposal	6.4(c)(ii)
Support Agreement	Recitals
Surviving Corporation	Recitals
Takeover Laws	4.21
Tax	4.14(e)(i)
Tax Returns	4.14(e)(ii)
Termination Fees	8.3(c)
WARN	6.7(e)
Willful Breach	8.2
Window Shop End Time	9.5(u)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 8, 2026, is by and among (i) Garda Therapeutics, Inc., a Delaware corporation (“Parent”), (ii) Audi Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Purchaser”) and (iii) Assertio Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, it is proposed that Purchaser shall commence a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) at a price per Share of (i) $18.00 (the “Base Purchase Price”), payable without interest, plus (ii) one contingent value right (a “CVR”) (such amount or any greater amount per Share as may be paid pursuant to the Offer to the extent permitted under this Agreement, being the “CVR Amount”), issuable without interest, which shall represent the right to receive potential payments, in cash, without interest, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (the Base Purchase Price plus the CVR Amount, the “Offer Price”), on the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend (i) that the Merger shall be effected in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) if the conditions of Section 251(h) can be satisfied, and shall be consummated as soon as practicable following the completion of the Offer, and (ii) at the Effective Time, Purchaser shall be merged with and into the Company (the “Merger”) and, following the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Purchaser to enter into this Agreement, certain of the Company’s stockholders are entering into tender and support agreements with Parent and Purchaser, substantially in the form attached hereto as Exhibit A (each, a “Support Agreement”) pursuant to which, among other things, such stockholders have agreed to tender their Shares to Purchaser in the Offer;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Acceptance Time, Company, the Representative thereunder and the Rights Agent will enter into the CVR Agreement;

WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each (i) determined that the Merger is in the best interests of their respective companies and stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby (including the Offer and the Merger) on the terms and subject to the conditions set forth in this Agreement and (iii) resolved and agreed to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer;

WHEREAS, the Board of Directors of the Company has resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby;

WHEREAS, immediately prior to the execution of this Agreement and in connection with the transactions contemplated hereby, the Company and certain of its Subsidiaries have entered into an asset purchase agreement, dated as of April 8, 2026 (the “Asset Purchase Agreement”), with Cosette Pharmaceuticals, Inc. (“Asset Purchaser”) pursuant to which, among other things, Asset Purchaser has acquired certain assets, properties, and businesses of the Company;

WHEREAS, as a material inducement for the Company to enter into this Agreement, concurrently with the execution of this Agreement, each Guarantor (as defined below) has delivered a Limited Guarantee (as defined below) in favor of the Company with respect to certain obligations of Parent and Purchaser under this Agreement; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1             The Offer.

(a)            Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as reasonably practicable, and in any event within ten (10) Business Days after the date of this Agreement, Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer. The obligations of Purchaser, and of Parent to cause Purchaser, to accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject to (i) the satisfaction of the Minimum Condition (as defined in Exhibit B hereto) and (ii) the satisfaction (or waiver by Parent or Purchaser) of each of the other conditions set forth in Exhibit B hereto (together with the Minimum Condition, the “Offer Conditions”) and the terms and conditions hereof. Purchaser expressly reserves the right, in its sole discretion, to (A) increase the Offer Price, (B) waive any Offer Condition or (C) modify any of the other terms or conditions of the Offer, except that, unless otherwise provided by this Agreement, without the consent of the Company, Purchaser shall not (1) reduce the Offer Price, (2) change the form of consideration payable in the Offer (other than by adding consideration), (3) reduce the number of Shares sought to be purchased in the Offer, (4) waive or change the Minimum Condition or the condition set forth in clause (b)(iv) in Exhibit B, (5) add to the Offer Conditions, (6) extend the expiration of the Offer other than in accordance with Section 1.1(e), (7) provide for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act or (8) modify any Offer Condition or any term of the Offer set forth in this Agreement in a manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Offer or prevent, materially delay or impair the ability of the Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated hereby.

(b)            The Offer shall initially be scheduled to expire at one minute after 11:59 pm Eastern Time on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been so extended, the “Expiration Date”).

(c)            Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Offer Conditions, Purchaser will accept for payment (the date and time of such acceptance, the “Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. The Offer will not permit Shares to be tendered pursuant to guaranteed delivery procedures.

(d)            Unless this Agreement is validly terminated pursuant to Section 8.1, Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is validly terminated pursuant to Section 8.1, Purchaser shall promptly (and in any event within one (1) Business Day) following such termination terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, Purchaser shall promptly return, or cause any depositary acting on behalf of Purchaser to return, all tendered Shares to the tendering stockholders.

(e)            Unless this Agreement shall have previously been validly terminated in accordance with Article VIII, Purchaser shall extend the Offer from time to time as follows: (i) if on the then-scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied (and, in the case of any Offer Condition that by its nature is to be satisfied at the Acceptance Time, is not then capable of being satisfied) or waived by Parent or Purchaser if permitted hereunder, then Purchaser shall extend the Offer for one (1) or more occasions in consecutive increments of ten (10) Business Days each (or such longer period as may be agreed by the Company and Parent) in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Purchaser to waive any Offer Condition to the extent permitted hereunder); (ii) Purchaser shall extend the Offer from time to time in consecutive increments of ten (10) Business Days until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated; and (iii) Purchaser shall extend the Offer for the minimum period required by applicable Law, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the Nasdaq Stock Market LLC (“NASDAQ”) or its staff; provided, however, that Purchaser shall not extend the Offer or the Expiration Date to a date later than the Outside Date without the prior written consent of the Company.

Section 1.2             Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, and in any event no later than ten (10) Business Days after the date of this Agreement, Parent and Purchaser shall (a) file a Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and form of summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, amendments and supplements thereto, the “Offer Documents”) and (b) cause the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Law. The Company shall promptly supply Parent and Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents. Each of Parent, Purchaser and the Company agrees promptly to correct any information provided by them for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent agrees to provide the Company and its counsel any comments, whether written or oral, that Parent may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses and shall use reasonable best efforts to respond promptly to Parent, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

Section 1.3             Company Actions.

(a)            The Company hereby consents to the Offer and to the inclusion in the Offer Documents of the recommendation of the Company Board described in Section 4.3(b).

(b)            As promptly as reasonably practicable on the date of filing by Parent and Purchaser of the Offer Documents, and in any event no later than ten (10) Business Days after the date of this Agreement, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”), which shall reflect that the Merger is governed by Section 251(h) of the DGCL and shall contain the recommendation of the Company Board described in Section 4.3(b). Parent and Purchaser shall promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning Parent and Purchaser required under applicable U.S. federal securities laws to be included in the Schedule 14D-9. The Company, or at the request of the Company, Purchaser, shall cause the Schedule 14D-9 to be disseminated to the holders of Shares, as and to the extent required by applicable federal securities Law. Each of the Company, Parent and Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Law. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company agrees to provide Parent, Purchaser and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon such responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.

(c)            In connection with the Offer, the Company shall instruct its transfer agent to, and use commercially reasonable efforts to cause its transfer agent to, promptly furnish Parent and Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Parent and Purchaser with such additional available information (including, but not limited to, periodic updates of such information) and such other assistance as Parent, Purchaser or their Representatives may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the transactions contemplated hereby, Parent and Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, use such information only in connection with the Offer, the Merger or the other the transactions contemplated hereby and, if this Agreement shall be terminated in accordance with Section 8.1, destroy all electronic copies of such information and destroy or deliver to the Company all other copies of such information then in their possession or under their control.

ARTICLE II

THE MERGER

Section 2.1             The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the Surviving Corporation and a wholly-owned subsidiary of Parent.

Section 2.2             Closing. The closing of the Merger (the “Closing”) shall occur remotely via electronic exchange of documentation and consideration required to be delivered at Closing, at 10:00 a.m. (Chicago time) on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions to be satisfied at the Closing itself, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at such time), or at such other date, time or place as Parent and the Company mutually may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3             Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.4             Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5             Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote by the holders of the Shares, in accordance with Section 251(h) of the DGCL.

Section 2.6             Certificate of Incorporation; Bylaws.

(a)            At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so that it reads in its entirety as set forth in Exhibit C hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)            At the Effective Time, and without any further action on the part of the Company and Purchaser, the bylaws of the Company shall be amended and restated so that they read in their entirety as set forth in Exhibit D hereto, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.7             Directors. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.8              Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1             Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Purchaser or the holders of any shares of capital stock of the Company, Parent or Purchaser:

(a)            Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 3.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive the Offer Price (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 3.3, without interest.

(b)            Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Purchaser immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)            Each share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Corporation.

(d)            If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change.

Section 3.2             Treatment of Options and Other Equity-Based Awards.

(a)            At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under any employee, director, or consultant stock option, stock purchase or equity compensation plan, arrangement, or agreement of the Company (the “Company Stock Plans”), including the Company’s Amended and Restated 2014 Omnibus Incentive Plan, the Company’s Inducement Incentive Plan, the Company’s Second Amended and Restated 2004 Equity Incentive Plan and the Zyla Life Sciences Amended and Restated 2019 Stock-Based Incentive Compensation Plan, in accordance with the terms thereof, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the former holder of any such cancelled Company Stock Option shall be entitled to receive (i) as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (A) the excess, if any, of the Base Purchase Price over the exercise price per Share under such Company Stock Option and (B) the number of Shares subject to such Company Stock Option (such amount, the “Company Stock Option Cash Consideration”); and (ii) one CVR for each Share underlying such Company Stock Option. Notwithstanding the foregoing, if the exercise price per Share of any Company Stock Option is equal to or greater than the Base Purchase Price, such Company Stock Option shall be canceled without any cash payment being made nor CVR being issued in respect thereof. Parent shall cause the Surviving Corporation to pay the Company Stock Option Cash Consideration as promptly as reasonably possible after the Effective Time (but in no event later than ten (10) Business Days after the Effective Time) and amounts payable in respect of the CVRs shall be paid in accordance with the CVR Agreement.

(b)            As of immediately prior to the Effective Time, each restricted stock unit of the Company (each, a “Company RSU” and, together with the Company Stock Options, the “Company Equity Awards”) that is then outstanding but not then vested shall become immediately vested in full. At the Effective Time, each Company RSU that is then outstanding shall be canceled and the holder thereof shall be entitled to receive (i) an amount in cash without interest, less any applicable tax withholding, equal to the Base Purchase Price (the “Company RSU Cash Consideration”) and (ii) one CVR. Parent shall cause the Surviving Corporation to pay the Company RSU Cash Consideration as promptly as reasonably possible after the Effective Time (but in no event later than ten (10) Business Days after the Effective Time) and amounts payable in respect of the CVRs shall be paid in accordance with the CVR Agreement.

(c)            Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take such action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 3.2, without the consent of any other Person unless required by applicable Law. The Company shall provide that, on and following the Effective Time, no holder of any Company Equity Award shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof and each Company Stock Plan shall terminate as of the Effective Time.

Section 3.3             Exchange and Payment.

(a)            At or prior to the Acceptance Time, Parent shall (i) select a bank, trust company or nationally recognized stockholder services provider reasonably acceptable to the Company to act as the paying agent for the equityholders of the Company in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration to which equityholders of the Company shall become entitled pursuant to this Article III and (ii) enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to the Company. At or prior to the Acceptance Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 3.1 (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.1, except as provided in this Agreement. Parent, on behalf of the Surviving Corporation, shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article III.

(b)            As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 3.1(a), (i) a form of letter of transmittal in customary form and reasonably acceptable to each of Parent and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 3.1(a). Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent shall cause the Paying Agent to issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of such Certificates or Book-Entry Shares.

(c)            If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

(d)            Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 3.1(a), without any interest thereon.

(e)            Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 8:30 a.m. (Chicago time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 8:30 a.m. (Chicago time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f)            All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(g)            The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of American and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 3.4), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to Parent. Nothing contained in this Section 3.3(g) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the Company equityholders entitled to payment of the Merger Consideration to receive the Merger Consideration.

(h)            At any time following the date that is twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares.

(i)            If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.4              Other Closing Payments. Concurrently with the Effective Time, Parent shall pay or deposit, or cause to be paid or deposited with the Company, for the benefit of each holder of Company Equity Awards (collectively, the “Equity Award Holders”), an amount computed by the Company and Parent in reasonable detail using the treasury method and which is necessary to make payment of the aggregate amounts due to the Equity Award Holders pursuant to Section 3.2.

Section 3.5             Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands.

Section 3.6              Contingent Value Right. At or prior to the Acceptance Time, Parent will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified rights agent with respect to the CVRs mutually agreeable to Parent and the Company (a “Rights Agent”) executes and delivers, a contingent value rights agreement in substantially the form attached as Exhibit E (the “CVR Agreement”), subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent or the Representative thereunder (provided that such revisions are not, individually or in the aggregate, materially detrimental to any holder of CVRs). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed prior to the date of this Agreement, or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent and Purchaser as follows:

Section 4.1             Organization, Standing and Power.

(a)            Except as set forth in Section 4.1(a) of the Company Disclosure Letter, each of the Company and its Significant Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, occurrence, effect, circumstance or development (each an “Effect” and collectively, “Effects”) that would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided however, that no Effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting the industries in which the Company or its Subsidiaries operate, (3) any actions required under this Agreement to obtain any approval or authorization under applicable Antitrust Laws or Health Care Laws for the consummation of the Merger or any of the other transactions contemplated hereby, (4) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes in any applicable Laws, decrees, orders or other directives of any Governmental Entity (including any actions taken by any Governmental Entities in connection with any of the events set forth in clauses (7), (8), (9) or (10) of this definition, including adoption of or changes in any Public Health Measures) or any changes in applicable accounting regulations or principles (including GAAP), or in interpretations of any of the foregoing, (5) any change in the price or trading volume of the Company’s stock or the credit rating of the Company, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) any failure by the Company to meet internal or published projections, clinical trial targets, product pricing or reimbursement levels, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (7) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, acts of sabotage, acts of foreign or domestic terrorism, governmental shutdown or slowdown, or any escalation or worsening of any such conditions, (8) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (9) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, (10) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person, (11) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, service providers or any other party having business dealings with the Company and its Subsidiaries (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control) due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (12) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required or permitted by or resulting from or arising in connection with this Agreement, including any inaction in compliance with Section 6.1 to the extent that such inaction is as a result of Parent unreasonably withholding its consent under Section 6.1, (13) any matter set forth in the Company Disclosure Letter or (14) any actions taken (or omitted to be taken) at the request or with the consent of Parent; provided, in the case of clauses (1), (2), (4), (9) and (10), to the extent the impact of such Effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”).

(b)            The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s Organizational Documents, as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company’s Organizational Documents.

Section 4.2             Capital Stock. The authorized capital stock of the Company consists of 200,000,000 Shares. As of April 3, 2026 (the “Measurement Date”), (i) 6,455,161 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) no Shares were held in treasury, (iii) no shares of preferred stock were outstanding, (iv) an aggregate of 1,081,677 Shares were subject to or otherwise deliverable in connection with outstanding equity-based awards or the exercise or settlement of outstanding Company Equity Awards issued pursuant to the Company Stock Plans. As of the Measurement Date, and without giving effect to the transactions contemplated by this Agreement, an aggregate principal amount of $40,000,000 of the Convertible Notes, the number of unissued Shares that may from time to time be issuable upon conversion of the Convertible Notes reserved for issuance by resolution of the Company Board, which number of Shares into which the outstanding Convertible Notes are convertible as of the Measurement Date are set forth on Section 4.2 of the Company Disclosure Letter. Except as set forth above and except for changes since the Measurement Date resulting from the exercise or settlement of Company Equity Awards outstanding on such date or Convertible Notes outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.3             Authority.

(a)            Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, the Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)            The Board of Directors of the Company (the “Company Board”) duly adopted resolutions (i) determining that the terms of this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and resolving that the Merger is governed by Section 251(h) of the DGCL, and (iii) resolving to recommend that the Company’s stockholders accept the Offer, and tender their Shares pursuant to the Offer, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except in connection with a Superior Proposal.

(c)            Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no vote or consent of the holders of any class or series of the Company’s capital stock or other securities is required to authorize this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby.

Section 4.4             No Conflict; Consents and Approvals.

(a)            The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company’s Organizational Documents or the Organizational Documents of any of the Company’s Significant Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment, injunction or decree (collectively, “Law”) applicable to the Company or any of its Significant Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)             The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, regulatory (including stock exchange) or administrative authority, agency, division or commission or any judicial, arbitral, or other governmental body of competent jurisdiction (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition Laws of jurisdictions other than the United States (“Foreign Antitrust Laws”), (iii) such filings as necessary to comply with the applicable requirements of NASDAQ or Health Care Laws, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5             SEC Reports; Financial Statements.

(a)            The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2023 (all such forms, reports, statements, certificates and other documents filed since January 1, 2023, and prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.5(a) of the Company Disclosure Letter, no Subsidiary of the Company has been required to file any forms, reports or other documents with the SEC at any time since January 1, 2023. Since January 1, 2023 no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b)            The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and December 31, 2024, filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2023, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c)            The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported in all material respects on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2025, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued a report concluding that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.6             No Undisclosed Liabilities. Except as set forth in Section 4.6 of the Company Disclosure Letter, neither the Company nor any of its Significant Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Significant Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of the Balance Sheet Date (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since the Balance Sheet Date, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.7             Certain Information. The Schedule 14D-9 will not, at the time it is first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 based on information supplied in writing by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference therein.

Section 4.8             Absence of Certain Changes or Events. Since December 31, 2025 (the “Balance Sheet Date”) through the date of this Agreement, except as set forth in Section 4.8 of the Company Disclosure Letter or as otherwise contemplated or permitted by this Agreement:

(a)            the businesses of the Company and its Significant Subsidiaries have been conducted in the ordinary course of business in all material respects (for the avoidance of doubt, subject to Section 6.1(c)); and

(b)            there has not occurred any Material Adverse Effect.

Section 4.9             Litigation; Orders. Except as set forth on Section 4.9 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Significant Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither the Company nor any of its Significant Subsidiaries nor, to the knowledge of the Company, any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 4.10           Compliance with Laws. Except with respect to ERISA, Environmental Matters and Taxes (which are the subject of Section 4.11, 4.13 and 4.14, respectively), except as set forth in Section 4.10 of the Company Disclosure Letter, the Company and each of its Significant Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect. Except with respect to Environmental Laws (which are the subject of Section 4.13), the Company and its Significant Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders, clearances and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.11           Benefit Plans.

(a)            The Company has provided to Parent a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37)), and each material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or its Significant Subsidiaries has any present or future right to benefits or the Company or its Significant Subsidiaries has had or has any present or future material liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, to the extent requested by Parent prior to the date of this Agreement, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other equivalent written communications by the Company or its Significant Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b)            With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 4.11 would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)            each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii)           each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii)           there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(iv)            no Company Plan is subject to Title IV of ERISA or subject to Section 412 of the Code;

(v)            no Company Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); and

(vi)            the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Significant Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(c)            Except as set forth in Section 4.11(c) of the Company Disclosure Letter, none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby, and no such payment will be nondeductible to the Company pursuant to Section 280(G) of the Code. The Company has no obligation to indemnify any individual for any Tax incurred pursuant to Section 409A or 4999 of the Code.

Section 4.12           Labor Matters. Neither the Company nor any of its Significant Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Significant Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.13           Environmental Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth in the applicable SEC filings and environmental assessments previously made available to Parent and Purchaser: (i) the Company and each of its Significant Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern at any property owned or operated by the Company or any of its Significant Subsidiaries, except under circumstances that are not reasonably likely to result in material liability of the Company or any of its Significant Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Significant Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its Significant Subsidiaries has received any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.

(b)            Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c)            For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)            “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

(ii)           “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(iii)           “Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

Section 4.14           Taxes. Except for failures, violations, inaccuracies, omissions or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)            all material Tax Returns required by applicable Law to be filed by the Company or any of its Significant Subsidiaries have been filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all material respects;

(b)            neither the Company nor any of its Significant Subsidiaries is delinquent in the payment of any material Tax;

(c)            no material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Significant Subsidiaries, except for statutory Liens for Taxes not yet delinquent; and

(d)           as of the date of this Agreement, there are no proceedings now pending, or to the knowledge of the Company, threatened in writing against the Company or any of its Significant Subsidiaries with respect to any material Tax.

(e)            As used in this Agreement:

(i)            “Tax” means federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

(ii)           “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.

Section 4.15           Contracts. Except for this Agreement and except as filed with the SEC, as of the date hereof, neither the Company nor any of its Significant Subsidiaries is a party to or is bound by any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (each such Contract as described in this Section 4.15, a “Material Contract”). Each Material Contract is valid and binding on the Company and each of its Significant Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no default under any Material Contract by the Company or any of its Significant Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Significant Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

Section 4.16           FDA and Regulatory Matters.

(a)            The Company and its Significant Subsidiaries hold, and have held at all times since January 1, 2023, all material Permits of all Governmental Entities required under applicable requirements under the Federal Food, Drug and Cosmetic Act of 1938, 21 U.S.C. § 301 et seq., as amended, the Public Health Service Act, 42 U.S.C. § 201 et seq., as amended, and the regulations promulgated thereunder by the U.S. Food and Drug Administration, or any successor agency thereto (the “FDA”) (collectively, “FDA Laws”), including all such Permits required for the lawful operation of the businesses of the Company and its Significant Subsidiaries as currently conducted or as have been conducted since January 1, 2023, under the FDA Laws (the “FDA Permits”), and all such FDA Permits are valid and in full force and effect. Since January 1, 2023, there has not occurred any material violation of, or default (with or without notice or lapse of time or both) under, any such FDA Permit. The Company and each of its Significant Subsidiaries are in compliance in all material respects with the terms of all such FDA Permits required for the operation of the businesses as currently conducted. Since January 1, 2023, neither the Company nor any of its Significant Subsidiaries has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Entity alleging that any operation, activity, or Product of the Company or any of its Significant Subsidiaries is in material violation of any FDA Law or FDA Permit.

(b)            Since January 1, 2023, the Products have been researched, manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, advertised and distributed by or on behalf of the Company or any of its Significant Subsidiaries in compliance in all material respects with all applicable requirements under any applicable FDA Permits and all applicable FDA Laws, including applicable statutes and implementing regulations administered or enforced by the FDA or any comparable Governmental Entity. Since January 1, 2023, all applications, notifications, submissions, information, claims, reports and data utilized by the Company or its Significant Subsidiaries as the basis for, or submitted by or, to the knowledge of the Company, on behalf of the Company or its Significant Subsidiaries in connection with, any and all requests for the FDA Permits relating to the Company or any of its Significant Subsidiaries when submitted to the FDA or other Governmental Entity, were true and correct in all material respects as of the date of submission, and any material updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports and data required under applicable FDA Laws have been submitted to the FDA or other Governmental Entity.

(c)            Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Significant Subsidiaries, neither the Company nor any Significant Subsidiary has (i) made an untrue statement of a material fact or fraudulent statement to the FDA, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) made any statement, failed to make any statement or committed any other act, which statement, failure or act, in any such case of the foregoing clauses (i), (ii) and (iii), establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any of its Significant Subsidiaries nor, to the knowledge of the Company, any of their respective officers, directors, employees, or Representatives, has received any written notification from the FDA that it is the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

(d)            Since January 1, 2023, the manufacture of Products by or on behalf of the Company and its Significant Subsidiaries has been and is being conducted in material compliance with all applicable Laws. Since January 1, 2023, none of the Company, any of its Significant Subsidiaries, or, to the knowledge of the Company, any of their respective contract manufacturers for Products, has received any (i) FDA Form 483 that would be adverse in any material respect to the Company or its Significant Subsidiaries, (ii) warning letter, (iii) untitled letter, (iv) it has come to our attention (IHCTOA) letter, (v) requests or requirements to make changes to the Company’s or any of its Significant Subsidiaries’ Products, manufacturing processes or procedures related to any Product that would be adverse in any material respect to the Company or its Significant Subsidiaries, or (vi) other similar written correspondence or written notice from the FDA or any other Governmental Entity alleging or asserting material noncompliance with any applicable FDA Laws or the FDA Permits with respect to any Product. Since January 1, 2023, no manufacturing site owned by the Company, its Significant Subsidiaries, or, to the knowledge of the Company, any of their respective contract manufacturers for Products, is or has been subject to a shutdown or import or export prohibition imposed by FDA or another Governmental Entity with respect to the Company’s or its Significant Subsidiaries’ Products.

(e)            Since January 1, 2023, except as would not reasonably be expected to have a Material Adverse Effect, (i) all studies, tests and preclinical and clinical trials being conducted by or on behalf of the Company or its Significant Subsidiaries have been and are being conducted in material compliance with applicable FDA Laws, including the requirements of Good Laboratory Practices or Good Clinical Practices, as applicable, and (ii) the Company and its Significant Subsidiaries have not received any written notices, correspondence or communication from any Institutional Review Board or similar body with oversight over clinical trials, the FDA or any other Governmental Entity, requiring the termination, suspension or material adverse modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Significant Subsidiaries.

(f)            Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Significant Subsidiaries, neither the Company nor any Significant Subsidiary nor, to the knowledge of the Company, any of their respective officers, directors, employees or Representatives is debarred, or has been convicted of any crime or has engaged in any conduct that would reasonably be expected to result in (i) debarment, under 21 U.S.C. § 335a or any similar Law, or (ii) exclusion, under 42 U.S.C. Section 1320a-7b or any similar Law.

(g)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2023, the Company and each of its Significant Subsidiaries have been in compliance with all Health Care Laws applicable to the operation of their respective businesses as then conducted. None of the Company, any of its Significant Subsidiaries or, to the knowledge of the Company, any director, officer, employee or Representative of the Company or any of its Significant Subsidiaries (in each case, acting in the capacity of an employee or Representative of the Company or such Significant Subsidiary), is subject to any enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Significant Subsidiaries relating to or arising under the Health Care Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)            None of the Company, any of its Significant Subsidiaries, or, to the knowledge of the Company, any of its or their directors, officers, employees or Representatives (in each case, acting in the capacity of an employee or Representative of the Company or any Significant Subsidiary) is a party to any corporate integrity agreement, deferred prosecution agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Entity, and no such Action is pending as of the date hereof.

(h)            As used in this Agreement:

(i)            “Products” means Rolvedon.

Section 4.17           Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all insurance policies of the Company and its Significant Subsidiaries (other than those which have expired in accordance with their terms) are in full force and effect and provide insurance in such amounts and against such risks as management has determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its Significant Subsidiaries is in breach or default, and neither the Company nor any of its Significant Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

Section 4.18            Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries has good title to all the properties and assets reflected in the audited balance sheet of the Company included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (a) statutory Liens securing payments not yet due or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) Liens permissible under any applicable loan agreements and indentures and (d) such imperfections or irregularities or title, easements, rights of way and other Liens, whether or not of record, that do not materially affect the use of the properties or assets subject thereto for the purposes for which they are currently being used. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries is the lessee of all leasehold estates reflected in the audited balance sheet of the Company as at the Measurement Date included in the Company SEC Documents or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor. No representation is made under this Section 4.18 with respect to any intellectual property or intellectual property rights, which are the subject of Section 4.19.

Section 4.19           Intellectual Property.

(a)            Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyright and domain names owned or licensed by the Company or any of its Significant Subsidiaries on the date hereof and that are material to the businesses of the Company and its Significant Subsidiaries, taken as a whole (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Registered IP is owned by the Company or one its Subsidiaries free and clear of all Liens. Neither the Company nor any of its Significant Subsidiaries has received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Significant Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or its Significant Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, (i) the Company and its Significant Subsidiaries are not infringing upon or misappropriating any patents, copyrights, trademarks, trade secrets, internet domain names or other intellectual property (“Intellectual Property”) of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Significant Subsidiaries has received in the year prior to the date hereof any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (ii) no third party is misappropriating or infringing any Intellectual Property owned by the Company or any of its Significant Subsidiaries and (iii) no Intellectual Property owned or licensed by the Company or any of its Significant Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Significant Subsidiaries.

Section 4.20           Data Privacy.

(a)            The Company and, to the knowledge of the Company, all vendors, processors, or other third parties processing, on behalf of the Company, information or data, in any form, that is capable, directly or indirectly, of being associated with, related to or linked to a natural Person and/or other data that is considered “personally identifiable information,” “personal information,” “personal data,” or any substantially similar term by any applicable Privacy Requirements (“Personal Information”), comply and have since January 1, 2023, complied in all material respects with (i) applicable Laws relating to the privacy, security, or processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, processing and security of payment card information, and email, text message, or telephone communications, (ii) the Company’s public policies, notices, and/or written statements related to Personal Information, and (iii) contractual commitments related to the processing of Personal Information binding upon the Company (collectively, the “Privacy Requirements”).

(b)            Following the execution, delivery, and performance of this Agreement and the Merger, Purchaser and the Surviving Corporation will have the right to process, on similar terms and conditions, all Personal Information that was processed by or on behalf of the Company prior to the execution, delivery, and performance of this Agreement and the Merger.

(c)            The Company has implemented, maintained and complied with, commercially reasonable technical, physical, and organizational measures, plans, procedures, controls, and programs, to (i) protect Personal Information against any accidental, unlawful or unauthorized access, use, loss, disclosure, alteration, destruction, compromise, or cyberattack, including a ransomware attack or a denial-of-service attack (each, a “Security Incident”), and (ii) identify and address internal and external risks to the privacy and security of Personal Information. The Company has not experienced any material Security Incidents in the last three (3) years.

(d)            In relation to any Security Incident and/or alleged or actual violation of any Privacy Requirement, the Company has not (i) notified or been required to notify any customer, consumer, employee, Governmental Entity, or other Person, or (ii) received any written notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Governmental Entity or other Person. To the knowledge of the Company, there are no facts or circumstances that could give rise to the occurrence of (i) or (ii).

Section 4.21           State Takeover Statutes; Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.9, no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under of any state Laws in the United States apply to this Agreement or any of the transactions contemplated hereby. As of the date hereof, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 4.22           Section 251(h). The Company has not taken, or authorized or permitted any of its Representatives to take, any action that would reasonably be expected to render Section 251(h) of the DGCL inapplicable to the Merger.

Section 4.23           Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, as of the date hereof, no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its Significant Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Significant Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 24 months.

Section 4.24           Brokers. No broker, investment banker, financial advisor or other Person, other than Moelis & Company LLC is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.25           Opinion of Financial Advisor. Moelis & Company LLC has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing) to the effect that, as of the date thereof, the Offer Price to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders.

Section 4.26           International Trade Laws; Anti-Bribery.

(a)            The Company and its Significant Subsidiaries are and for the past five years have been in material compliance with International Trade Laws and have not taken any action that violates, evades or avoids, or attempts to violate International Trade Laws. Neither the Company nor any of its Significant Subsidiaries, nor to the knowledge of the Company, any of their respective directors, executives, employees or Representatives acting on behalf of the Company or its Significant Subsidiaries, during the past five years: (i) is a Sanctioned Person; or (ii) has unlawfully conducted any business or engaged in any transaction involving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or unlawfully dealt in any property or interests in property of any Sanctioned Person.

(b)            To the knowledge of the Company, during the past five years, no Action or notice has been filed or commenced against the Company or its Significant Subsidiaries alleging any failure to comply with any International Trade Laws.

(c)            Neither the Company, any of its Significant Subsidiaries nor any of their respective directors, officers or employees, nor, to the knowledge of the Company, any other Representative or other Person acting on behalf of the Company or any of its Significant Subsidiaries has since January 1, 2023 (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions, any provision of the UK Bribery Act of 2010 or any other applicable Law relating to bribery, corruption, fraud or improper payments (the “Anti-Corruption Laws”); (ii) made, offered to make, promised to make, facilitated or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful advantage or payment or gift of money or anything of value, regardless of form or amount, to any Person for the purpose of securing an unlawful advantage, inducing the recipient to violate an official or lawful duty, reward the recipient for an unlawful advantage already given, or for any other improper purpose; (iii) requested, agreed to receive, or accepted a payment, gift or hospitality from a Person if it is known or suspected that it is offered with the expectation that it will obtain an unlawful business advantage for them; (iv) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (v) to the knowledge of the Company, been or is, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit by any party, in connection with alleged or possible violations of any Anti-Corruption Laws; (vi) since January 1, 2023, received written notice from, or made a voluntary disclosure to, any Governmental Entity with regard to any alleged or potential violations of any Anti-Corruption Laws; or (vii) violated or is in violation of any other applicable Laws regarding use of funds for political activity or commercial bribery. None of the Representatives of the Company are (A) an employee of any Governmental Entity, (B) an employee of any commercial enterprise that is owned or controlled by a Governmental Entity, including any state-owned or controlled university or medical facility, (C) an employee of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank, (D) a Person acting as the director of or in an official capacity for any Governmental Entity, enterprise, or organization identified above, or (E) any official of a political party or candidate for political office.

(d)           For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)            “International Trade Laws” means all applicable U.S. and non-U.S. laws, statutes, rules, regulations, judgments, orders (including executive orders), decrees or restrictive measures relating to economic, financial, or trade sanctions, export control, or anti-boycott measures administered, enacted, or enforced by a relevant Sanctions Authority, as well as applicable customs laws.

(ii)           “Sanctioned Jurisdiction” means a country or territory which is, or during the past five years has been, the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

(iii)           “Sanctioned Person” means a Person (i) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Sanctions Authority having jurisdiction over the parties to this Agreement; (ii) located, organized or resident in a Sanctioned Jurisdiction or (iii) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (i) or (ii) above.

(iv)           “Sanctions Authority” means the United States government, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, any Member State of the European Union and the competent national authorities thereof, the United Kingdom, the Office of Financial Sanctions Implementation of His Majesty’s Treasury, the Export Control Joint Unit of the UK Department of International Trade, and any other relevant governmental, intergovernmental or supranational body, agency or authority with jurisdiction over the parties to this Agreement.

Section 4.27           No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, each of Parent and Purchaser acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Purchaser in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability to Parent, Purchaser or any other Person resulting from the distribution to Parent or Purchaser, or Parent’s or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Purchaser in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Parent and the Purchaser, jointly and severally, represent and warrant to the Company as follows:

Section 5.1             Organization, Standing and Power.

(a)            Each of Parent and Purchaser (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Purchaser of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

(b)            Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws of each of Parent and Purchaser, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Purchaser is in violation of any provision of its certificate of incorporation or bylaws in any material respect.

Section 5.2             Authority. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the CVR Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Purchaser, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 5.3             No Conflict; Consents and Approvals.

(a)            The execution, delivery and performance of this Agreement and the CVR Agreement by Parent and Purchaser, and the consummation by Parent and Purchaser of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Purchaser, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)            The execution, delivery and performance of this Agreement and the CVR Agreement by Parent and Purchaser, and the consummation by Parent and Purchaser of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required to be made under the HSR Act and any filings required under the applicable requirements of Foreign Antitrust Laws, (iii) such filings as necessary to comply with the applicable requirements of NASDAQ, (iv) the filings required under any Health Care Laws, (v) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4             Certain Information. The Offer Documents will not, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Purchaser makes any representation or warranty with respect to statements included or incorporated by reference in the Offer Documents based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time it is first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Purchaser makes any representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 5.5             Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 5.6             Ownership and Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Purchaser consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Purchaser is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 5.7             Financing.

(a)            Commitment Letters and Limited Guarantees.

(i)            Attached as Exhibit F hereto is a true, accurate and complete copy of a fully executed equity commitment letter as in effect on the date hereof, including all amendments, exhibits, attachments, appendices and schedules thereto as of the date hereof (the “Equity Commitment Letter”) from Joseph M. Limber and Brett K.E. Lund (collectively, the “Equity Investors” and individually, an “Equity Investor”), relating to the commitment of the Equity Investors, upon the terms and subject to the conditions set forth therein, to provide Parent with equity financing in the amount set forth therein (the “Equity Financing”) solely for the purpose of funding the transactions contemplated hereby.

(ii)            Parent has delivered to the Company, on or prior to the date hereof, a true, accurate and complete copy of a fully executed debt commitment letter as in effect on the date hereof, including all amendments, exhibits, attachments, appendices and schedules thereto as of the date hereof (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) from the lender party thereto (together with its Affiliates, the “Lender”), relating to the commitment of the Lender, upon the terms and subject to the conditions set forth therein, to lend Purchaser the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financings”) partially for the purpose of funding the transactions contemplated hereby, together with any fee letter related thereto (the “Fee Letter”); provided, however, that, the fee amounts and percentages, pricing caps, market flex and other economic, numerical or commercially sensitive terms in a copy of any fee letter delivered pursuant hereto may be redacted (none of which redactions could adversely effect the amount, conditionality, enforceability, availability or termination of the Debt Financing).

(iii)            Attached as Exhibit H hereto are true, accurate and complete copies of the fully executed limited guarantees in favor of Company as in effect on the date hereof, including all amendments, exhibits, attachments, appendices and schedules thereto as of the date hereof (the “Limited Guarantees”) from Parent and Joseph M. Limber (collectively, the “Guarantors”) relating to the commitments of the Guarantors, upon the terms and subject to the conditions set forth therein, with respect to certain payment obligations of Parent and Purchaser under this Agreement.

(iv)            As of the date hereof, each of the Commitment Letters and Limited Guarantees (i) is in full force and effect and is a legal, valid, binding and enforceable obligation of Parent, the Equity Investors, the Guarantors and, to the knowledge of Parent, the Lender, as applicable, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law, and (ii) has not been withdrawn or terminated or otherwise amended or modified in any respect (other than as expressly permitted hereunder). Parent has fully paid all commitment fees or other fees required to be paid by it under the Commitment Letters on or prior to the date hereof. As of the date hereof, neither Parent, nor to the knowledge of Parent, any other party to any of the Commitment Letters or the Limited Guarantees is in default or breach of any of the Commitment Letters or the Limited Guarantees, as applicable. As of the date of this Agreement, and assuming the accuracy of the Company’s representations and warranties set forth in this Agreement, Parent does not know of any circumstance or condition that would reasonably be expected to prevent or substantially delay the availability of the full amount of the Financings on or prior to the Closing to the extent necessary for Parent to effect the Closing.

(v)            Except as expressly set forth in the unredacted portions of the Commitment Letters, there are no conditions precedent to the obligations of the counterparties thereto to provide the full amount of the Financings. Other than the Commitment Letters or the Limited Guarantees, as applicable, there are no other contracts between any Debt Financing Source or Equity Investor, on the one hand, and Parent, on the other hand, with respect to the Financings (other than a fee letter with the Lender, a copy of which has been provided to the Company with redactions for fee amounts and percentages, pricing caps, market flex and other economic, numerical or commercially sensitive terms (none of which redactions relate to the amount, conditionality, enforceability, availability or termination of the Debt Financing)).

(b)            Parent and Purchaser will have, at the Acceptance Time, sufficient cash, available lines of credit or other sources of immediately available funds to consummate the transactions contemplated hereby, including payment of all amounts required to be paid pursuant to Article III and amounts required to be paid in respect of the Convertible Notes, and to pay all related fees and expenses.

Section 5.8             Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Purchaser (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Purchaser necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 5.9             Ownership of Shares. Neither Parent nor Purchaser is, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date of this Agreement, Parent or a Subsidiary of Parent do not beneficially own any Shares, and no other Shares or instruments whose value is dependent upon the value of a Share. Parent and each of its Subsidiaries are affiliates of Purchaser as such term is defined in Section 251(h) of the DGCL.

Section 5.10           Brokers. Except as set forth in Section 5.10 of the Parent Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

Section 5.11           No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Company acknowledges that none of Parent, Purchaser or any other Person on behalf of Parent or Purchaser makes any other express or implied representation or warranty with respect to Parent or Purchaser or with respect to any other information provided to the Company.

Section 5.12           Access to Information. Each of Parent and Purchaser acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on an representation or warranty by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article IV. Without limiting the foregoing, except for the representations and warranties set forth in Article IV of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Purchaser further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Purchaser hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, product roadmaps, business plans and other forward-looking information with which Parent and Purchaser are familiar, that Parent and Purchaser are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, product roadmaps, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, product roadmaps, business plans and other forward-looking information), and that Parent and Purchaser will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors or other Representatives with respect thereto.

ARTICLE VI

COVENANTS

Section 6.1             Conduct of Business of the Company.

(a)            The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 6.1 of the Company Disclosure Letter, (iii) in accordance with the Asset Purchase Agreement and ancillary agreements thereto (including the consummation of the transactions contemplated thereby), (iv) as required by applicable Law or any decree, order, directive or guidelines issued by a Governmental Entity (including any Public Health Measures), (v) in connection with actions taken (or omitted to be taken) in good faith to address any extraordinary or unusual event occurring after the date hereof that is beyond the reasonable control of the Company or its Subsidiaries as would cause a reasonably prudent Person to take commercially reasonable actions outside the ordinary course of business or (vi) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to conduct its business in the ordinary course of business in all material respects; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.1(b)(i).

(b)            Between the date of this Agreement and the Effective Time, except (1) as contemplated or permitted by this Agreement, (2) as disclosed in Section 6.1 of the Company Disclosure Letter, (3) in accordance with the Asset Purchase Agreement and ancillary agreements thereto (including the consummation of the transactions contemplated thereby), (4) as required by applicable Law or any decree, order, directive or guideline issued by a Governmental Entity (including any Public Health Measures), (5) in connection with actions taken (or omitted to be taken) in good faith to address any extraordinary or unusual event occurring after the date hereof that is beyond the reasonable control of the Company or its Subsidiaries as would cause a reasonably prudent Person to take commercially reasonable actions outside the ordinary course of business or (6) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(i)            amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii)           issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, or grant to any Person any right to acquire any shares of its capital stock, except (A) pursuant to (1) the exercise or settlement of Company Equity Awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) or (2) the conversion of the Convertible Notes, in each case in accordance with the terms of such instruments or (B) the grant of Company Equity Awards (and issuances of Shares pursuant thereto) made in the ordinary course of business;

(iii)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i) regular quarterly cash dividends on the Shares or (ii) any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);

(iv)            adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except (A) in connection with the cashless exercises or similar transactions pursuant to the exercise or settlement of Company Equity Awards or settlement of other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof or (B) as required pursuant to the terms of the Convertible Notes and the Indenture), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v)            (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $250,000 individually or $1,000,000 in the aggregate, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $250,000 individually or $1,000,000 in the aggregate, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;

(vi)           other than in the ordinary course of business, enter into, materially amend or terminate any Material Contract;

(vii)          (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur any indebtedness for borrowed money or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), in each case, (1) in excess of $250,000 individually or $1,000,000 in the aggregate or (2) other than in the ordinary course of business;

(viii)          except to the extent required by applicable Law (including Section 409A of the Code), any arrangement in effect as of the date hereof, as contemplated by Section 6.7 or as consistent with past practice, (A) materially increase the compensation or benefits of any director or executive officer of the Company or (B) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit plan) with or for the benefit or its employees or directors;

(ix)           implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(x)            compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages (A) not in excess of $250,000 individually or $1,000,000 in the aggregate or (B) consistent with the reserves reflected in the Company’s balance sheet at the Measurement Date; or

(xi)            agree to take any of the actions described in Section 6.1(b)(i) through 6.1(b)(x).

(c)            In making any determination as to whether the Company or its Subsidiaries have discharged their obligations to operate in the “ordinary course of business” or used “commercially reasonable efforts” or similar covenants under this Agreement, any actions or omissions shall be assessed based on what is practicable or reasonable, as determined by the Company or its Subsidiaries in their reasonable discretion. Without limitation to the foregoing, actions taken (or omitted to be taken) in good faith in response to (i) any unforeseen or atypical event that is beyond the reasonable control of the Company or its Subsidiaries as would cause a reasonably prudent Person to take commercially reasonable actions that might otherwise be deemed outside the ordinary course of business or (ii) any actions taken by any Governmental Entity in connection with the matters described clause (i) above (including any Public Health Measures), shall be deemed to be in the ordinary course of business.

(d)            Parent’s prior written consent to any action restricted by this Section 6.1 shall be deemed granted on the earlier of (i) the date of delivery of such consent to the Company by Parent and (ii) the fifth Business Day (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the request delivered to Parent) after delivery by the Company to Parent of such request for consent unless Parent notifies the Company to the contrary prior to such date.

Section 6.2             Conduct of Business of Parent and Purchaser Pending the Merger. From and after the date hereof and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Purchaser agree that it shall not, directly or indirectly, take any action which is intended to or which would reasonably be expected to (a) materially adversely affect or materially delay the ability of Parent or Purchaser from obtaining any necessary approvals of any Governmental Entity necessary for the consummation of the transactions contemplated hereby, (b) materially adversely affect or materially delay the ability of Parent or Purchaser from performing its covenants or agreements, (c) cause its representations and warranties set forth in Article V to be untrue in any material respect or (d) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 6.3             No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.4             Company Board Recommendation; Acquisition Proposals.

(a)            Company Board Recommendation.

(i)            Subject to this Section 6.4(a), the Company Board (or a duly authorized committee thereof) shall recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”).

(ii)            Subject to Section 6.4(a)(iii), neither the Company Board nor a duly authorized committee thereof shall (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Purchaser, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Purchaser, the Company Board Recommendation, (ii) publicly approve, adopt, declare advisable or recommend an Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company stockholders or fail to publicly reaffirm the Company Board Recommendation upon written request of Parent within the earlier of three (3) Business Days prior to the then-scheduled Expiration Date or five (5) Business Days after Parent requests in writing such reaffirmation with respect to any Acquisition Proposal; provided that the Company Board shall not be required to reaffirm the Company Board Recommendation more than three times, or (iv) (A) if any Acquisition Proposal has been publicly disclosed, fail to publicly recommend against such Acquisition Proposal within ten (10) Business Days after a request from Parent to do so, or (B) if any tender offer or exchange offer for the outstanding Company Shares is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within ten (10) Business Days after such commencement, against acceptance of such tender offer or exchange offer by the Company stockholders (each of clauses (i), (ii), (iii) and (iv), a “Company Board Recommendation Change”); provided, however, that, notwithstanding anything herein to the contrary, a “stop, look and listen” communication by the Company Board or any committee thereof to the Company stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed in and of itself to be a Company Board Recommendation Change, provided that in such disclosure, the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with this Section 6.4(a).

(iii)          Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board (or a duly authorized committee thereof) may in response to (A) the receipt of an Acquisition Proposal received after the date hereof that did not result from a material breach of this Section 6.4(a) or (B) the occurrence of an Intervening Event, effect a Company Board Recommendation Change, provided that (1) the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (2) the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that an Intervening Event has occurred, (3) the Company provides written notice to Parent at least five (5) Business Days prior to effecting a Company Board Recommendation Change specifying the reasons therefor (a “Change of Recommendation Notice”), (4) prior to effecting such Company Board Recommendation Change, the Company shall, and shall cause its Representatives to be reasonably available to negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such five (5) Business Day period to make such adjustments in the terms and conditions of this Agreement so that failure to make a Company Board Recommendation Change would not be inconsistent with the directors’ fiduciary duties under applicable Law, and (5) no earlier than the end of such five (5) Business Day period, the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any amendments to the terms and conditions of this Agreement proposed by Parent in a binding written offer during such five (5) Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Following delivery of a Change of Recommendation Notice, in the event of any material change to such Intervening Event, the Company shall provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change following delivery of such new Change of Recommendation Notice shall again be subject to clauses (3) through (5) of the immediately preceding sentence (but the five (5) Business Day period shall instead be two (2) Business Days).

(b)           Acquisition Proposals.

(i)            Except as set forth in this Section 6.4(b), the Company agrees that it shall not, and shall use its reasonable best efforts to cause its Subsidiaries, directors, officers and employees, its investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; provided, that nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, solely to the extent necessary to comply with fiduciary duties under applicable Law.

(ii)           Notwithstanding anything to the contrary in Section 6.4(b)(i), the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a material breach of Section 6.4(b)(i) and that the Company Board determines in good faith constitutes or could reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision) and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall concurrently provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent.

(iii)          Subject to the permitted actions contemplated by clause (iv) below, and Section 8.1(d)(ii), neither the Company Board nor any committee thereof shall cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (other than a confidentiality agreement referred to in Section 6.4(b)(ii) entered into in compliance with Section 6.4(b)(i)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(iv)            Notwithstanding anything to the contrary set forth in this Section 6.4(b), following receipt of a written Acquisition Proposal by the Company after the date of this Agreement that did not result from a material breach of this Section 6.4(b) and that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company Board may terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 8.1(d)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(A)            (A) the Company shall have provided to Parent three Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and an additional three Business Day period) and (3) that, subject to clause (B) below, the Company Board has determined to terminate this Agreement in accordance with Section 8.1(d)(ii) in order to enter into the Alternative Acquisition Agreement, as applicable and (B) prior to terminating this Agreement in accordance with Section 8.1(d)(ii), as applicable, (x) the Company shall have used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such notice period, which may be on a non-exclusive basis, to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal and (y) in determining whether to effect a termination in accordance with Section 8.1(d)(ii), the Company Board shall have taken into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(B)            the Company Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to so terminate this Agreement in accordance with Section 8.1(d)(ii), as applicable, would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable Law.

(C)            The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of (i) any written Acquisition Proposal, (ii) any written request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any written inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the complete terms of any such Acquisition Proposal, inquiry or request and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(D)            Nothing contained in this Section 6.4(b) shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the Company stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company stockholders if the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company stockholders under applicable Law, provided, however, that nothing in this Section 6.4(b)(iv)(D) shall permit the Company Board to make a Company Board Recommendation Change other than in accordance with the provisions of Section 6.4(a)(iii) and, unless the Company Board has made a Company Board Recommendation Change in accordance with the provisions of Section 6.4(a)(iii) that remain in effect and has not been withdrawn, such disclosure shall state that the Company Board Recommendation continues to be in effect.

(c)            As used in this Agreement:

(i)            “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Offer, the Merger and the other transactions contemplated by this Agreement or the transactions contemplated by the Asset Purchase Agreement.

(ii)           “Superior Proposal” means any Acquisition Proposal (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal, and this Agreement and (B) that the Company Board believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Section 6.5             Access to Information; Confidentiality.

(a)            From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and representative to, afford to Parent reasonable access during normal business hours, consistent with applicable Law (including any Public Health Measures), to its properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing (it being agreed, however, that the foregoing shall not require the Company nor any of its Subsidiaries to prepare, produce, compile or furnish any such data or information that is not already being prepared, produced or compiled by the Company or such Subsidiary, as the case may be, in the ordinary course of business, and any such data or information may be delivered in the form in which it is ordinarily maintained). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law.

(b)            Each of Parent and Purchaser will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Purchaser in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of February 14, 2025, between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.6             Regulatory Approvals; Consents.

(a)            Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Law; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b)            In furtherance and not in limitation of the provisions of Section 6.6(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than ten (10) Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act. Parent shall not withdraw any such filing pursuant to the HSR Act without the Company’s prior written consent. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent.

(c)            If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or the transactions contemplated hereby, including but not limited to a Second Request for Information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d)            The parties shall keep each other apprised of status with respect to the matters set forth in this Section 6.6 and work cooperatively in connection with obtaining the approvals of or clearances set forth in this Section 6.6 from each applicable Governmental Entity, including:

(i)            cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii)           furnishing to the other party all information within its possession that is required for any application or other regulatory filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii)          promptly notifying each other of any communications from or with any Governmental Entity with respect to the matters set forth in this Section 6.6 and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect thereto;

(iv)          consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v)           without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(e)            In addition, Parent shall take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement at the earliest practicable date, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement.

(f)            Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 6.6 shall include Parent committing to: (i) sell, divest, or otherwise convey particular assets, categories, portions or parts of assets or businesses of Parent and its Subsidiaries; (ii) agree to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permit the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time; (iv) license, hold separate or enter into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminate any and all existing relationships and contractual rights and obligations and (v) obtain prior approval or other approval from a Governmental Entity, or submit a notification or otherwise notify any Governmental Entity, prior to consummating any future transaction (other than the transactions contemplated by this Agreement) as a condition to obtaining any and all expirations of waiting periods under the HSR Act or other Antitrust Laws or consents from any Governmental Entity necessary to consummate the transactions contemplated hereby. All efforts described in this Section 6.6(f) shall be unconditional and shall not be qualified by best efforts and no actions taken pursuant to this Section 6.6 shall be considered for purposes of determining whether a Material Adverse Effect has occurred.

(g)            Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

(h)            For the avoidance of doubt, in the event either party receives a letter from any Governmental Entity stating that although the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement will soon expire, the Governmental Entity has not yet completed any purported investigation of the proposed transaction (a “Pre-Consummation Warning Letter”), the parties agree that the receipt by either or both of them of a Pre-Consummation Warning Letter or other verbal or written communications from the Governmental Entity to the same effect shall not be a basis for asserting that any condition to closing under Article VII hereof has not been satisfied.

(i)            Except as specifically required by this Agreement, Parent and the Company shall not, and Parent shall cause its Affiliates not to, knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to materially delay or impede the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire (by merger, consolidation, purchase of equity interests or assets, joint venture or otherwise) any Person or any business, division or portion thereof, if such acquisition or agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, qualification or order from a Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting or delaying the consummation of the transactions contemplated by this Agreement or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

(j)            For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 6.7             Employment and Employee Benefits Matters; Other Plans.

(a)            Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries (each, a “Company Employee”) may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof, to maintain the severance-related provisions of existing Company Plans and to provide 100% of the severance payments and benefits required thereunder to be provided any Company Employee terminated during that 12-month period.

(b)            Without limiting any additional rights that any Company Employee may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for any Company Employee (i) subject to Section 6.7(a) above, cash compensation levels (such term to include salary or wages, as applicable, bonus opportunities, commissions and severance) that are each no less favorable than, and (ii) benefits (including the costs thereof to Company Plan participants) provided under Company Plans that in the aggregate are no less favorable than, the overall cash compensation levels and benefits (including the costs thereof to Company Plan participants) maintained for and provided to such Company Employees immediately prior to the Effective Time.

(c)            As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(d)            From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any officer, director or employee of that company, (ii) all obligations in effect as of the Effective Time under any equity-based, bonus or bonus deferral plans, programs or agreements of the Company or its Subsidiaries and (iii) all obligations in effect as of the Effective Time pursuant to outstanding restoration or equity-based plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or its Subsidiaries.

(e)            Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending 90 days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local Law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, and shall cause the Surviving Corporation and each of its Subsidiaries not to take any such action after such 90-day period without complying with all provisions of WARN, or any similar provision of applicable foreign Law.

(f)            Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan, (ii) obligate Parent or the Surviving Corporation to maintain any particular benefit plan or arrangement or (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement. Nothing herein is intended to provide any Company Employee any third-party beneficiary rights under this Agreement.

Section 6.8             Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Board of Directors shall take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

Section 6.9             Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VII or any of the Offer Conditions not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Merger set forth in Article VII or any of the Offer Conditions, except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure. The parties agree and acknowledge that the Company’s compliance or failure of compliance with this Section 6.9 shall not be taken into account for purposes of determining whether the condition referred to in clause (b)(iii)(A) of Exhibit B hereto shall have been satisfied.

Section 6.10           Directors’ and Officers’ Indemnification, Exculpation and Insurance.

(a)            Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company’s Organizational Documents as at the date hereof. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law and the Company’s Organizational Documents as of the date hereof within 10 Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b)            The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)            For a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)            Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.10 shall continue in effect until the final disposition of such Action.

(e)            The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 6.10 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f)            In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.10.

Section 6.11           Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12           Public Announcements. Except in the case of any announcement relating to any Acquisition Proposal or Superior Proposal, which shall not be subject to this Section 6.12, each, of Parent and Purchaser, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 6.13           Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.14           Convertible Notes. The Company shall comply in all material respects with its obligations under the terms of the Indenture, including within the time periods required by the Indenture, taking all actions required by it to be taken prior to the Effective Time as a result of the consummation of the Merger. In addition, without limiting the generality of the foregoing, the Company or the Surviving Corporation, as applicable, shall use commercially reasonable efforts to, after the date of this Agreement and substantially concurrently with the Offer make an offer and consent solicitation to remove Section 4.11 of the Indenture (the “Note Offer”) to purchase the Convertible Notes at a purchase price approved by Purchaser and Parent contingent upon the occurrence of a “Fundamental Change” (as defined in the Indenture) as a result of the Merger and purchase, after the Acceptance Time and prior to or concurrently with the occurrence of the Closing, any Convertible Notes tendered and not withdrawn as of the expiration date of the Note Offer. After consummation of the Merger, Parent and Purchaser shall, or shall cause the Company to, comply with the provisions of Article 15 of the Indenture, to the extent any Convertible Notes remain outstanding after the consummation of the Note Offer. Prior to the Closing, the Company will, and following the Closing, Parent and Purchaser will, or will cause the Company to, (a) convert any Convertible Notes surrendered for conversion by holders thereof, upon compliance with the provisions of the Indenture, pursuant to the terms of Article 14 of the Indenture; and (b) take all other actions required in accordance with, and subject to, the terms of the Indenture (including the time periods specified therein), including the giving of any notices that may be required in connection with the Merger or in connection with any repurchases or conversions of the Convertible Notes occurring as a result of, or in connection with, the transactions contemplated by this Agreement constituting a “Fundamental Change” or a “Make-Whole Fundamental Change” (each, as defined in the Indenture), and delivery of any legal opinions, officers’ certificates or other documents or instruments required in connection with the consummation of the Merger, pursuant to the terms of the Indenture. The Company shall provide Parent, Purchaser and their Representatives reasonable opportunity to review and comment on any written notice or communication made prior to the Closing to or with holders of the Convertible Notes or with the Trustee under, and as defined in, the Indenture prior to the dispatch or making thereof, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser or their Representatives.

Section 6.15           Company Financing Cooperation.

(a)            Parent and the Company shall, and shall cause their directors, officers and employees to, use commercially reasonable efforts to provide such cooperation as is reasonably requested by Parent upon in connection with the Financings, including: (i) participating at reasonable times and with reasonable advance notice in a reasonable number of meetings, presentations, drafting sessions, and due diligence sessions with providers or potential providers of the Debt Financing (and their respective advisors and/or rating agencies), (ii) assisting with the preparation of definitive financing documents, and other materials reasonably and customarily requested to be used in connection with obtaining the Debt Financing, (iii) assisting with the preparation of materials for rating agency presentations and similar documents required in connection with Debt Financing, (iv) providing reasonably promptly to Parent and its financing sources such financial and other information regarding the Company as may be reasonably requested by Parent or Purchaser to consummate the financings contemplated by the Debt Commitment Letter, provided that such financing sources are party or otherwise subject to a confidentiality agreement reasonably acceptable to the Company, (v) the Company executing and delivering reasonable and customary certificates and other documentation required by the Debt Financing Sources and the definitive documentation related to the Debt Financing, subject to the occurrence of the Closing, (vi) [Reserved], (vii) delivering possessory collateral (such as certificated equity and promissory notes) within its possession to the Debt Financing Sources, subject to the occurrence of the Closing, (viii) using commercially reasonable efforts to assist Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letter, (ix) using commercially reasonable efforts to assist Parent in obtaining consents from the Company’s independent auditors for use of such auditor’s report and related financial statements in bank books or other marketing documents, (x) using commercially reasonable efforts to facilitate the pledging of collateral for the Debt Financing, (xi) obtaining payoff letters, lien terminations and instruments of discharge, to be delivered on the Closing Date, of all indebtedness to be paid off on the Closing Date in form reasonably acceptable to Parent (drafts of which will be provided as much in advance of the Closing as is reasonably practicable), (xii) using commercially reasonable efforts to furnish Parent and the Debt Financing Sources with all documentation and other information required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, within five (5) Business Days of the request from Parent therefor, (xiii) using commercially reasonable efforts to assist Parent and the Debt Financing Sources in the timely preparation of any lender presentations, private placement memoranda, bank information memoranda, business projections, ratings agency presentations, customary and reasonably available marketing materials and other information to be used in connection with the syndication of the Debt Financing (including providing customary executed authorization letters), provided that the recipient of any such presentations, memoranda, projections, materials and information are party or otherwise subject to a confidentiality agreement reasonably acceptable to the Company, (xiv) executing and delivering or using commercially reasonable efforts to help to procure within a reasonable time (and not effective prior to the Closing) customary credit agreements, hedging arrangements, notes, mortgages, pledge and security documents, landlord waivers, estoppels, consents, and approvals and other definitive financing documents or other requested certificates or documents (including solvency certificates to the extent required) to be delivered in connection with the closing of the Debt Financing (in each case, subject to the occurrence of the Closing), and (xv) reasonably cooperating with the Lender in connection with their evaluation of the Company’s current assets, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements, and to the extent required in connection with the Debt Financing, using commercially reasonable efforts to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided, however, that, notwithstanding anything else to the contrary, nothing in this Section 6.15 shall require Company or its Subsidiaries to (i) take any action that would unreasonably interfere with the business or operations of the Company or its Subsidiaries prior to the Closing, (ii) take any action, or execute, deliver or enter into any document (other than authorization letters in connection with syndication efforts), that would be effective prior to Closing or that could reasonably expected to result in liability to the Company’s or its Affiliates’ respective officers, directors or employees, (iii) deliver any information (x) that could reasonably be expected to threaten the loss of any attorney-client privilege or other applicable legal privilege, (y) that is not in Company’s possession (without incurring additional expense (that is not paid by or reimbursed by or on behalf of Parent) or unreasonable burden) or (z) in violation of applicable laws or bona fide third party contractual obligations not entered into in contemplation of avoiding such delivery, (iv) pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financings or any of the foregoing that would be effective prior to the Closing, (v) deliver any solvency certificate or make any representations, warranties or certifications as to which the Company has determined that such representation, warranty or certification is not true, or (vi) undertake any obligation, execute any agreement (other than authorization letters in connection with syndication efforts) or provide any cooperation unless, at the Company’s written request from time to time, Purchaser transfers to the Company an amount equal to the Company’s reasonable estimate of its expected out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such obligations, agreements and cooperation. The Company hereby consents to the use of the Company’s logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that does not violate any existing contractual obligation of the Company and is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries. Purchaser shall (x) promptly upon any request by the Company reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by the Company or any of its Representatives in connection with their compliance with this Section 6.15 and (y) indemnify and hold harmless the Company and its Subsidiaries and their respective Affiliates and Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, except to the extent that any of the foregoing arise from the bad faith, gross negligence or willful misconduct of the Company or any of its Subsidiaries as finally determined in a non-appealable judgment of a court of competent jurisdiction.

(b)           Within thirty (30) days after the end of each month following the date hereof, the Company shall deliver to Parent unaudited consolidated balance sheets and related unaudited consolidated statements of income of the Company for each month, beginning with the month ended March 31, 2026. Such monthly financial statements shall have been based upon the books and records of the Company and present fairly, in all material respects, the financial position of the Company on a consolidated basis at the dates thereof and the results of operations of the Company for the periods then ended, as applicable, in accordance with GAAP, except that such financial statements are subject to quarter-end and year-end adjustments as well as finalization of certain accounts (including gross-to-net liabilities, income tax provision, stock based compensation, inventory and litigation reserves and certain functional, departmental accruals) which, based on the Company’s practice, are booked on an estimated basis at the end of each month that is not the end of a calendar quarter and lack the footnote disclosure otherwise required by GAAP.

Section 6.16           Parent Financing.

(a)           Parent shall use commercially reasonable efforts to arrange and consummate the Debt Financing at the Closing on the terms and conditions set forth in the Debt Commitment Letter (provided that, for the avoidance of doubt, Parent may (1) amend the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof, (2) otherwise replace or amend the Debt Commitment Letter in accordance with the terms and conditions set forth in this Section 6.16 or (3) amend the Debt Commitment Letter in accordance with any “market flex” provisions set forth in the Fee Letters (after giving effect to any amendments or modifications thereto in accordance with the terms and conditions set forth in this Section 6.16)), including using commercially reasonable efforts to: (i) maintain the Debt Commitment Letter in effect in accordance with the terms and subject to the conditions thereof, (ii) negotiate and enter into definitive agreements with respect thereto on terms and conditions substantially as set forth therein or as set forth in any documents related to any Alternative Financing, (iii) comply with and perform the obligations applicable to it pursuant to such Debt Commitment Letter (other than any obligation where the failure to so perform or comply is a result of the Company’s failure to comply with the required efforts to furnish information or assistance described in Section 6.15), (iv) draw down on and consummate the Debt Financing if the conditions to the availability of the Debt Financing have been satisfied or waived, including using reasonable best efforts to enforce its rights under the Debt Commitment Letter and cause the Debt Financing Sources to fund the Debt Financing at the Closing, and (v) satisfy on a timely basis all conditions to the availability of the Debt Financing applicable to it in such definitive agreements that are within its control (other than any condition where the failure to so satisfy is a result of the Company’s or Parent’s failure to comply with Section 6.15). If any portion of the Debt Financing expires or terminates or otherwise becomes unavailable, Parent shall use reasonable best efforts to promptly arrange for and obtain alternative debt financing (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated hereby (together with other unrestricted cash, available lines of credit or other sources of immediately available funds of Parent or Purchaser) and perform all of its obligations hereunder on terms and conditions that are not materially less favorable or more onerous to Parent, in the aggregate, than those set forth in the Debt Commitment Letter (including the market flex terms therein), it being understood that if Parent proceeds with any Alternative Financing, Parent shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing.

(b)           Parent shall use reasonable best efforts to obtain the Equity Financing on the terms and conditions set forth in the Equity Commitment Letter, including using reasonable best efforts to: (i) maintain the Equity Commitment Letter in effect, (ii) negotiate and enter into definitive agreements with respect thereto, (iii) comply with and perform the obligations applicable to it pursuant to such Equity Commitment Letter, (iv) subject to the limitations set forth in Section 9.12, draw down on and consummate the Equity Financing, including enforcing its rights under the Equity Commitment Letter and causing the Equity Investors to fund the Equity Financing at the Closing, and (v) satisfy on a timely basis all conditions applicable to it in such definitive agreements that are within its control.

(c)            Parent shall not replace, amend or waive any Commitment Letter or any provision thereof without the Company’s prior written consent if such replacement, amendment or waiver would, in any respect: (i) delay or prevent the Closing, (ii) adversely impact the ability of Parent to enforce its rights against the other parties to the Commitment Letters or the definitive agreements with respect thereto or the ability of Parent to consummate the transactions contemplated by this Agreement to be consummated at the Closing, (iii) reduce the aggregate amount of any of the Financings (except to the extent of other unrestricted cash, available lines of credit or other sources of immediately available funds of Parent or Purchaser), or (iv) impose new conditions precedent or adversely expand, amend or modify any of the existing conditions precedent to the receipt of any of the Financings. Upon any permitted amendment, supplement, modification or replacement of any Commitment Letter (including with respect to any Alternative Financing) in accordance with Section 9.6, the term “Commitment Letters” shall mean the Commitment Letters as so amended, supplemented, modified or replaced, and references to “Financings”, “Equity Financing”, “Debt Financing” and/or “Alternative Financing” shall including the financing contemplated by the Commitment Letters as so amended, supplemented, modified or replaced and references to “Lender” shall include the lenders under any amended, supplemented, modified or replaced Commitment Letters or Debt Financing.

(d)            Parent shall provide the Company prompt notice upon (i) becoming aware of any material breach, default, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any material breach, default, repudiation, cancellation or termination) by any party of any Commitment Letter or any definitive agreements relating to the Financings or any termination of any Commitment Letters or definitive agreements relating to the Financings or (ii) receipt by Parent of any written notice or other written communication from any such party to the Commitment Letters of any material breach, default, cancellation or termination of the Commitment Letter or any definitive agreements relating to the Financings. In addition, Parent shall, upon reasonable request of the Company, keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to finalize the Financings and provide to the Company copies of all executed material definitive documents related to the Financings.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1             Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)            No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

(b)            Purchase of Shares in the Offer. Purchaser shall have accepted for purchase all Shares validly tendered (and not withdrawn) pursuant to the Offer.

Section 7.2             Frustration of Closing Conditions. None of Parent, Purchaser or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1             Termination. This Agreement may be terminated, and the Offer and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Purchaser):

(a)            by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company:

(i)            if (A) the Acceptance Time shall not have occurred on or before June 22, 2026 (the “Outside Date”) or (B) the Offer shall have expired or been terminated in accordance with its terms and in accordance with this Agreement without Purchaser having purchased any Shares pursuant thereto; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to Parent if Parent’s failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the event specified in either of the foregoing clauses (A) or (B); or

(ii)           if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 6.6;

(c)            by Parent, at any time prior to the Acceptance Time:

(i)            if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (i) would result in the failure of an Offer Condition to be satisfied and (ii) cannot be or has not been cured by the earlier of (A) the Outside Date and (B) five (5) days after the giving of written notice to the Company of such breach or failure (except in the case of any breach of Section 6.4 in which instance such breach must be cured within 48 hours); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent or Purchaser is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii)            a Company Board Recommendation Change shall have occurred; or

(iii)           if a failure of the condition set forth in clause (b)(vii) of Exhibit B has occurred.

(d)           by the Company, at any time prior to the Acceptance Time:

(i) if Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Purchaser shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (A) would result in a Parent Material Adverse Effect and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) five (5) days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii)            if (A) the Company Board (or a duly authorized committee thereof) shall have determined to terminate this Agreement, in accordance with the terms set forth in Section 6.4(b) (Acquisition Proposals), in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for a Superior Proposal, and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.3(b)(iii) (Acquisition Proposal);

(iii)           if (A) the Offer Conditions (other than those Offer Conditions that by their nature are to be satisfied at the Acceptance Time, but subject to such Offer Conditions being able to be satisfied) have been satisfied or waived (if permissible under applicable Laws) on the Expiration Date, (B) Purchaser shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer within two (2) Business Days following the Expiration Date and (C) the Company stood ready, willing and able to consummate the Closing on the date following such two (2) Business Days and the Company shall have given Parent a written notice on or prior to such date confirming such fact; provided, that notwithstanding anything in Section 8.1(b)(i) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(b)(i) during any such two (2) Business Day period; or

(iv)           if (A) Purchaser fails to commence the Offer in violation of Section 1.1, (B) Purchaser shall have terminated the Offer prior to the Expiration Date (as extended and re-extended in accordance with Section 1.1(e)), other than in accordance with this Agreement or (C) Parent or Purchaser shall have made any change to the Offer in breach of this Agreement and Parent and Purchaser fail to amend the Offer to cure such breach within five (5) Business Days after such breach.

Section 8.2             Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, provided that the Confidentiality Agreement and the provisions of Section 4.24 and Section 5.10 (Brokers), Section 6.12 (Public Announcements), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Section 9.4 (Notices), Section 9.7 (Entire Agreement), Section 9.8 (Parties in Interest), Section 9.9 (Governing Law), Section 9.10 (Submission to Jurisdiction), Section 9.11 (Assignment; Successors), Section 9.12 (Specific Performance), Section 9.14 (Severability), Section 9.15 (Waiver of Jury Trial) and Section 9.18 (No Presumption Against Drafting Party) of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, except as set forth in Section 8.3, none of Parent, Purchaser or the Company shall be released from any liabilities or damages arising out of any Willful Breach, and the parties acknowledge and agree that, to the fullest extent permitted under Section 261(a)(1) of the DGCL, such liabilities or damages will not be limited to reimbursement of expenses or out of pocket costs and may, in the case of liabilities or damages payable by Parent or Purchaser, include the benefit of the bargain lost by the Company and its stockholders, taking into consideration all relevant matters, including lost stockholder premium, other opportunities and the time value of money, which amounts may be recovered and retained by the Company. “Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act by the breaching party with the actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry, or recklessness or negligence) that the taking of such act or failure to act would or would reasonably be expected to, cause or constitute a material breach of such covenant or agreement.

Section 8.3             Fees and Expenses.

(a)            Except as otherwise provided in this Agreement, including this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated; provided that the expenses incurred in connection with the filing, printing and mailing of the Offer Documents and the Schedule 14D 9, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Parent and the Company if this Agreement is terminated. Notwithstanding anything to the contrary contained herein, Parent shall pay, or cause to be paid, all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.

(b)            Company Termination Fee. The Company shall pay to Parent $4,800,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent in the event that, it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion:

(i)            (A) this Agreement is terminated by Parent or by the Company pursuant to Section 8.1(b)(i) (Outside Date) or by Parent pursuant to Section 8.1(c) (Company Breach Termination) (in each case, when the Company is not otherwise permitted to terminate the Agreement pursuant to Section 8.1(d)(i), Section 8.1(d)(iii) or Section 8.1(d)(iv)); (B) following the execution and delivery of this Agreement and prior to such termination this Agreement (x) an Acquisition Proposal (whether or not conditional and whether or not withdrawn) shall have been publicly announced or shall have been publicly disclosed by the Company or (y) an Acquisition Proposal (whether or not conditional and whether or not withdrawn) shall have been made to the Company Board; and (C) within twelve (12) months following such termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or consummates an Acquisition Transaction, in which case the Company Termination Fee shall be payable substantially concurrently with the consummation of such Acquisition Transaction;

(ii)           this Agreement is terminated pursuant to Section 8.1(c)(ii) (Company Board Recommendation Change), in which case the Company Termination Fee shall be payable within five (5) Business Days after such termination; or

(iii)          this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) (Acquisition Proposal), in which case the Company Termination Fee shall be payable concurrently with or prior to (and in any event as a condition of) such termination; provided, that in the event the Termination Fee becomes payable as a result of the termination of this Agreement (x) by Parent pursuant to Section 8.1(c)(ii) (Company Board Recommendation Change) with respect to a Superior Proposal from a Qualified Bidder or (y) by the Company pursuant to Section 8.1(d)(ii) (Acquisition Proposal) with respect to a Superior Proposal from a Qualified Bidder, then in the case of either of the immediately preceding clauses (x) or (y), the Termination Fee shall be $1,750,000.

(c)            Parent Termination Fee. Parent shall pay to the Company $4,800,000 (the “Parent Termination Fee” and, together with the Company Termination Fee, the “Termination Fees” ), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company in the event that this Agreement is terminated by Company pursuant to (i) Section 8.1(d)(i) if any action by Parent has resulted in the withdrawal or unavailability of the financing necessary to consummate the Offer or (ii) Section 8.1(d)(iii), in each such case the Parent Termination Fee shall be payable within five (5) Business Days of such termination.

(d)            Termination Fee as Exclusive Remedy. The parties acknowledge that the agreements contained in Section 8.3(b) and Section 8.3(c) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is terminated under the circumstances in which the Company Termination Fee is payable pursuant to the terms hereof and is accepted by Parent, then the payment by the Company of the Company Termination Fee pursuant to Section 8.3(b) (including, in each case, any additional amount payable pursuant to this Section 8.3(d)), if applicable, shall be the sole and exclusive remedy of Parent and Purchaser arising out of this Agreement or any of the transactions contemplated hereby, and any loss suffered as a result of the failure of the Offer, the Merger or any other transactions contemplated hereby to be consummated. If either the Company or Parent, as applicable, in order to obtain payment of any amount due pursuant to this Section 8.3, commences an Action which results in a judgment against the other party for the payment set forth in this Section 8.3, the Company or Parent, as applicable, shall reimburse the other for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received; provided, that in no case shall either Parent or the Company, as applicable, be required to reimburse the other for any such costs and expenses or interest thereon in an amount greater than $500,000. Notwithstanding the foregoing, payment of a Termination Fee by either the Company or Parent, as applicable, will not relieve the Company or Parent, as applicable, from liability for any actual and intentional fraud or Willful Breach.

ARTICLE IX

MISCELLANEOUS

Section 9.1             Non-Survival of Representation and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 9.2             Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties, prior to the Effective Time, by action taken or authorized by their respective Boards of Directors; provided, however, that after Purchaser has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Merger Consideration. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 9.3             Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 9.4             Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Purchaser or the Surviving Corporation, to:

Garda Therapeutics, Inc.

86 Hawk Ridge Drive

Las Vegas, NV 89135

Attention: Brett Lund

E-mail: blund@gardatherapeutics.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

4655 Executive Drive, Suite 350

San Diego, CA 92121-3100

Attention: Deyan P. Spiridonov

E-mail: spiri@paulhastings.com

(ii)	if to Company, to:

Assertio Holdings, Inc.

100 S. Saunders Rd., Suite 300

Lake Forest, IL 60045

Attention: Legal Department

E-mail: Legal@assertiotx.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111-3715

Attention: Ryan Murr, Branden Berns, Evan D’Amico

E-mail: rmurr@gibsondunn.com, bberns@gibsondunn.com, edamico@gibsondunn.com

Section 9.5             Certain Definitions. For purposes of this Agreement:

(a)            “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement and the Asset Purchase Agreement) resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than fifty percent (50%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than fifty percent (50%) of the outstanding voting securities of the Company; (b) any share issuance, merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company or its Subsidiaries (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) would hold more than fifty percent (50%) of the voting power of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) as a result of which the Company stockholders (as a group) immediately prior to the consummation of such transaction would hold securities representing less than fifty percent (50%) of the voting power of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity after giving effect to the consummation of such transaction; (c) any sale, lease, exclusive license or other disposition (whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction) of any Company Product or assets representing more than fifty percent (50%) of the assets of the Company and its Subsidiaries on a consolidated basis based on the fair market value thereof or to which fifty percent (50%) or more of the Company’s aggregate revenues or earnings are attributable; or (d) any liquidation or dissolution of the Company; provided, however, the Merger and the transactions contemplated hereby and the transactions contemplated by the Asset Purchase Agreement shall not be deemed an Acquisition Transaction in any case.

(b)            “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(c)            “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(d)            “Closing Net Cash” means the sum of the cash and cash equivalents and marketable securities of the Company and its Subsidiaries as of the Acceptance Time, determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the Company’s consolidated financial statements; provided, that, without limiting the generality of the foregoing, Closing Net Cash shall not be reduced by (i) any amounts to be used to purchase Convertible Notes in connection with the Note Offer, or (ii) any amounts of cash used or to be used by the Company after the date hereof to pay fees and expenses of the type contemplated by Section 8.3(a) incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

(e)            “Company Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capital Stock), Section 4.3 (Authority) and Section 4.24 (Brokers).

(f)            “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(g)            “Convertible Notes” means the 6.50% Convertible Notes of the Company due 2027 issued pursuant to the Indenture.

(h)            “COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

(i)            “Debt Financing Source” means each Lender and each other Person (including each agent and arranger) that has committed to provide, arrange or otherwise entered into agreements in connection with the Debt Financing or any Alternative Financing, including any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto and their respective former, current and future Affiliates, officers, directors, managers, employees, partners, controlling persons, advisors, attorneys, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

(j)            “Health Care Laws” means all healthcare Laws applicable to the operation of the Company’s business as currently conducted, including, to the extent applicable to the operation of the Company’s or its Subsidiaries’ business as currently conducted, (i) the FDA Laws; and (ii) any and all federal, state and local fraud and abuse applicable Law, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Federal Health Care Fraud Law (18 U.S.C. § 1347), and the regulations promulgated pursuant to such statutes.

(k)            “Indenture” means the Indenture, dated as of August 25, 2022, between the Company and U.S. Bank Trust Company, National Association, as Trustee.

(l)            “Intervening Event”means a material Effect that occurs or arises after the date of this Agreement that (a) was not known to, nor reasonably foreseeable by, the Company Board as of the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement and (b) does not relate to (i) an Acquisition Proposal, (ii) any change, in and of itself, in the market price or trading volume of the Company Shares, (iii) any change in conditions generally (including any regulatory changes) affecting the industries or sections in which the Company, Parent, or any of their respective Subsidiaries operates, (iv) clearance of the Merger under the Antitrust Laws or any matters relating thereto or arising therefrom, or (v) the fact that the Company or any of its Subsidiaries exceeds any internal or published industry analyst projections or forecasts or estimates of revenue, earnings or other financial or operating metrics for any period; provided, however, that the underlying cause of any Effect in the preceding clauses (ii) or (v) may constitute or be taken into account in determining whether there has been an Intervening Event (unless otherwise excluded under another clause of this definition).

(m)           “knowledge” of the Company means the actual knowledge of the individuals listed on Section 9.5(m) of the Company Disclosure Letter.

(n)            “made available” means any statement in the Agreement to the effect that any information, document or other material has been “made available” shall mean that: (A) with respect to such information, document or other material made available by the Company: (1) such information, document or material was made available prior to the execution of the Agreement in the virtual data room maintained by the Company with Datasite in connection with the contemplated transactions or (2) such information, document or material was publicly filed by the Company prior to the execution of this Agreement, and (B) with respect to information, document or other material made available by Parent: (1) such information, document or material was made available prior to the execution of the Agreement by email to the Company or its Representatives; or (2) such information, document or material was publicly filed by Parent prior to the execution of this Agreement.

(o)            “Organizational Documents” means, with respect to any entity, the certificate of formation, limited liability company agreement or operating agreement, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any governing instrument equivalent to any of the foregoing, as applicable.

(p)            “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(q)            “Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation issued or promulgated by any Governmental Entity, the World Health Organization or any industry group in connection with or in response to COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions, in each case, whether such Law, order, directive, guideline or recommendation is in place currently or is issued, promulgated or modified hereafter.

(r)            “Qualified Bidder” means a Person or group of Persons that has made an Acquisition Proposal after the date hereof (provided that such Acquisition Proposal did not result from a breach of Section 6.4) that, prior to the Window Shop End Time, the Company Board has concluded in good faith (after consultation with its outside legal counsel and its financial advisor) either constitutes or could reasonably be expected to lead to or result in a Superior Proposal and has notified Parent in writing of such determination.

(s)            “Significant Subsidiary” means a Subsidiary of the Company listed on Section 9.5(r) of the Company Disclosure Letter.

(t)            “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(u)           “Window Shop End Time” means 11:59 p.m. (New York time) on April 28, 2026.

Section 9.6             Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents, headings, and defined terms contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 9.7             Entire Agreement. This Agreement (including the Exhibits hereto), the Support Agreements (including the Exhibits thereto), the CVR Agreement (including the Exhibits thereto), the Equity Commitment Letter, the Limited Guarantees, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.8             Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) with respect to Section 6.10, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, and (b) if the Effective Time occurs, (i) the right of the Company stockholders to receive the Merger Consideration and (ii) the rights of holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 3.2 in accordance with the terms and conditions of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9             Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.10           Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.11          Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.12           Specific Performance.

(a)            The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such nonperformance or breach. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 9.8), Parent and Purchaser shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

(b)            Notwithstanding the foregoing, the parties hereto agree that the right of the Company to seek specific performance or other equitable remedies to enforce Parent’s obligation to cause the Equity Financing to be funded to fund the transactions contemplated hereby (but not the right of the Company to specific performance or other equitable remedies with respect to other obligations of Parent or Purchaser) shall be subject to the requirements that (i) all of the Offer Conditions set forth on Exhibit B (in each case, other than those conditions that by their terms are to be satisfied by actions taken at Closing and which, at the time the Company seeks specific performance, are capable of being satisfied if the Closing were to occur at such time, or those conditions which have not been satisfied as a result of the breach of this Agreement by Parent or Purchaser) have been satisfied or have been waived by the Company or Parent, as applicable, and Purchaser is obligated to consummate the Offer, (ii) the proceeds of the Debt Financing (or the Alternative Financing) have been funded (or will be funded if the Equity Financing is funded) in accordance with the terms thereof, and (iii) the Company is prepared to consummate the Closing.

Section 9.13           Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.14           Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.15           Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.16           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.17           Electronic Signature. This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g. DocuSign or Adobe Sign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.

Section 9.18           No Presumption Against Drafting Party. Each of Parent, Purchaser and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.19           Parent Guarantee. Parent agrees to take all action necessary to cause Purchaser or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Purchaser or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Purchaser or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Purchaser or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.19.

Section 9.20           Debt Financing Matters. The parties hereby agree that (a) no Debt Financing Source shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, (b) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source arising out of or relating to the transactions contemplated pursuant to this Agreement, the Debt Financing, the Debt Commitment Letter, or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in New York County in the State of New York, and any appellate court from any thereof, (c) any interpretation of the Debt Commitment Letter and any fee letter in connection therewith will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, (d) no party hereto will bring, permit any of their respective Affiliates to bring, or support anyone else in bringing, any such claim, suit, action or proceeding in any other court, (e) the waiver of rights to trial by jury set forth in Section 9.15 applies to any such claim, suit, action or proceeding, (f) only Purchaser (including its successors and permitted assigns under the Debt Commitment Letter) and the other parties to the Debt Commitment Letter at their own direction shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter, (g) no amendment or waiver of this Section 9.20 (or the definitions of “Debt Financing” or “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would adversely modify the substance of any of the foregoing as it affects the Debt Financing Sources in any material respect)) that is adverse in any respect to the Debt Financing Sources shall be effective without the prior written consent of the Debt Financing Sources and (h) the Debt Financing Sources are express and intended third party beneficiaries of this Section 9.20. This Section 9.20 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GARDA THERAPEUTICS, INC.

By:	/s/ Brett K.E. Lund
	Name:	Brett K.E. Lund
	Title:	President and Chief Legal Officer

AUDI MERGER SUB, INC.

By:	/s/ Brett K.E. Lund
	Name:	Brett K.E. Lund
	Title:	President, Chief Legal Officer and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASSERTIO HOLDINGS, INC.

By:	/s/ Mark Reisenauer
	Name:	Mark Reisenauer
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF TENDER AND SUPPORT AGREEMENT

STRICTLY CONFIDENTIAL

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (“Agreement”), dated as of April 8, 2026, is made by and among Garda Therapeutics, Inc., a Delaware corporation (“Parent”), Audi Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned holder (“Stockholder”) of shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of Assertio Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Stockholder is, as of the date hereof, the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of Company Common Stock set forth opposite the name of Stockholder on Schedule 1 attached hereto (all such Shares, together with any securities convertible into or exercisable or exchangeable or redeemable for Shares, and any New Shares (defined in Section 3 below), the “Shares”);

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of April 8, 2026, by and among Parent, Merger Sub and the Company (as such agreement may be subsequently amended or modified, the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer for all of the issued and outstanding shares of Company Common Stock (the “Offer”) and, following the completion of the Offer, the merger of Merger Sub with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”); and

WHEREAS, as an inducement and a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of, and as a condition to, Parent and Merger Sub entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, the parties hereto agree as follows:

1.            Agreement to Tender Shares.

(a)            Subject to the terms of this Agreement, Stockholder hereby agrees that it shall irrevocably tender its Shares, or cause its Shares to be validly and irrevocably tendered, into the Offer pursuant to and in accordance with the terms of the Offer, free and clear of all Liens (as defined below) (except for Permitted Liens (as defined below)).

(b)            Upon receipt of payment in full for all of its Shares pursuant to the Merger Agreement and the full and complete satisfaction of the terms of the Offer, Stockholder agrees that any and all rights incident to its ownership of Shares (including any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholder of the Company), including but not limited to rights arising out of Stockholder’s ownership of Shares prior to the transfer of such Shares to Merger Sub or Parent pursuant to the Offer or pursuant to the Merger Agreement, shall be transferred to Merger Sub and Parent upon the transfer to Merger Sub or Parent of Stockholder’s Shares.

2.            Termination Date. As used in this Agreement, the term “Termination Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated, (c) an amendment of the Merger Agreement, without the prior written consent of Stockholder, in a manner that negatively or adversely affects the Offer or that decreases the amount, or changes the form, of consideration payable to any stockholders of the Company pursuant to the terms of the Merger Agreement, (d) the mutual written agreement of the parties to terminate this Agreement, (e) any material breach of this Agreement or the Merger Agreement by Parent or Merger Sub or (f) the Company Board approves, recommends, encourages or supports an alternative transaction. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination shall not relieve any party from liability for any common law fraud or willful, knowing and material breach of this Agreement prior to termination hereof.

3.            Additional Purchases. Stockholder agrees that any Shares of the Company (and any securities convertible into or exercisable or exchangeable or redeemable for Shares) that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Termination Date, including, without limitation, by the exercise of a Company Stock Option or the vesting or settlement of a Company RSU that occurs prior to the acceptance of Shares in the Offer (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof and the representation and warranties in Section 5 below shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired.

4.            Agreement to Retain Shares and Other Covenants. From and after the date hereof until the Termination Date, except as otherwise provided herein (including pursuant to Section 1 or Section 7) or in the Merger Agreement, Stockholder shall not, and Stockholder shall not direct its Affiliates to: (i) voluntarily transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale or merger, liquidation, dissolution, dividend or distribution, by operation of Law or otherwise) of, enter into any derivative arrangement with respect to, create or suffer to exist any Liens (except for Permitted Liens) on or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein, provided that Transfers shall not include the exercise of a Company Stock Option or the vesting or settlement of a Company RSU, which shall not be restricted by this Section 4; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) directly take or cause the taking of any other action that would restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to timely perform its obligations under this Agreement; provided, that Stockholder and its Affiliates shall be permitted to Transfer Shares to Affiliates or between trusts for estate planning purposes, so long as such transferees agree to remain subject to the terms of this Agreement. Without limiting the foregoing, at all times commencing with the execution and delivery of this Agreement and continuing until Termination Date, Stockholder shall not tender the Shares into any tender or exchange offer commenced by a Person other than Parent, Merger Sub or any other subsidiary of Parent.

5.            Representations and Warranties of Stockholder. Stockholder hereby represents and warrants, as of the date hereof, to Parent and Merger Sub as follows:

(a)            Stockholder (i) is the beneficial owner of the Shares set forth opposite Stockholder’s name on Schedule 1 to this Agreement and (ii) except as set forth on Schedule 1 to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock or any performance based stock units, restricted stock, restricted stock units, deferred stock units, options, warrants or other right or security convertible into or exercisable, exchangeable or redeemable for shares of Company Common Stock.

(b)            Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder, subject to applicable federal securities laws and the terms of this Agreement; if Stockholder is not an individual, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, the performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby.

(c)            This Agreement (assuming this Agreement constitutes a valid and binding agreement of Parent and Merger Sub) has been duly executed and delivered by or on behalf of Stockholder and constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) Section 17.

(d)            The shares of Company Common Stock and the certificates, if any, representing the Shares owned by Stockholder are now held by Stockholder, by a nominee or custodian for the benefit of Stockholder or by the depository under the Offer, free and clear of any liens, claims, charges, proxies, powers of attorney, rights of first offer or rights of first refusal, voting agreement or voting trust or any other agreement, arrangement, or restriction with respect to the voting of such Shares, or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares, except for (i) any such Liens arising hereunder (in connection therewith any restrictions on transfer or any other Liens have been waived by appropriate consent) and (ii) Liens imposed by federal or state securities laws (collectively, “Permitted Liens”).

(e)            Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (i) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (ii) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any assets (including Shares) of such Stockholder (other than one created by Parent or Merger Sub) or (iv) violate any Law applicable to such Stockholder or by which any of its assets (including Shares) are bound, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to timely perform its obligations under this Agreement.

(f)            Stockholder has not directly engaged any broker, investment banker, financial advisor, finder, agent or other Person such that such Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement.

(g)            Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

6.            Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to Stockholder as follows:

(a)            Each of Parent and Merger Sub are a corporation, both duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization, and each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement.

(b)            This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement on behalf of Stockholder, constitutes the valid and binding obligations of each of Parent and Merger Sub, enforceable against each of them in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)            Except for violations and defaults that would not adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement or the Merger Agreement, the execution and delivery of this Agreement or the Merger Agreement by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby will not cause a violation by Parent or Merger Sub of any legal requirement applicable to Parent or Merger Sub. Neither Parent nor Merger Sub is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time or the Effective Time in connection with the execution and delivery of this Agreement and the Merger Agreement or the consummation by Parent or Merger Sub of any of the transactions contemplated by this Agreement or the Merger Agreement, except: (i) as may be required by the Exchange Act, General Corporation Law of the State of Delaware (the “DGCL”) or other applicable Laws; or (ii) where the failure to make any such filing or obtain any such consent would not adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement and the Merger Agreement.

7.            Survival. All representations, warranties, covenants and agreements of or on behalf of Stockholder in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement will terminate upon, and not survive, the closing of the transactions contemplated by the Merger Agreement. Stockholder and its Affiliates will not have any liability or obligation to any other party or any other person or entity for any breach or inaccuracy of any representation, warranty, covenant or agreement in this Agreement or in any such certificate, document or instrument.

8.            No Limitation on Discretion as Director or Fiduciary. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent Stockholder, (a) from exercising his, her or its duties and obligations as a director of the Company or otherwise taking any action while acting in such capacity as a director of the Company, (b) if Stockholder or any of its Representatives is an officer of the Company, from exercising his or her duties and obligations as an officer of the Company or otherwise taking any action permitted by the Merger Agreement, or (c) if Stockholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his duties and obligations as a trustee or fiduciary of such ERISA plan or trust. Stockholder is executing this Agreement solely in his, her or its capacity as a stockholder. Notwithstanding anything to the contrary in this Agreement or any other agreement or document executed or delivered in connection with the transactions contemplated hereby, nothing in this Agreement or any such other agreement or document shall (a) release, waive, discharge, compromise, settle or affect any rights or claims that Stockholder or its Affiliates may have for (i) indemnification, advancement of expenses, contribution or reimbursement under any applicable law, the certificate of incorporation, bylaws or other organizational documents of any person or party, any agreement or arrangement providing for such indemnification, advancement, contribution or reimbursement, or any insurance policy covering Stockholder or any of its Affiliates, (ii) any breach of or default under this Agreement, the Merger Agreement or any other agreement or document executed or delivered by Parent or Merger Sub, (iii) any rights under this Agreement or the Merger Agreement, or (iv) any rights or claims that are expressly reserved, acknowledged or granted by this Agreement or any other agreement or document executed or delivered in connection with the transactions contemplated hereby; or (b) limit, impair or affect any rights or claims that Stockholder and/or its Affiliates may have against any other person or party arising out of or relating to any matter, event, circumstance, action, omission, transaction or occurrence that is outside the transactions contemplated hereby or the subject matter of this Agreement or any other agreement or document executed or delivered in connection therewith.

9.            Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered if delivered in person, (ii) on the next business day if transmitted by national overnight courier or (iii) on the date delivered if sent by e-mail (provided confirmation of email receipt is obtained), to Parent or Merger Sub to the address or email address set forth in Section 9.4 of the Merger Agreement and to each Stockholder at its, his or her address or email address set forth opposite such Stockholder’s name on Schedule 1 attached hereto (or at such other address or email address for a party hereto as shall be specified by like notice).

10.          Certain Restrictions. Subject to the other terms of this Agreement, Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any Shares or rights to dissent from the Merger which may arise with respect to the Merger and (ii) solely in its capacity as a stockholder of the Company, agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other proceeding, against Parent, Merger Sub, the Company or any of their respective directors, officers or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby.

11.          Disclosure.

(a)            Stockholder shall permit the Company and Parent to disclose in all documents and schedules filed with the U.S. Securities and Exchange Commission (the “SEC”) that Parent determines to be necessary in connection with the Merger and any transactions related to the Merger, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement; provided that Stockholder shall have a reasonable opportunity to review and approve such disclosure prior to any such filing.

(b)            From and after the date hereof until the Termination Date, Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent and Stockholder shall reasonably consult with Parent and Merger Sub with respect to such disclosure) or for public announcements permitted to be made by the Company and its representatives under the Merger Agreement.

12.          Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and the term “Shares” shall be deemed to refer to and include such securities.

13.          Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement shall not be assignable by operation of Law or otherwise; provided that Parent may designate, prior to the Effective Time, by written notice to Stockholder, another subsidiary to be a party to this Agreement to the extent such assignment is permitted by the Merger Agreement; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of Stockholder or due to Parent or such other subsidiary. Any assignment in contravention of the preceding sentence shall be null and void.

14.          No Waivers. No waivers of any breach of this Agreement extended by Parent to Stockholder shall be construed as a waiver of any rights or remedies of Parent with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

15.          Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

16.          WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

17.          No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s certificate of incorporation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

18.          Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

19.          Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

20.          Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

21.          Specific Performance. The parties hereto agree that irreparable damage may occur and that the parties hereto may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts without proof of damages and, in any action for specific performance, each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. The parties hereto further agree that by seeking the remedies provided for in this Section 21, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that the remedies provided for in this Section 21 are not available or otherwise are not granted.

22.          Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

23.          Counterparts; Effectiveness; Signatures. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF) or through the use of an electronic signature platform), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures delivered by facsimile, PDF, or electronic signature (including via DocuSign or similar platform) shall be deemed original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

GARDA THERAPEUTICS, INC.

By:
Name:
Title:

AUDI MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

[STOCKHOLDER]

By:
Name:
Title:

[Signature Page to Support Agreement]

SCHEDULE 1

SCHEDULE 1

Stockholder Name, Address & Email Address	Company Common Stock	Company Stock Options	Company RSUs	Total Shares
[•] Address: [•] Email: [•]	[•]	[•]	[•]	[•]

EXHIBIT B

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment (and Parent shall not be required to cause Purchaser to accept for payment) or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered and not validly withdrawn pursuant to the Offer:

(a)            prior to the Expiration Date, there shall not have been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of Shares that, together with the Shares, if any, then beneficially owned by Purchaser or its affiliates (as such term is defined in Section 251(h) of the DGCL), would represent at least one (1) Share more than 50% of the number of Shares that are then issued and outstanding (such condition in this clause (a) being the “Minimum Condition”).

(b)            any of the following conditions shall exist or shall have occurred and be continuing at the Expiration Date:

(i)            there shall have been any Law enacted, entered, promulgated, enforced or deemed applicable to the Offer that would: (A) make illegal or otherwise prohibit, restrain, enjoin, prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (B) prohibit, restrain, enjoin, prevent or limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or (C) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

(ii)           there shall be any Action brought by, or before, any Governmental Entity seeking to: (A) make illegal or otherwise prohibit, restrain, enjoin or prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (B) prohibit, restrain, enjoin or prevent or limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or (C) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

(iii)          (A) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement or (B) (1) the Company Fundamental Representations are not true and correct in all material respects as of the date of the Expiration Date as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (2) the representations and warranties of the Company set forth in the Merger Agreement (other than the Company Fundamental Representations) shall be true and correct as of the Expiration Date as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded);

(iv)          a Material Adverse Effect with respect to the Company and its subsidiaries, taken as a whole, shall have occurred and be continuing;

(v)            Parent and Purchaser shall have not received a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that the conditions set forth in clauses (b)(iii)(A), (b)(iii)(B) and (b)(iv) have been satisfied as of the Expiration Date;

(vi)          the Merger Agreement shall have been validly terminated in accordance with its terms; or

(vii)         the Closing Net Cash is less than $115,000,000.

The conditions set forth in this Exhibit B are for the benefit of Parent and Purchaser and (except for the conditions set forth in clauses (a) and (b)(iv)) may be waived by Parent or Purchaser in whole or in part at any time or from time to time subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.

Capitalized terms used in this Exhibit B and not otherwise defined shall have the respective meanings assigned thereto in the Merger Agreement to which this Exhibit B is attached (the “Merger Agreement”).

EXHIBIT C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[AUDI NEWCO ASSERTIO HOLDINGS, INC.]

ARTICLE I

NAME

The name of this corporation is [Audi NewCo Assertio Holdings, Inc.]

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19501, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

This corporation is authorized to issue only one class of stock, which shall be designated “Common Stock”. The total number of shares of Common Stock presently authorized is One Thousand (1,000) shares, each having a par value of $0.00001.

ARTICLE V

MANAGEMENT OF THE BUSINESS OF THE CORPORATION

The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws of the corporation. The directors of the corporation need not be elected by written ballot unless the Bylaws of the corporation so provide.

ARTICLE VI

LIMITATION OF LIABILITY OF DIRECTORS

A.            To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B.            Any amendment, alteration or repeal of this Article VI shall be prospective only and shall not adversely affect any right of a director with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

ARTICLE VII

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

ARTICLE VIII

FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

*        *        *

EXHIBIT D

AMENDED AND RESTATED BYLAWS OF THE SURVIVING CORPORATION

AMENDED AND RESTATED BYLAWS

OF

[AUDI NEWCO ASSERTIO HOLDINGS, INC.]

(A DELAWARE CORPORATION)

Dated as of May [    ], 2026

i

(Continued)

ii

AMENDED AND RESTATED BYLAWS

OF

[AUDI NEWCO ASSERTIO HOLDINGS, INC.]

(A DELAWARE CORPORATION)

ARTICLE I

STOCKHOLDERS’ ACTIONS

Section 1.1            Place of Meetings. Meetings of the stockholders of [Audi Newco Assertio Holdings, Inc.] (the “Company”) may be held at any place as may be determined from time to time by the board of directors of the Company (the “Board”). The Board may, in its sole discretion, determine that any such meeting shall be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 1.2            Annual Meeting.

(a)            The annual meeting of the stockholders of the Company, for the purpose of the election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board; provided that the Company shall not be required to hold an annual meeting of the stockholders if the stockholders take action by written consent in accordance with Section 1.10 to elect directors.

(b)            At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder, (i) such stockholder must have given timely notice thereof in writing to the Secretary of the Company and (ii) such other business must be a proper matter for stockholder action under the DGCL. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which notice of such meeting is first given. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director, such person’s name and qualifications to serve as a director of the Company, (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (x) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and (y) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

(c)            Only such persons who are nominated in accordance with the procedures set forth in this Section 1.2 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.2. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Amended and Restated Bylaws of the Company (these “Bylaws”) and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

Section 1.3            Special Meetings. Special meetings of the stockholders of the Company may be called, for any purpose or purposes, by the Chief Executive Officer or the Board.

Section 1.4            Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Company. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his presence in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 1.5            Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or, if after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.6            Record Date. In order that the Company may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be less than ten (10) nor more than sixty (60) days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

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Section 1.7            Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Section 1.8            Voting.

(a)            Entitlement to Vote. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, including Section 217 of the DGCL (relating to voting rights of fiduciaries, pledgers and joint owners of stock) and Section 218 of the DGCL (relating to voting trusts and other voting agreements), only persons in whose names shares stand on the stock records of the Company on the record date, as provided in Section 1.6, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote or execute consents shall have the right to do so either in person, by remote communication, if applicable, or by a proxy duly authorized. A proxy so authorized need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period.

(b)            Required Vote. Except as otherwise provided by statute, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, or by the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (or plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or by proxy duly authorized at the meeting shall be the act of such class or classes or series.

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Section 1.9            List of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting during ordinary business hours, at the principal place of business of the Company or on a reasonably accessible electronic network. In the event that the Company determines to make the list available on an electronic network, information required to gain access to such list shall be provided with the notice of the meeting; provided, however, that the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 1.10          Action Without Meeting.

(a)            Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing or by electronic transmission setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b)            Every written consent or electronic transmission shall bear the date of signature of each stockholder who signs the consent, and no written consent or electronic transmission shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Company in the manner herein required, written consents or electronic transmissions signed by a sufficient number of stockholders to take action are delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded. Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such a consent will be effective at a future time (including a time determined upon the happening of an event), no later than sixty (60) days after such instruction is given or such provision is made, if evidence of such instruction or provision is provided to the Company, and unless otherwise provided, any such consent shall be revocable prior to its becoming effective. Delivery made to a Company’s registered office shall be by hand or by certified or registered mail, return receipt requested. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original consent.

(c)            Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or by electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the Company as provided in Section 228(c) of the DGCL. If the action which is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

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(d)            An electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder shall be deemed to be written, signed and dated for the purposes of this section, provided that any such electronic transmission sets forth or is delivered with information from which the Company can determine (i) that the electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. Notwithstanding the foregoing limitations on delivery, consents given by electronic transmission may be otherwise delivered to the principal place of business of the Company or to an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board.

(e)            Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board to fix a record date. The Board shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the Board and prior action by the Board is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 1.11          Organization.

(a)            At every meeting of stockholders, the Chairman of the Board, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote present in person or by proxy, shall act as chairman. The Secretary, or, in his absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b)            The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting.

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ARTICLE II

DIRECTORS

Section 2.1            Powers. The business and affairs of the Company shall be managed by or under the direction of the Board, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 2.2            Number and Qualifications. The authorized number of directors of the Company shall be fixed by the Board from time to time. Directors need not be stockholders unless so required by the Certificate of Incorporation.

Section 2.3            Term of Office. Except as otherwise provided by law, or by the Certificate of Incorporation or these Bylaws, directors shall serve until their successors are duly elected and qualified or until their earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 2.4            Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board. If no such specification is made, it shall be deemed effective at the pleasure of the Board.

Section 2.5            Removal. Subject to any limitations imposed by applicable law, the Board or any director may be removed from office at any time by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

Section 2.6            Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

Section 2.7             Meetings.

(a)            Regular Meetings. Unless otherwise provided in the Certificate of Incorporation, regular meetings of the Board may be held at such time, date and place as has been designated by the Board and of which all directors have been notified, either orally or in writing. No further notice shall be required for a regular meeting of the Board.

(b)            Special Meetings. Unless otherwise provided in the Certificate of Incorporation, special meetings of the Board may be held at any time and place whenever called by the Chairman of the Board, the President or any two of the directors.

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(c)            Notice of Special Meetings. Notice of the time and place of all special meetings of the Board shall be made, orally or in writing, and delivered manually or by electronic transmission, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, postage prepaid at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The transaction of all business at any special meeting of the Board, or any committee thereof, however called or noticed, shall be valid as though the meeting had been duly held after regular call and notice, if a quorum is present and, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

(d)            Meetings by Electronic Communications Equipment. Any member of the Board, or of any committee thereof, may participate in a meeting by telephone or other electronic communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 2.8             Quorum and Voting.

(a)            Unless the Certificate of Incorporation requires a greater number, a quorum of the Board shall consist of a majority of the total number of directors; provided, however, at any meeting, whether or not a quorum is present, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board, without notice other than by announcement at the meeting.

(b)            At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, or by the Certificate of Incorporation or these Bylaws.

Section 2.9            Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writings or transmissions are filed with the minutes of proceedings of the Board or committee.

Section 2.10          Committees.

(a)            Establishment and Composition. The Board may establish one or more committees, each consisting of one or more directors, each of whom shall serve as a member of such committee until his or her death, resignation or removal from the committee or from the Board. Unless otherwise provided in the Certificate of Incorporation, the Board may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

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(b)            Powers. Each committee shall have such powers and perform such duties as may be prescribed by the resolutions creating such committees, but in no event shall any such committee have any power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the Company.

(c)            Meetings. Unless the Board shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 2.10 shall be held at such times and places as are determined by the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place of special meetings of the Board. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(d)            Quorum and Voting. Unless otherwise provided by the Board in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 2.11          Chairman of the Board; Vice Chairman of the Board. The Board may appoint from its members a Chairman of the Board and a Vice Chairman of the Board. If the Board appoints a Chairman of the Board or a Vice Chairman of the Board, such Chairman or Vice Chairman shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board.

Section 2.12          Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved from time to time by the Board, including, if so approved, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board and at any meeting of a committee of the Board. Nothing herein contained shall be construed to preclude any director from serving the Company in any other capacity as an officer, agent, employee or otherwise and receiving compensation therefor.

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ARTICLE III

OFFICERS

Section 3.1            Officers Designated. The officers of the Company shall include, if and when designated by the Board, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer, all of whom shall be elected at any meeting of the Board. The Board may also appoint one or more Assistant Secretaries, Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Company at any one time unless specifically prohibited therefrom by law.

Section 3.2             Tenure of Officers.

(a)            General. All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified or their earlier death, resignation or removal.

(b)            Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Company under any contract with the resigning officer.

(c)            Removal. Any officer may be removed from office at any time, either with or without cause, by the Board or by any committee or superior officers upon whom such power of removal may have been conferred by the Board.

(d)            Vacancies. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board.

Section 3.3             Duties of Officers.

(a)            Duties of the Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board, unless the Chairman of the Board has been appointed and is present. The Chief Executive Officer shall, subject to the direction of the Board, have general supervision, direction and control of the business and affairs of the Company. The Chief Executive Officer shall also perform all other duties commonly incident to the office or that are delegated to such officer by the Board from time to time.

(b)            Duties of President. Unless some other officer has been elected Chief Executive Officer of the Company, the President shall be the chief executive officer of the Company and shall, subject to the direction of the Board, have general supervision, direction and control of the business and affairs of the Company. The President shall also perform all other duties commonly incident to the office or that are delegated to such office by the Board from time to time.

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(c)            Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall also perform all other duties commonly incident to their office or that are delegated to such office by the Board from time to time.

(d)            Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board and shall record all acts and proceedings thereof in the minute book of the Company. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and/or that are delegated to such office by the Board from time to time.

(e)            Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Company in a thorough and proper manner and shall render statements of the financial affairs of the Company in such form and as often as required by the Board or the Chief Executive Officer. The Chief Financial Officer shall also perform all other duties commonly incident to the office or that are delegated to such office by the Board from time to time.

(f)            Duties of Treasurer. Unless some other officer has been elected Chief Financial Officer, the Treasurer shall be the chief financial officer of the Company and shall keep or cause to be kept the books of account of the Company in a thorough and proper manner and shall render statements of the financial affairs of the Company in such form and as often as required by the Board or the Chief Executive Officer. The Treasurer shall also perform all other duties commonly incident to the office or that are delegated to such officer by the Board from time to time.

Section 3.4            Execution of Corporate Instruments. The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the Company any corporate instrument or document, or to sign on behalf of the Company the corporate name, or to enter into contracts on behalf of the Company, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the Company. Unless authorized or ratified by the Board, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount. All checks and drafts drawn on banks or other depositaries of funds to the credit of the Company or in special accounts of the Company shall be signed by such person or persons as the Board shall authorize.

Section 3.5            Voting of Securities Owned by the Company. All stock and other securities of other companies owned or held by the Company for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized by resolution of the Board, or, in the absence of such authorization, by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President.

Section 3.6            Salaries. The salaries and other compensation of the officers of the Company shall be fixed by or in the manner designated by the Board.

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Section 3.7            Loans. Except as otherwise prohibited under applicable law, the Company may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Company or of its subsidiaries, including any officer or employee who is a director of the Company or its subsidiaries, whenever, in the judgment of the Board, such loan, guarantee or assistance is in the best interests of the Company and its stockholders. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board shall approve, including, without limitation, a pledge of shares of stock of the Company.

Section 3.8            Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

SHARES OF STOCK

Section 4.1            Form and Execution of Certificates. The shares of the Company shall be represented by certificates or, if determined by the Board, may be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Company represented by certificate shall be entitled to have a certificate signed by or in the name of the Company by any two authorized officers of the Company, certifying the number of shares owned by him or her in the Company. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

Section 4.2            Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Company may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the Company in such manner as it shall require or to give the Company a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen, or destroyed.

ARTICLE V

TRANSFERS OF SHARES

Section 5.1            Transfers.

(a)            Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

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(b)            The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 5.2            Registered Stockholders. The Company shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 5.3            Notice of Transfer. If a stockholder desires to sell, transfer, assign, pledge, or otherwise dispose of or encumber any shares of Common Stock of the Company (the “Common Stock”) or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise (each, a “Transfer”) any shares of Common Stock of the Company, then the stockholder shall first give written notice thereof to the Company. The notice shall name the proposed transferee and state the number of shares of Common Stock to be transferred, the proposed consideration, and all other terms and conditions of the proposed Transfer.

ARTICLE VI

DIVIDENDS

Section 6.1            Declaration of Dividends. Dividends upon the capital stock of the Company, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 6.2            Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the Board from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purpose as the Board shall think conducive to the interests of the Company, and the Board may modify or abolish any such reserve in the manner in which it was created.

Section 6.3            Record Date. In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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ARTICLE VII

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 7.1            Right to Indemnification.

(a)            Indemnified Persons. Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Company or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or while a director or officer of the Company is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement by or on behalf of the Indemnitee) actually and reasonably incurred by such Indemnitee in connection therewith, all on the terms and conditions set forth in these Bylaws; provided, however, that, except as otherwise required by law or provided in Section 7.3 with respect to suits to enforce rights under this Article VII, the Company shall indemnify any such Indemnitee in connection with a Proceeding, or part thereof, voluntarily initiated by such Indemnitee (including claims and counterclaims, whether such counterclaims are asserted by: (i) such Indemnitee; or (ii) the Company in a Proceeding initiated by such Indemnitee) only if such Proceeding, or part thereof, was authorized or ratified by the Board or the Board otherwise determines that indemnification or advancement of expenses is appropriate.

(b)            Request for Indemnification. To receive indemnification under this Section 7.1, an Indemnitee shall submit a written request to the Secretary of the Company. Such request shall include documentation or information that is necessary to determine the entitlement of the Indemnitee to indemnification and that is reasonably available to the Indemnitee. Upon receipt by the Secretary of the Company of such a written request, the entitlement of the Indemnitee to indemnification shall be determined by the following person or persons who shall be empowered to make such determination, as selected by the Board (except with respect to clause (v) of this Section 7.1(b)): (i) the Board by a majority vote of the directors who are not parties to such Proceeding, whether or not such majority constitutes a quorum; (ii) a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee; (iv) the stockholders of the Company; or (v) in the event that a Change of Control (as defined below) has occurred, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee. The determination of entitlement to indemnification shall be made and, unless a contrary determination is made, such indemnification shall be paid in full by the Company not later than sixty (60) days after receipt by the Secretary of the Company of a written request for indemnification. For purposes of this Section 7.1(b), a “Change of Control” will be deemed to have occurred if, with respect to any particular 24-month period, the individuals who, at the beginning of such 24-month period, constituted the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such 24-month period whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest.

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Section 7.2            Right to Advancement of Expenses.

(a)            Eligibility. The Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses (including attorneys’ fees) incurred by such person in connection with such Proceeding; provided, however, that, if required by the DGCL, such advancement of expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision (hereinafter, a “Final Adjudication”) of a court of competent jurisdiction from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Article VII or otherwise. Each such advancement of expenses shall be made within ten (10) days after the receipt by the Company of a written request for advancement of expenses.

(b)            Request for Advancement of Expenses. To receive an advancement of expenses under this Section 7.2, an Indemnitee shall submit a written request to the Secretary of the Company. Such request shall reasonably evidence the expenses incurred by the Indemnitee and shall include or be accompanied by the undertaking required by Section 7.2(a).

Section 7.3            Right of Indemnitee to Bring Suit. In the event that: (a) a determination is made that the Indemnitee is not entitled to indemnification, (b) payment is not timely made following a determination of entitlement to indemnification pursuant to Section 7.1(b), or (c) an advancement of expenses is not timely made under Section 7.2(b), then in each case, the Indemnitee may at any time thereafter bring suit against the Company in a court of competent jurisdiction in the State of Delaware seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct for indemnification set forth in the DGCL. Further, in any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met any applicable standard of conduct for indemnification set forth in the DGCL. Neither the failure of the Company (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, this Article VII or otherwise shall be on the Company.

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Section 7.4            Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement (including that certain Agreement and Plan of Merger, dated as of April [7], 2026, by and among Garda Therapeutics, Inc. a Delaware corporation, Audi Merger Sub, Inc., a Delaware corporation and Assertio Holdings, Inc., a Delaware corporation), vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.

Section 7.5            Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7.6            Indemnification of Employees and Agents of the Company. The Company may, to the extent and in the manner permitted by law, and to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company.

Section 7.7            Nature of Rights. The rights conferred upon Indemnitees in this Article VII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Section 7.8            Settlement of Claims. Notwithstanding anything in this Article VII to the contrary, the Company shall not be liable to indemnify any Indemnitee under this Article VII for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, which consent shall not be unreasonably withheld.

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Section 7.9            Severability. If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (a) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, all portions of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VII (including, without limitation, all portions of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent that the Company provide protection to the Indemnitee to the fullest extent set forth in this Article VII.

ARTICLE VIII

NOTICES

Section 8.1            Notices to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 1.4 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by United States mail, nationally recognized overnight courier or by electronic transmission. An affidavit, executed by a duly authorized and competent employee or other agent of the Company, that notice has been given shall, in the absence of fraud, be prima facie evidence of the facts therein contained.

Section 8.2            Notices to Directors. Any notice required to be given to any director may be given by the methods stated in Section 8.1. If such notice is not delivered personally, it shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director. An affidavit, executed by a duly authorized and competent employee or other agent of the Company, that notice has been given shall, in the absence of fraud, be prima facie evidence of the facts therein contained.

Section 8.3            Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

Section 8.4            Notices to Person with Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

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ARTICLE IX

MISCELLANEOUS

Section 9.1            Fiscal Year. The fiscal year of the Company shall be fixed by resolution of the Board.

Section 9.2            Corporate Seal. The Board may adopt a corporate seal. The Company may use such seal by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 9.3            Annual Report. The Company shall cause an annual report to be sent to the stockholders of the Company; provided that if and so long as there are fewer than one hundred (100) holders of record of the Company’s shares, any requirement of sending an annual report to the stockholders of the Company under these Bylaws or under applicable law is hereby expressly waived.

Section 9.4            Amendments. The Board is expressly empowered to adopt, amend or repeal Bylaws of the Company. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

*        *        *

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CERTIFICATE OF [OFFICER]

OF

[AUDI NEWCO ASSERTIO HOLDINGS, INC.]

I HEREBY CERTIFY THAT:

I am the duly elected and acting [Officer] of [Audi Newco Assertio Holdings, Inc.], a Delaware corporation (the “Company”); and

Attached hereto is a complete and accurate copy of the Bylaws of the Company as duly adopted by the Board of Directors by Written Consent dated May [ ], 2026, and such Bylaws are presently in effect.

By:
[Brett Lund]
[President & Chief Legal Officer]

EXHIBIT E

FORM OF CVR AGREEMENT

Agreed Form

Privileged and Confidential

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], (this “Agreement”), is entered into by and between Garda Therapeutics, Inc., a Delaware corporation (“Parent”), and [RIGHTS AGENT], a [●], as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, Parent, Assertio Holdings, Inc., a Delaware corporation (the “Company”) and Audi Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) have entered into an Agreement and Plan of Merger dated as of April 8, 2026 (as amended, restated, supplemented or otherwise modified from time to time pursuant to its terms, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the “Surviving Corporation”);

WHEREAS, immediately prior to the execution of the Merger Agreement, the Company and Cosette Pharmaceuticals, Inc., a Delaware corporation (“Cosette”) entered into an Asset Purchase Agreement dated as of April [•], 2026 (as amended, restated, supplemented or otherwise modified from time to time pursuant to its terms, the “Asset Purchase Agreement”), pursuant to which Cosette has agreed to provide contingent cash payments to the Company upon the achievement of certain milestones in respect of the Product (as defined below); and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to (i) the holders of shares of Company Common Stock accepted for payment in the Tender Offer, (ii) the holders of shares of Company Common Stock immediately prior to the Effective Time that are validly converted into Merger Consideration and (iii) the holders of Company Stock Options and Company RSUs (the awards in clause (iii) collectively, “Company Equity Awards”) who are entitled to CVRs pursuant to Section 3.2 of the Merger Agreement, in each case, pursuant to terms set forth in the Merger Agreement, the right to receive contingent cash payments (each, a “CVR”) as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all holders of CVRs, as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1            Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“2026 Milestone Payment” means a dollar amount per CVR equal to the quotient obtained by dividing (a) the aggregate dollar amount of all cash payments, if any, received by the Surviving Corporation from Cosette during the 2026 Milestone Payment Event Period pursuant to Section 2.8(g)(ii) of the Asset Purchase Agreement by (b) the total number of outstanding CVRs as reflected on the CVR Register as of the close of business on the date of the applicable CVR Notice.

“2026 Milestone Payment Amount” means, in respect of the 2026 Milestone Payment Event, for a given Holder, the product of (a) the 2026 Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable CVR Notice.

“2026 Milestone Payment Event” means December 31, 2026.

“2026 Milestone Payment Event Period” means the period beginning on April 8, 2026 and ending on December 31, 2026.

“2027 Milestone Payment” means a dollar amount per CVR equal to the quotient obtained by dividing (a) the aggregate dollar amount of all cash payments, if any, received or which should have been received by the Surviving Corporation from Cosette during the 2027 Milestone Payment Event Period pursuant to Sections 2.8(g)(ii) and (iii) of the Asset Purchase Agreement by (b) the total number of outstanding CVRs as reflected on the CVR Register as of the close of business on the date of the applicable CVR Notice.

“2027 Milestone Payment Amount” means, in respect of the 2027 Milestone Payment Event, for a given Holder, the product of (a) the 2027 Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable CVR Notice.

“2027 Milestone Payment Event” means December 31, 2027.

“2027 Milestone Payment Event Period” means the period beginning on January 1, 2027 and ending on March 31, 2028.

“Acting Holders” means, at the time of determination, Holders of not less than 35% of the outstanding CVRs, as set forth in the CVR Register.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Assignee” has the meaning set forth in Section 7.3.

“Authorized Officer” means an employee of Parent with the title of President, Vice President, Senior Vice President, Executive Vice President, Secretary, Treasurer or Assistant Treasurer.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by an Authorized Officer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

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“Calendar Year” means each respective period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of either Parent or the Surviving Corporation on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving either Parent or the Surviving Corporation in which Parent or the Surviving Corporation, as applicable, is not the surviving entity, or (c) any other transaction involving either Parent or the Surviving Corporation in which the stockholders of Parent or the Surviving Corporation, as applicable, immediately prior to such transaction own less than 50% of the surviving entity’s voting power immediately after the transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Common Stock” means shares of common stock, par value $0.0001, of the Company.

“Company Equity Awards” has the meaning set forth in the recitals to this Agreement.

“CVR” has the meaning set forth in the recitals to this Agreement. “CVR Cash Payment” has the meaning set forth in Section 2.4(a). “CVR Failure Notice” has the meaning set forth in Section 2.4(e). “CVR Notice” has the meaning set forth in Section 2.4(a).

“CVR Payment” means, as applicable, any of (i) the Delivery Milestone Payment, (ii) the 2026 Milestone Payment and (iii) the 2027 Milestone Payment.

“CVR Payment Amount” means, as applicable, any of (i) the Delivery Milestone Payment Amount, (ii) the 2026 Milestone Payment Amount and (iii) the 2027 Milestone Payment Amount.

“CVR Payment Event Determination Date” means, with respect to any CVR Payment Event, the date that is sixty (60) days following the last day of the applicable CVR Payment Event Period; provided, that if, in connection with using Diligent Efforts to achieve the applicable CVR Payment Event, Parent has exercised its Audit Rights under the Asset Purchase Agreement, the CVR Payment Event Determination Date shall automatically be extended until the date that is 15 Business Days following the date that such audit has concluded.

“CVR Payment Date” has the meaning set forth in Section 2.4(b).

“CVR Payment Event” means, as applicable, each of (i) the Delivery Milestone Payment Event, (ii) the 2026 Milestone Payment Event and (iii) the 2027 Milestone Payment Event.

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“CVR Payment Event Period” means, as applicable, each of (i) the Delivery Milestone Payment Event Period, (ii) the 2026 Milestone Payment Event Period and (iii) the 2027 Milestone Payment Event Period.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Delivery Milestone Payment” means, in respect of the Delivery Milestone Payment Event, a dollar amount per CVR equal to the quotient obtained by dividing (a) the aggregate dollar amounts of all cash payments, if any, received or which should have been received by the Surviving Corporation from Cosette during the Delivery Milestone Payment Event Period pursuant to Section 2.8(g)(i) of the Asset Purchase Agreement by (b) the total number of outstanding CVRs as reflected on the CVR Register as of the close of business on the date of the applicable CVR Notice.

“Delivery Milestone Payment Amount” means, in respect of the Delivery Milestone Payment Event, for a given Holder, the product of (a) the Delivery Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable CVR Notice.

“Delivery Milestone Payment Event” means the receipt by the Surviving Corporation of a cash payment from Cosette pursuant to Section 2.8(g)(i) of the Asset Purchase Agreement.

“Delivery Milestone Payment Event Period” means the period commencing on April 8, 2026 and ending on June 31, 2026.

“Diligent Efforts” means using commercially reasonable efforts to enforce all rights of the Company under the Asset Purchase Agreement, including without limitation exercising the audit rights contemplated by Section 2.8(e) of the Asset Purchase Agreement.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award Holders” means the Holders of CVRs granted with respect to Company Equity Awards.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Acting Holders and Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

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“Officer’s Certificate” means a certificate signed by an Authorized Officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Transfer” means: a Transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) made by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other Person; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner, to the extent allowable by DTC; or (f) to Parent as provided in Section 2.7, provided, that with respect to the foregoing clauses (a) – (e), the transferee in such Transfer of CVRs shall have provided to Parent a W-8 or W-9, as applicable as soon as practicable following such Transfer.

“Product” means the SPRIX ketorolac tromethamine metered spray (15.75 mg/spray) product as described in NDA 022382.

“Review Request Period” has the meaning set forth in Section 4.4.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement. “Tender Offer” means that certain offer by Merger Sub, in connection with the Merger Agreement, to purchase all of the outstanding shares of Company Common Stock at a price per share of (i) $18.00, payable without interest, plus (ii) one contingent value right.

“Transfer” means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

Section 1.2            Rules of Construction. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. If the last day of a period by which an act is to be done under this Agreement is a non-Business Day, the period in question shall end on the next succeeding Business Day. Except as otherwise explicitly specified to the contrary, (a) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (b) words in the singular or plural form include the plural and singular form, respectively, (c) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (d) all references to dollars or “$” refer to United States dollars.

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ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1            CVRs. The CVRs represent the rights of Holders to receive the CVR Payments in accordance with this Agreement. The initial Holders will be (a) the holders of Company Shares that are accepted for payment in the Tender Offer, (b) the holders of Company Shares that are cancelled as of the Effective Time pursuant to the Merger Agreement and that are validly converted into Merger Consideration pursuant to terms set forth in the Merger Agreement and (c) the holders of Company Equity Awards who are entitled to CVRs pursuant to Section 3.2 of the Merger Agreement.

Section 2.2            Nontransferable. The CVRs may not be sold, assigned, Transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted Transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3            No Certificate; Registration; Registration of Transfer; Change of Address.

(a)            The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)            The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for [Cede & Co.] representing all of the Company Shares held by DTC on behalf of the street holders of the Company Shares held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to Transfers of CVRs unless and until such CVRs are Transferred into the name of such street name holders in accordance with Section 2.2 of this Agreement. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Company Shares by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Parent may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent. Within two (2) Business Days after receipt of such request, the Rights Agent shall deliver a copy of the CVR Register, as then in effect, to Parent at the address set forth in Section 7.1.

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(c)            Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer a CVR must be in writing and accompanied by a written instrument of Transfer in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney or other personal representative duly authorized in writing or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the Transfer of the CVRs in the CVR Register. The Rights Agent shall not be obligated to undertake any action with respect to the Transfer of the CVRs until it shall have been provided with such additional information or material as it may reasonably require to determine that the Transfer complies with the terms and conditions of this Agreement. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of Transfer, unless such Holder has demonstrated to the reasonable satisfaction of Parent and Rights Agent that any such Tax or charge has been paid or is not applicable. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly Transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement, and any transfer not duly registered in the CVR Register will be void and invalid.

(d)            A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4             Payment Procedures; Notices.

(a)            Upon the attainment of a CVR Payment Event, then, on or prior to the applicable CVR Payment Event Determination Date, Parent shall deliver to the Rights Agent a written notice indicating that the applicable CVR Payment Event has been achieved and specifying such CVR Payment Event (a “CVR Notice”). Parent will duly deposit with or transfer to, or cause to be deposited with or transferred to, the Rights Agent, upon or prior to the delivery of the CVR Notice, the applicable CVR Payment Amount to be made to the Holders, other than any CVR Payment Amounts to be paid in cash to Equity Award Holders (with respect to which any such amounts payable shall be retained by Parent for payment pursuant to this Section 2.4), in the form of cash (a “CVR Cash Payment”). Such amounts shall be considered paid if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all such amounts required by Section 4.2.

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(b)            The Rights Agent will, within twenty (20) calendar days of receipt of any CVR Notice (each such date, a “CVR Payment Date”), send each Holder at its registered address a copy of the applicable CVR Notice. At the time the Rights Agent sends a copy of such CVR Notice to each Holder, the Rights Agent will also pay the applicable CVR Payment Amount to each of the Holders, with each Holder receiving, subject to Section 2.4(c), the CVR Payment Amount.

Notwithstanding the foregoing, with respect to any CVR Payment that is payable in respect of Company Equity Awards, Parent shall, as soon as reasonably practicable following the CVR Payment Date (but in any event no later than the second regular payroll date following the CVR Payment Date), or shall cause an Affiliate thereof (including the Surviving Corporation) to, pay the amount, through Parent’s or such Affiliate’s payroll system, for distribution by the Rights Agent, in either case, as described in clause (i) of the first sentence of this Section 2.4(b), to the applicable Equity Award Holder.

(c)            Each CVR Cash Payment shall be paid in United States dollars by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date. The CVR Payment Amount shall be rounded to the nearest cent. Notwithstanding the foregoing, with respect to any CVR Payment that is payable in cash in respect of Company Equity Awards, Parent shall, as soon as reasonably practicable following the applicable CVR Payment Date (but in any event no later than the second regular payroll date following the applicable CVR Payment Date, and in all events no later than March 15th of the year following the year in which the applicable CVR Payment Event is attained), or shall cause the Surviving Corporation or an Affiliate thereof to, pay, through Parent’s or any of its Affiliate’s (including the Surviving Corporation’s) payroll system, the applicable cash CVR Payment to the applicable Equity Award Holder in accordance with the Merger Agreement.

(d)            Any portion of any CVR Payment Amount delivered to the Rights Agent that remains undistributed to a Holder one year after the date of the delivery of the CVR Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such CVR Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(e)            Commencing with the first calendar month following each CVR Payment Event Period, if Parent has not delivered to the Rights Agent a CVR Notice pursuant to Section 2.4(a) with respect to the achievement of any of such CVR Payment Event, no later than the forty-fifth (45th) day following the completion of such calendar month, without limiting any of Parent’s obligations hereunder (including with respect to payment of any of the CVR Payment Events), Parent shall deliver to the Rights Agent written notice indicating that the applicable CVR Payment Event was not achieved during the applicable CVR Payment Event Period (a “CVR Failure Notice”) and an Officer’s Certificate certifying the same. The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of a CVR Failure Notice, send each Holder at its registered address a copy of such CVR Failure Notice.

(f)            Neither Parent nor the Rights Agent will be liable to any person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

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(g)            Unless otherwise required by applicable Law, Parent and the Rights Agent agree that for all U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, (i) amounts payable pursuant to this Agreement shall be treated as deferred contingent purchase price for Company Common Stock; and (ii) if and to the extent such amounts are paid to any Person under this Agreement, a portion of such amounts may be treated as interest pursuant to Section 483 or Section 1274 of the Code. The parties this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with clauses (i) and (ii), unless otherwise required by applicable Laws or by a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).

(h)            Notwithstanding the foregoing or anything herein to the contrary, CVR Payments payable to Equity Award Holders will be paid, as, if and when (i.e., at the same time) such CVR Payments are made to the Holders generally, but in no event later than five (5) years following the Effective Time, in compliance with all requirements of Section 409A of the Code, to the extent applicable.

Section 2.5             No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)            The CVRs will not represent any interest in the capital of, or any equity or ownership interest in, Parent, any constituent company to the Merger or any of their respective Affiliates. The sole right of each Holder to receive property hereunder is the right to receive the CVR Payment Amount, in accordance with the terms hereof.

Section 2.6             [Reserved.]

Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such Transfer and cancellation. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement.

ARTICLE III

THE RIGHTS AGENT

Section 3.1             Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. Notwithstanding anything in this Agreement to the contrary, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages and regardless of the form of action.

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Section 3.2            Certain Rights of Rights Agent. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions hereof and the Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)            the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)            whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on the part of the Rights Agent, rely upon an Officer’s Certificate delivered to the Rights Agent;

(c)            the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any written opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)            the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)            the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)            Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, bad faith or willful misconduct;

(g)            Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement in accordance with the fee schedule agreed upon by the Rights Agent and Parent and incorporated herein by reference and (ii) to reimburse the Rights Agent for all Taxes and governmental charges (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

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(h)            The indemnification provided by Parent to the Rights Agent pursuant to this Section 3.2 shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

Section 3.3             Resignation and Removal; Appointment of Successor.

(a)            The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)            If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent, by a Board Resolution, will promptly appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)            Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d)            The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4            Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the predecessor Rights Agent. On request of Parent or the successor Rights Agent, the predecessor Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the predecessor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing, unless, if requested by Rights Agent, it has been furnished with assurances of repayment or indemnity satisfactory to it.

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ARTICLE IV

COVENANTS

Section 4.1            List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within twenty (20) Business Days of the Effective Time.

Section 4.2            Payment of CVR Payment Amounts. If a CVR Payment Event has been achieved in accordance with this Agreement, Parent will, promptly (but in any event no later than ten (10) Business Days) following the delivery of the applicable CVR Notice to the Rights Agent, deposit with or transfer to the Rights Agent, for payment or issuance to the Holders in accordance with Section 2.4, the aggregate amount of cash necessary to pay the CVR Payment Amount to each Holder (other than cash payments to the Equity Award Holders, in respect of which any CVR Payment Amounts shall be paid in accordance with Section 2.4(b)). For the avoidance of doubt, each CVR Payment Amount shall only be paid in respect of each corresponding CVR Payment Event, if at all, one time under this Agreement.

Section 4.3            Books and Records. Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and the Independent Accountant to determine the amounts payable hereunder.

Section 4.4            Audits. Upon the reasonable written request of the Acting Holders provided to Parent within two years of each respective CVR Payment Event Period (the “Review Request Period”), but no more than once per Calendar Year following each respective CVR Payment Event Period, Parent shall provide the Acting Holders with the opportunity to participate in the audit process contemplated by Section 2.8(e) of the Asset Purchase Agreement in respect of the CVR Payment Events (the “Audit Process”), and shall make its financial personnel reasonably available to a designated representative of the Acting Holders to discuss and answer the Acting Holders’ questions regarding such Audit Process; provided that (x) the Acting Holders enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.4, (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates and (z) such information or access would not reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable Law (provided that the Parent shall use commercially reasonable efforts to make alternative arrangements with respect to providing such information or access).

Section 4.5            [Reserved.]

Section 4.6            Diligent Efforts. Commencing upon the Closing, subject to Section 6.2, and ending on the final CVR Payment Event Determination Date, Parent shall, and shall cause its Affiliates to, (a) use Diligent Efforts to achieve the CVR Payment Events, and (b) not intentionally take any actions for the primary purpose of frustrating the payment of the CVR Payments.

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ARTICLE V

AMENDMENTS

Section 5.1             Amendments Without Consent of Holders.

(a)            Without the consent of any Holders, Parent, when authorized by a Board Resolution, at any time and from time to time, may and the Rights Agent shall, if directed by the Parent, enter into one or more amendments hereto, for any of the following purposes:

(i)            To evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 7.3.

(ii)           to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect any interests of the Holders;

(iii)          to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect any interests of the Holders;

(iv)          as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that, in each case, such provisions do not adversely affect any interests of the Holders;

(v)           to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4;

(vi)          as may be necessary to comply with or be exempt from the requirements of Section 409A of the Code;

(vii)        to cancel CVRs in the event that any Holder has abandoned its rights to such CVRs in accordance with Section 2.7;

(viii)       as may be necessary to ensure that Parent complies with applicable Law; provided that in each case, such amendments shall not adversely affect the interests of the Holders; or

(ix)          any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)           Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail, at Parent’s expense) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

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Section 5.2             Amendments with Consent of Holders.

(a)            Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Acting Holders:

(i)            modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the definition of any CVR Payment Event;

(ii)           reduce the number of CVRs (except as contemplated by Section 5.1(a)(vii)); or

(iii)          modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

(b)            Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail, at Parent’s expense) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3            Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise, including any amendments pursuant to Section 5.1(a)(viii).

Section 5.4            Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

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ARTICLE VI

MANAGEMENT DISCRETION; NO FIDUCIARY DUTIES; REMEDIES OF THE HOLDERS

Section 6.1            Management of Consumer Business Unit. For the avoidance of doubt, subject to and consistent with its obligations set forth in this Agreement, management of the Surviving Corporation shall have full discretion in management of its business in all respects, including without limitation decisions relating to Taxes, selection of auditor, questions of accounting policy decisions/elections, working capital management, risk management, business opportunities, hiring and terminations of employees and consultants, etc.

Section 6.2            No Fiduciary Duties. Neither the Surviving Corporation’s officers nor its directors owe fiduciary duties of any kind to the Holders of the CVRs. Notwithstanding anything to the contrary in this Agreement, the Holders acknowledge that Parent has a fiduciary obligation to operate its business in the best interests of its stockholders, and any potential obligation to pay the CVR Payments hereunder will not create any express or implied obligation to operate Parent’s business in any particular manner in order to maximize such CVR Payments.

Section 6.3            Event of Default. An “Event of Default” with respect to the CVRs, means any of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity):

(a)            default in the payment by Parent pursuant to the terms of this Agreement of all or any part of a CVR Payment Amount after a period of ten (10) Business Days after such CVR Payment Amount shall become due and payable; or

(b)            material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a payment default subject to Section 6.3(a)), and continuance of such default or breach for a period of thirty (30) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “notice of default” hereunder and is sent by registered or certified mail to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders by notice in writing to Parent and to the Rights Agent, may, in their discretion and at their own expense, commence a legal proceeding to protect the rights of the Holders, including to obtain payment for any amounts then due and payable. Notwithstanding anything herein to the contrary, damages directly resulting from and in the event of an Event of Default shall be the sole and exclusive remedy of any and all Holders for any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby, and Parent and its Affiliates shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits).

Section 6.4 Limitations on Suits by Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders, will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders, will be entitled to exercise such rights. Notwithstanding any other provision in this Agreement, (a) the right of any Holder of any CVR to receive payment of the amounts that a CVR Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence proceedings for the enforcement of any such payment on or after such due date shall not be impaired or affected without the consent of such Holder and (b) in the event of an insolvency proceeding of the Parent, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of the Parent or by any creditor of the Parent.

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Section 6.5            Control by Acting Holders. The Acting Holders shall have the right to direct the conduct of any proceeding for any remedy available to the Holders under this Agreement, or exercising any power conferred on the Holders by this Agreement; provided that such direction shall not be otherwise than in accordance with applicable Law and the provisions of this Agreement.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1            Notices to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed duly given on (a) the date of delivery if delivered personally, or if by e-mail, on the date of transmittal (provided that the transmission of the email is promptly confirmed by telephone or response email), (b) the second Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) upon confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Rights Agent, to it at:

[●]

[●]

Attention: [●]

Email:         [●]

with copies to:

[●]

[●]

Attention: [●]

Email:         [●]

and

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111-3715

Attention: Ryan Murr; Branden C. Berns; Evan D’Amico

Email:        RMurr@gibsondunn.com; BBerns@gibsondunn.com; Evan D’Amico@gibsondunn.com

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If to Parent, to it at:

Garda Therapeutics, Inc.

86 Hawk Ridge Drive

Las Vegas, NV 89135

Attention: Brett Lund

E-mail: blund@gardatherapeutics.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

4655 Executive Drive, Suite 350

San Diego, CA 92121-3100

Attention: Deyan P. Spiridonov

E-mail: spiri@paulhastings.com

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 7.1.

Section 7.2            Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 7.3            Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other party (i) to, any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, or (ii) in connection with a Change of Control; provided that any resulting successor assumes and succeeds to the obligations of Parent set forth in this Agreement (by operation of law or otherwise), or (b) with the prior written consent of the Acting Holders, any other Person; provided that in no event shall any such assignment relieve Parent of its obligations hereunder except as otherwise provided for in this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

Section 7.4            Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent and its successors and assigns, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

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Section 7.5             Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement, the CVRs and all disputes or controversies arising out of or relating to this Agreement, the CVRs or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b)            Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, including the Merger. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)            EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CVRS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(C).

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Section 7.6            Section 409A. For the avoidance of doubt, it is intended that the benefits payable under this Agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code provided under Treasury Regulation Section 1.409A-1(b)(4) and, to the extent not so exempt, that the benefits payable under this Agreement constitute “transaction-based compensation” that complies with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A), and this Agreement shall be interpreted and construed to the greatest extent possible to be consistent with such intent. Notwithstanding the foregoing, the Parent does not guarantee any particular Tax effect for income provided to the Holders pursuant to this Agreement and is not responsible for any Taxes owed by Holders.

Section 7.7            Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.8            Counterparts and Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or .pdf signature, and any signature so delivered shall be deemed to have been duly and validly delivered and be valid and effective, and constitute an original, for all purposes.

Section 7.9            Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent) and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all potential CVR Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders, (c) expiration of the Review Request Period following the expiration of the final CVR Payment Event Period (provided no written request to participate in the Audit Process is received during such Review Request Period pursuant to Section 4.4), or (d) if a written request is received during the Review Request Period immediately following the expiration of the final CVR Payment Event Period, the conclusion of the Audit Process.

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Section 7.10          Entire Agreement. This Agreement (including the fee schedule referred to in Section 3.2(g)) and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof and thereof.

Section 7.11          Legal Holiday. In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CVR Payment Date.

Section 7.12          Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of any utilities, communications, or computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

GARDA THERAPEUTICS, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

EXHIBIT F

EQUITY COMMITMENT LETTER

Execution Version
Privileged and Confidential

April 8, 2026

To:	Garda Therapeutics, Inc.

86 Hawk Ridge Drive

Las Vegas, NV 89135

Attention: Brett Lund

Assertio Holdings, Inc.

100 South Sanders Road, Suite 300

Lake Forest, IL 60045

Attention: Mark L. Reisenauer

Re: Equity Financing Commitment Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Garda Therapeutics, Inc., a Delaware corporation (“Parent”), Audi Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Assertio Holdings, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation (the “Merger”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. The parties listed on Schedule A attached hereto are collectively referred to herein as the “Investors.”

This letter agreement (this “Letter Agreement”) confirms the irrevocable commitment of each Investor, subject to the conditions set forth herein, to purchase shares of Series B preferred stock of Parent, $0.00001 par value per share (“Parent Preferred Stock”), for the investment amount set forth opposite such Investor’s name on Schedule A attached hereto (its “Investment Amount”), at a purchase price per share of Parent Preferred Stock determined based on a $127.8 million pre-money valuation of the Company. It is understood that the equity investments contemplated hereby will occur at the same time, and each Investor will be investing its Investment Amount concurrently with each other Investor’s investment.

Each Investor’s obligation to fund its Investment Amount is subject to (a) the execution and delivery of the Merger Agreement, (b) the conditions to the consummation of the Merger as set forth in the Merger Agreement having been satisfied or waived (other than those conditions which by their nature are to be satisfied at the Closing), and (c) the terms of this Letter Agreement. The Investment Amount will be funded to an account, which shall be designated in writing by Parent at least three Business Days prior to the Closing, following the satisfaction of the foregoing conditions and prior to the Acceptance Time, and the shares of Parent Preferred Stock shall be issued by Parent to the Investors at the Closing. As promptly as practicable after the Closing, Parent shall deliver to each Investor evidence of the issuance to the Investor of the shares of Parent Preferred Stock in the name of such Investor.

This Letter Agreement and the relationship of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof, which would result in the applicability of the laws of another jurisdiction.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Each of the parties hereto agree that the Company shall be an express third party beneficiary of this Letter Agreement. Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such nonperformance or breach. Accordingly, each of Parent and the Company shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement. Each of the parties hereto hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

This Letter Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Company and each of the Investors.

This Letter Agreement shall expire upon the termination of the Merger Agreement in accordance with its terms.

[Signature Page Follows]

Sincerely,

Joseph M. Limber

Brett K.E. Lund

[Signature page to Equity Commitment Letter]

Accepted and agreed to as of the date first above written.

GARDA THERAPEUTICS, INC.

By:

Name: Brett K.E. Lund

Title: President & Chief Legal Officer

[Signature page to Equity Commitment Letter]

Schedule A

Investors

Investor	Investment Amount
Joseph M. Limber	$15,500,000
Brett K.E. Lund	$1,500,000
Total:	$17,000,000.00

EXHIBIT G

DEBT COMMITMENT LETTER

EXECUTION VERSION

COLBECK CAPITAL MANAGEMENT, LLC

888 Seventh Avenue, 29th Floor

New York, NY 10106

April 8, 2026

Garda Therapeutics, Inc.

86 Hawk Ridge Drive

Las Vegas, NV 89135

Attention: Brett Lund

E-mail: blund@gardatherapeutics.com

Re: Project Audi Commitment Letter

Ladies and Gentlemen:

You have advised Colbeck Capital Management, LLC (acting through such of its affiliates, funds, investors and branches as they deem appropriate, “Colbeck”, “we” or “us”) that Garda Therapeutics, Inc., a Delaware corporation (“Garda” or “you”), intends to acquire, directly or indirectly a business previously identified to you as “Audi” (the “Company”) pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Garda, Audi Merger Sub Inc. (the “Initial Borrower”) and Assertio Holdings, Inc. (the “Target”) (together with all exhibits, schedules and annexes thereto, collectively, the “Acquisition Agreement”). You have further advised that, in connection with the foregoing, you intend to consummate the other Transactions as defined in, and more fully described in, the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) or the Summary of Conditions attached hereto as Exhibit C (the “Summary of Conditions” and, together with this letter, the Transaction Description, the Term Sheet and any other schedule, exhibit or annex attached hereto, collectively, this “Commitment Letter”).

1.	Commitments

In connection with the Transactions, Colbeck (the “Initial Lender”) is pleased to advise you of its commitment to provide (i) a senior secured term loan credit facility in an aggregate principal amount of $62,000,000 (the “Term Loan Facility”) and (ii) a senior secured delayed draw term loan facility in an aggregate principal amount of $25,000,000 (the “Delayed Draw Term Loan Facility” and, together with the Term Loan Facility, the “Facilities”) upon the terms and subject only to the conditions set forth or referred to in this Commitment Letter.

2.	Titles and Roles

It is agreed that (i) Alter Domus (US) LLC (the “Agent”), or such other person appointed by Colbeck in its sole discretion, will act as the sole and exclusive administrative and collateral agent for the Facilities, and (ii) CB Origination Agent Services, LLC (the “Origination Agent”) will act as origination agent for the Facilities. You agree that no advisors, co-advisors, other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree in writing.

3.	Information

You agree promptly to prepare and provide to the Initial Lender all information with respect to the Borrower, the Company, and the transactions contemplated hereby (the “Transactions”), including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and funding of the Facilities. You hereby represent and warrant (with respect to information relating to the Company and its subsidiaries prior to the Closing Date, to the best of your knowledge) that (a) all written information other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Initial Lender by you or any of your representatives is or will be, when furnished, taken as a whole, complete and correct in all material respects and does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time furnished prior to the date hereof) and (b) the Projections that have been or will be made available to the Initial Lender by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions at the time made; it being understood that any such Projections are subject to uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results may differ and that such differences may be material and that such Projections are not to be viewed as facts or a guarantee of performance. If, at any time prior to the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances. You understand and agree that in arranging the Facilities, (x) we may use and rely on the Information and Projections without independent verification thereof and (y) we assume no responsibility for the accuracy or completeness of the Projections or the Information.

4.	Syndication.

The Initial Lender reserves the right, prior to and/or after the Closing Date, to syndicate all or a portion of the Initial Lender’s respective commitments for the applicable Facilities hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Initial Lender to you (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lender, the “Lenders”).

5.	Fees

As consideration for the Initial Lender’s commitment hereunder, you agree to pay to the Initial Lender the nonrefundable fees set forth in that certain Fee Letter, dated the date hereof and delivered herewith, among you and us (the “Fee Letter”).

You agree that, once paid, the fees or any part thereof payable hereunder or under the Fee Letter shall not be refundable under any circumstances, regardless of whether the Transactions are consummated. All fees payable hereunder and under the Fee Letter shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder and under the Fee Letter shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts.

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6.	Conditions

The Initial Lender’s commitment hereunder, its agreement to perform the services described herein, and the availability and funding of the Facilities on the Closing Date, are subject solely to the conditions set forth on Exhibit C hereto, and, upon satisfaction (or written waiver by the Initial Lender) of such conditions, the availability and funding of the Facilities shall occur.

Notwithstanding anything in this Commitment Letter or any other letter agreement or other undertaking concerning the Facilities to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and the funding of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Company and its subsidiaries in the Acquisition Agreement to the extent that you or your affiliates have the right to terminate (taking into account any applicable cure provisions) your obligations under the Acquisition Agreement, or the right not to consummate the Acquisition (as defined in Exhibit A hereto), in each case pursuant to the terms of the Acquisition Agreement, as a result of a breach of such representations and warranties (the “Specified Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below), and (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the conditions expressly stated in Exhibit C hereto as conditions to such funding on the Closing Date are satisfied (or waived in writing by the Initial Lender) (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) cannot be perfected on the Closing Date (other than to the extent that a security interest in such Collateral may be perfected solely by (i) the filing of a financing statement under the Uniform Commercial Code in the office of the Secretary of State (or equivalent office in the relevant States) of any applicable jurisdiction of organization located in the United States (or any State thereof) and (ii) the delivery of stock or similar certificates and corresponding stock powers representing equity interests or capital stock, in each case required to be pledged as Collateral under the terms of the Term Sheet); after your use of commercially reasonable efforts to do so, without undue burden or expense, then the delivery of such Collateral (and/or the perfection of security interests therein), shall not constitute a condition precedent to the availability or initial funding of the Facilities on the Closing Date, but shall be required to be delivered and perfected, (x) in the case of any such stock or similar certificates and corresponding stock powers, within five (5) days following the Closing Date (in each case, subject to extension by the Initial Lender in its sole discretion) and (y) in the case of all other applicable Collateral, within thirty (30) days after the Closing Date (in each case, subject to extensions by the Initial Lender in its sole discretion) pursuant to arrangements to be mutually agreed among such parties acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documents relating to: organization of the Loan Parties; existence; power and authority of the Loan Parties to enter into the Loan Documents as in effect on the Closing Date; due authorization, execution and delivery of the Loan Documents; enforceability and non-contravention of the Loan Documents with the Loan Parties’ governing documents (limited to the execution, delivery and performance of the Loan Documents in effect on the Closing Date, incurrence of debt thereunder and the granting of the guarantees and the security interests in respect thereof); Patriot Act; use of proceeds not violating OFAC and FCPA; anti-corruption laws and sanctions and other anti-terrorism, anti-bribery and anti-money laundering laws; solvency (after giving effect to the Transactions) to be determined in accordance with the form of solvency certificate attached as Annex I to Exhibit C hereto; Federal Reserve Bank margin regulations; the Investment Company Act; and, subject to the parenthetical in clause (ii) above, the creation, validity, perfection and priority of the security interests granted in the Collateral as of the Closing Date. This paragraph, and the provisions contained herein, shall be referred to as the “Limited Conditionality Provisions”.

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7.	Limitation of Liability, Indemnity, Settlement

(a)	Limitation of Liability.

You agree that (i) in no event shall any of the Agent, Initial Lender or any of their affiliates and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, Colbeck, an “Agent-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, the Fee Letter, or any other agreement or instrument contemplated hereby and (ii) no Agent-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, or otherwise via the internet; provided, that nothing in this clause (a) shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Agent-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages, costs, expenses or liabilities of any kind.

(b)	Indemnity.

You agree to (i) indemnify and hold harmless each of the Agent, Initial Lender, their respective affiliates and each of their respective officers, directors, employees, agents, advisors, controlling persons, members, partners and other representatives and their successors and permitted assigns (each, and including, without limitation, Colbeck, an “Indemnified Person”) from and against any and all Liabilities and related expenses to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, any related transaction or the activities performed or the commitments or services furnished pursuant to this Commitment Letter or the role of the Initial Lender in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of clause (a) above, the terms of this clause (b), and the terms of clause (c) below) (each, a “Proceeding”), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors or any other person and (ii) reimburse each Indemnified Person promptly after receipt of a written request for any reasonable and documented out-of-pocket legal (limited to one (1) outside counsel for each similarly situated group of Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel and a single regulatory counsel, if applicable, for all similarly situated Indemnified Persons taken as a whole in each relevant material jurisdiction or regulatory area and, solely in the case of a perceived conflict of interest, one (1) additional counsel in each relevant material jurisdiction to each similarly situated group of affected Indemnified Persons taken as a whole) or other reasonable and documented out-of-pocket expenses incurred in connection with any of the foregoing, regardless of whether or not in connection with any pending or threatened Proceeding to which any Indemnified Person is a party, in each case as such expenses are incurred or paid; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to result from (x) the willful misconduct or gross negligence of such Indemnified Person, or (y) a material breach of the funding obligations of such Indemnified Person at a time when you have not materially breached your obligations hereunder.

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(c)	Expenses.

Regardless of whether the transactions contemplated by this Commitment Letter are consummated or this Commitment Letter is terminated for any reason, you agree to reimburse the Agent and the Initial Lender, upon demand, an amount equal to all of the Agent’s and the Initial Lender’s fees, costs and expenses relating to the Facilities and the Transactions (“Expenses”). Expenses may include, without limitation, the fees, costs and expenses of the Agent, the Initial Lender and their respective counsel incurred in connection with the negotiation, revision, preparation, execution and delivery of this Commitment Letter, the Term Sheet, the Fee Letter and the Transactions, and any and all due diligence, collateral reviews, quality of earnings, ratings agency fees and the costs associated with obtaining a rating from such agencies, appraisals and valuations and field examinations of the Collateral and any and all definitive legal documentation relating hereto and thereto. You and we hereby agree that prior to the date hereof, you provided a $700,000 expense deposit, and the Initial Lender, at its sole discretion, may require further expense deposits to proceed with continued diligence and documentation, which you shall promptly remit in cash to the account set forth below:

Recipient:	Colbeck Capital Management, LLC
Bank:	JPMorgan Chase
Routing #:	021000021
Ref:	Garda Therapeutics Expense Deposit

(d)	Settlement.

You shall not, without the prior written consent of the Initial Lender (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by any Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceeding and (ii) does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to such Indemnified Person and the other Indemnified Persons. Notwithstanding anything to the contrary herein, you shall not be liable for any settlement, compromise or consent to the entry of any judgment in any Proceeding (or expenses related thereto) effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled, compromised or consented to with your written consent, or if there is a judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person in the manner and to the extent set forth above.

8.	Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships

The Initial Lender may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies and/or persons that may be the subject of the Transactions, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the Initial Lender hereunder. The Initial Lender shall be responsible for its affiliates’ failure to comply with such obligations under this Commitment Letter.

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You acknowledge that the Initial Lender and any of its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise and that we have no obligation to disclose such interests to you or your affiliates. Neither the Initial Lender nor any of its affiliates will use confidential information obtained from you, the Company or your or their respective affiliates by virtue of the Transactions or their other relationships with you in connection with the performance by the Initial Lender or any of its affiliates of services for other companies, and neither the Initial Lender nor any of its affiliates will furnish any such information to other companies. You also acknowledge that the Initial Lender and its affiliates have no obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained from other persons.

You agree that the Initial Lender and its affiliates will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Initial Lender and its affiliates and you and your respective equity holders or your and their respective affiliates. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Initial Lender and, if applicable, its affiliates, on the one hand, and you, on the other, (b) in connection therewith and with the process leading to such transaction the Initial Lender and, if applicable, its affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person, (c) the Initial Lender and, if applicable, its affiliates, has not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Initial Lender or any of its affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Initial Lender or any of its affiliates in respect of any transaction related hereto)) except the obligations expressly set forth in this Commitment Letter, and (d) you have consulted your own legal, tax, investment, accounting, regulatory and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and the Initial Lender shall have no responsibility or liability to you with respect thereto and (iii) the Initial Lender is not advising you or your affiliates as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you are consulting with your own advisors concerning such matters and you are responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, in each case, to the extent you deem appropriate. Any review by the Initial Lender or any of its affiliates of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Initial Lender and shall not be on behalf of the Borrower or the Company. You agree that you will not assert any claim against the Initial Lender and its affiliates based on an alleged breach of fiduciary duty or any alleged rendering of advisory services of any nature or respect, in each case, by the Initial Lender and its affiliates in connection with this Commitment Letter and the transactions contemplated hereby, nor will the Initial Lender or any of its affiliates have any liability or responsibility to you with respect thereto.

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9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case, who are materially involved in (or provide advisory, consultative or legal services with respect to) the consideration of this matter, on a confidential and need-to-know basis and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking, (b) if the Initial Lender provides prior written consent to such proposed disclosure, (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to (i) inform us promptly thereof prior to such disclosure and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to the extent necessary in connection with any litigation relating to the Transactions or (e) to the Company, the subsidiaries of the Company and the respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders of each of the foregoing, on a confidential and need-to-know basis (provided that, until after the Closing Date, any disclosure of the Fee Letter or its contents to the Company, the subsidiaries of the Company or their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders shall be redacted in a customary manner (as reasonably agreed by the Initial Lender), including in respect of the amounts, percentages and basis points of compensation set forth therein, unless the Initial Lender otherwise consents). Officers, directors, employees and agents of the Initial Lender and its affiliates shall at all times have the right to share amongst themselves information received from you and your affiliates and your officers, directors, employees and agents. You acknowledge and agree that you will (i) to the extent reasonably practicable, provide the Initial Lender with notice and a reasonable opportunity to comment, prior to the making of any public filing in which reference is made to the Initial Lender, its affiliates or the proposal contained herein, and (ii) receive the Initial Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed) prior to the releasing of any public announcement in which reference is made to the Initial Lender, its affiliates or to the proposal contained herein. Your obligations under this paragraph shall terminate on the second anniversary of the date hereof.

No confidential information obtained by us or any of our affiliates from you or your representatives and none of this Commitment Letter or the Fee Letter or any of their terms or substance shall be disclosed, directly or indirectly, by us or any of our affiliates to any other person without your prior consent except (a) on a confidential “need to know” basis and solely in connection with the transactions contemplated hereby, to our affiliates and to our and our affiliates’ officers, directors, agents, attorneys, affiliates, auditors, investors, financing sources and advisors (collectively, “Representatives”) who are involved in the consideration of this matter and made aware of the confidential nature thereof and have been instructed to keep information of this type confidential in accordance with customary practices (provided that the Initial Lender shall be responsible for its Representatives’ compliance with this paragraph), (b) as may be compelled or requested in a judicial or administrative proceeding or as otherwise required by any law, rule or regulation (in which case we agree to inform you thereof if permitted by applicable law), (c) to the extent requested or required by any state, federal or foreign authority or examiner regulating banks or banking, or regulatory or self-regulatory authority having jurisdiction over us or our affiliates, (d) to the extent required in connection with any litigation or similar proceeding, (e) to the extent any such information becomes publicly available other than by reason of disclosure by us, or our officers, agents, attorneys, affiliates, auditors, investors, financing sources and advisors in breach of this Commitment Letter or other confidentiality obligations owed to you or your affiliates, or is independently developed by us without the use of any confidential information, (e) to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” defense, (f) to the extent that such information is received by the Initial Lender from a third party that is not to know to the Initial Lender to be subject to confidentiality obligations to you. Our obligations under this paragraph shall be superseded by the confidentiality provisions of the Loan Documents upon the execution and effectiveness thereof and otherwise shall automatically terminate on the second anniversary of the date hereof.

For the avoidance of doubt, nothing in this Commitment Letter prohibits any person from voluntarily disclosing or providing any information to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

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10.	Exclusivity

In consideration of the time and resources that Colbeck will devote to the Transactions, you agree that you and your subsidiaries and affiliates will, from the date hereof until June 30, 2026 (the “Exclusivity Period”), cease any direct or indirect discussion with any other source of debt financing, equity financing, a derivate or hybrid thereof, or any other financing or capital that could obviate the need for the Facilities or the contemplated amount thereof (collectively, the “Potential Financing Providers”), and will not enter into any binding or non-binding agreements of understanding or intent or definitive agreements with other Potential Financing Providers. If you or any of your subsidiaries or affiliates breaches the obligations described in this paragraph, you and your subsidiaries and affiliates, jointly and severally, agree to immediately pay to Colbeck, upon demand, a cash amount equal to 3.00% of the aggregate principal amount of the Facilities. The Exclusivity Period may be extended by mutual written consent (which may be via email) by the parties hereto.

11.	Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of the Initial Lender (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Initial Lender. This Commitment Letter and the Fee Letter set forth the entire understanding of the parties with respect thereto. The Initial Lender reserves the right to assign all or a portion of its commitments in respect of the Facilities in connection with its syndication rights set forth herein.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letter and/or any document to be signed in connection with this Commitment Letter and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that interpretation of the provisions of the Acquisition Agreement (including with respect to satisfaction of the conditions contained therein, whether the Acquisition has been consummated as contemplated by the Acquisition Agreement, any alleged Material Adverse Effect (as defined in the Acquisition Agreement) and whether the representations and warranties made by Company in the Acquisition Agreement are accurate and whether as a result of any inaccuracy thereof you (or your applicable affiliate) have the right to terminate your (or its) obligations under the Acquisition Agreement, or the right not to consummate the Merger, in each case pursuant to the Acquisition Agreement as a result of a breach of such representations and warranties) and all issues and questions concerning the construction, validity, interpretation and enforceability of the Acquisition Agreement shall, in each case, be governed by, and interpreted, construed and enforced in accordance with, the internal Laws (as defined in the Acquisition Agreement) of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws (as defined in the Acquisition Agreement), rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws (as defined in the Acquisition Agreement) of any jurisdiction other than the State of Delaware.

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EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY OR ON BEHALF OF ANY PARTY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER, THE TERM SHEET OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND (B) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LEGAL PROCEEDING IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or federal court may be brought in any other court of competent jurisdiction, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

The Initial Lender hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates are required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow the Initial Lender to identify the Loan Parties and their respective subsidiaries in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for the Initial Lender and its affiliates. You hereby agree that the Initial Lender shall be permitted to share any and all such information with each other and with their respective affiliates.

The provisions of this Commitment Letter, and/or the Fee Letter relating to compensation, limitation of liability, indemnification, settlement, affiliate activities, sharing of information, absence of fiduciary relationships, confidentiality, exclusivity, electronic signatures, governing law, waiver of jury trial, service of process and waiver of objection to the laying of venue shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter and/or the Initial Lender’s commitment hereunder.

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Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You hereby authorize the Initial Lender and its affiliates, at their respective sole expense, and upon prior written approval by you (such approval not to be unreasonably conditioned, delayed or withheld), to include the Borrower’s name and logo in advertising, marketing, tombstones, case studies and training materials, and to give such other publicity to the Facilities as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless the Borrower notifies the Initial Lender in writing that such authorization is revoked.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter, the Term Sheet and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 5:00 p.m., New York City time, on April 9, 2026 (the “Expiration Time”). The Initial Lender’s commitments and agreements herein will expire at the Expiration Time in the event the Initial Lender has not received in readable form, a complete copy of each of this Commitment Letter and the Fee Letter countersigned by you and with the date of your countersignature completed by you in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to the Expiration Time, this Commitment Letter shall terminate at the earliest of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement by you in a signed writing in accordance with its terms (or your written confirmation or public announcement thereof), (ii) the consummation of the Acquisition without the funding of the Facilities, and (iii) 11:59 p.m., New York City time, on the Outside Date (as defined in the Acquisition Agreement as of the date hereof, without giving effect to any extensions thereof) (such earliest time, the “Termination Date”). Upon the occurrence of the Termination Date, this Commitment Letter and the commitments of the Initial Lender hereunder and the agreement of the Initial Lender to provide the services described herein shall automatically terminate unless the Initial Lender, in its sole discretion, agrees to an extension in writing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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The Initial Lender is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

COLBECK CAPITAL MANAGEMENT, LLC

By:
Name:
Title:

Signature Page to Commitment Letter

Accepted and agreed to as of April 8, 2026, by:

GARDA THERAPEUTICS, INC.

By:
Name:
Title:

Signature Page to Commitment Letter

EXHIBIT A

Transaction Description

Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit A is attached or on Exhibits B or C (including the Annexes thereto) attached thereto.

Garda Therapeutics, Inc., a Delaware corporation, (“Holdings”) will, indirectly, consummate the Acquisition pursuant to the express terms of the Acquisition Agreement.

The Borrower will obtain (i) a senior secured term loan credit facility in an aggregate amount of $62,000,000 (the “Term Loan Facility”) and (ii) a senior secured delayed draw term loan facility in an aggregate amount of $25,000,000 (the “Delayed Draw Term Loan Facility” and, together with the Term Loan Facility, the “Facilities”).

Certain members of management of the Borrower will contribute to the Borrower cash equity in exchange for preferred stock of Holdings in an amount not less than $17,000,000 (the “Equity Contribution”), which proceeds of the Equity Contribution will be contributed to the Borrower.

The Target, or Holdings, on behalf of the Target, shall make a bona fide written offer (the “Convert Note Offer”) to each holder of its outstanding Convert Notes (as defined below) to discharge and redeem such Convert Notes at a price equal to par plus accrued and unpaid interest to the stated maturity date (or such lesser amount as may be accepted by the applicable holder). Any Convert Notes not redeemed on or prior to the Closing Date (the “Remaining Convert Notes”) may be retained or rolled over, and on the Closing Date, Holdings shall deposit (or cause to be deposited) into a segregated account an amount equal to the outstanding principal amount of such Convert Notes plus all accrued and unpaid interest thereon through the stated maturity date of such Convert Notes, to be applied solely to satisfy and discharge the obligations under the Convert Notes in accordance with their terms (the “Deposit”).

The transactions described above, and the payment of any fees, premiums, expenses and other transaction costs incurred in connection therewith (including the funding of any original issue discount and/or upfront fees) (collectively, the “Transaction Costs”), are collectively referred to as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the consummation of the Acquisition, the funding of the Term Loan Facility. For purposes of the Commitment Letter, the “Convert Notes” shall mean the 6.50% Convertible Senior Notes due 2027, issued pursuant to that certain Indenture, dated as of August 25, 2022, by and between Assertio Holdings, Inc. and U.S. Bank Trust Company, National Association.

EXHIBIT B

SENIOR SECURED TERM FACILITIES

TERM SHEET

April 8, 2026

This Term Sheet (this “Term Sheet”) is subject in its entirety to the Commitment Letter dated of even date herewith to which this Term Sheet is attached (the “Commitment Letter”). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter or on Exhibits A or C (including the Annexes thereto) attached thereto.

I.	Parties

Borrower:	Prior to the consummation of the Acquisition, Audi Merger Sub Inc. (the “Initial Borrower”) and, immediately upon consummation of the Acquisition, Assertio Holdings, Inc., a Delaware corporation (the “Successor Borrower”; the Initial Borrower and the Successor Borrower, as applicable, are referred to herein as the “Borrower”), which will assume the obligations of the “Borrower”.

Holdings:	Garda Therapeutics, Inc., a Delaware corporation (“Holdings”). Holdings shall own 100% of the equity interests of the Borrower.

Administrative Agent and Collateral Agent:	Alter Domus (US) LLC or any affiliate thereof (in such capacities, the “Agent”).

Lenders:	The Initial Lender (together with any party that becomes a lender by assignment as set forth under the heading “Assignments and Participations”) (collectively, the “Lenders”).

II.	Term Loan Credit Facilities

Type and Amount of Facilities:	(a) A senior secured term loan facility in the aggregate principal amount of $62,000,000 (the “Term Loan Facility” and, the loans thereunder, the “Initial Term Loans”); and

(b) A senior secured delayed draw term loan facility (the “Delayed Draw Term Loan Facility” and, together with the Initial Term Loan Facility, collectively, the “Facilities”) in the aggregate principal amount of $25,000,000 (the “Delayed Draw Term Loan Commitments” and, the loans thereunder, the “Delayed Draw Term Loans”; and the Initial Term Loans and the Delayed Draw Term Loans, collectively, the “Term Loans”).

	Availability:	(a) The Initial Term Loans shall be drawn in a single drawing on the Closing Date. Amounts repaid or prepaid with respect to the Initial Term Loans may not be reborrowed; and
(b) The Delayed Draw Term Loans will be available until the earlier to occur of the date on which the full amount of the Delayed Draw Term Loan Commitments have been drawn and the first anniversary of the Closing Date; provided, that the making of the Delayed Draw Term Loans shall be conditioned upon (a) delivery of a customary borrowing notice at least ten (10) days prior to the proposed borrowing date, (b) the absence of any material pending or threatened (in writing) litigation or other material adversarial proceedings, (c) the absence of any material adverse change, (d) the accuracy of representations and warranties in all material respects (unless subject to a materiality standard and then, in all respects), (e) no default or event of default at the time of, and after giving effect to, the making of any Delayed Draw Term Loans and (f) written consent by the Initial Lender (in its sole discretion); provided, further, that each drawing of Delayed Draw Term Loans shall be in an amount not less than $2,500,000.
	Maturity:	(a) The Initial Term Loans shall mature on the date that is three years from the Closing Date (the “Initial Term Loan Maturity Date”); and

(b) The Delayed Draw Term Loans shall mature on the date that is three years from the Closing Date.
	Amortization:	(a) Commencing on June 30, 2026, the Initial Term Loans will amortize in equal monthly installments of an aggregate monthly amount equal to 2.08% of the original principal amount of the Initial Term Loans, with the balance payable on the Initial Term Loan Maturity Date.
(b) Commencing on the later of (x) June 30, 2026 and (y) the last day of the first month ending after funding of any Delayed Draw Term Loans, the Delayed Draw Term Loans will amortize in equal monthly installments of an aggregate monthly amount equal to 2.08% of the original principal amount of the such Delayed Draw Term Loan, with the balance payable on the Initial Term Loan Maturity Date.

III.	Purpose; Certain Payment Provisions

	Purpose:	(a) The proceeds of the Initial Term Loans shall be used to (i) finance the Acquisition, (ii) pay fees and expenses incurred in connection with the Transactions, (iii) fund the refinancing, (iv) to finance the Deposit, and (v) fund general corporate purposes.

(b) The proceeds of the Delayed Draw Term Loans shall be used to finance permitted acquisitions and to pay related fees and expenses.

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	Fees and Interest Rates:	As set forth on Annex I.
	Mandatory Prepayments:	The Loan Documents will contain the following mandatory prepayments:

Excess Cash Flow: 75% of Excess Cash Flow (to be defined in the Loan Documents) of the Borrower and its subsidiaries, commencing with the fiscal quarter ending on September 30, 2026, which shall be calculated on a quarterly basis and payable within five business days of the delivery by the Borrower of a compliance certificate in connection with the Borrower’s quarterly unaudited financial statements.

Asset Sales: 100% of the net cash proceeds of any non-ordinary course asset sale, transfer or other disposition (other than certain permitted asset sales to be agreed) upon receipt, subject to reinvestment rights to be agreed.
Indebtedness: 100% of the net cash proceeds from the issuance of any indebtedness that is not permitted under the Loan Documents.
Casualty Events: 100% of the net cash proceeds from insurance proceeds or condemnation awards received by the Borrower or its subsidiaries, subject to reinvestment rights to be agreed.

Extraordinary Receipts: 100% of all extraordinary receipts upon receipt of proceeds from Extraordinary Receipts (to be defined in the Loan Documents but to include, without limitation, tax refunds).

	Voluntary Prepayments:	Permitted in whole or in part, with prior written notice, subject to limitations as to minimum amounts of prepayments and, if applicable, customary indemnification for breakage costs in the case of prepayment of SOFR Loans other than on the last day of a related interest period.
IV.	Collateral and Other Credit Support

	Collateral:	The Facilities will be secured by a first priority perfected security interest in all now owned or hereafter acquired assets of the Loan Parties (including, without limitation, a pledge of 100% of the capital stock of the Borrower, the capital stock of each Loan Party (other than Holdings) and the capital stock of each Loan Party’s direct subsidiaries) (the “Collateral”), other than any Excluded Property (to be defined in the Loan Documents in a manner acceptable to the Initial Lender).

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	Guarantees:	The Borrower shall unconditionally guarantee all of the indebtedness, obligations and liabilities of each other Loan Party arising under or in connection with the Loan Documents. Holdings and each direct or indirect subsidiary of Holdings (other than the Borrower) (together with Holdings, jointly and severally, each a “Guarantor” and collectively, the “Guarantors”, the Guarantors together with the Borrower, jointly and severally, each a “Loan Party” and collectively, the “Loan Parties”) shall unconditionally guarantee all of the indebtedness, obligations and liabilities of each other Loan Party arising under or in connection with the Loan Documents. On the Closing Date, each subsidiary of Holdings shall be a Guarantor.
V.	Certain Conditions

	Initial Conditions:	Subject to the Limited Conditionality Provisions, the only conditions precedent to the availability and initial funding under the Term Loan Facility on the Closing Date shall be those set forth in Exhibit C hereto.

As used herein and in the Loan Documents a “material adverse change” shall mean (a) on the Closing Date, a “Material Adverse Effect”, as defined in the Acquisition Agreement (as in effect on the date hereof) and (b) at any time after the Closing Date, any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, operations or financial condition of Holdings and its subsidiaries taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform any of their payment obligations under the Loan Documents, (iii) the Collateral, or the Agent’s liens (on behalf of itself and the Lenders) on the Collateral or the priority of such liens (in each case, other than to the extent resulting from the action or inaction of the Agent), or (iv) the rights of or benefits available to the Agent or the Lenders.

VI.	Certain Documentation Matters
	Documentation:	Subject to the Limited Conditionality Provisions, the definitive financing documentation for the Facilities (collectively, the “Loan Documents”) shall contain representations, warranties, covenants, events of default and other terms customary for financings of this type (it being understood and agreed that Holdings and the Initial Lender will negotiate in good faith to finalize the Loan Documents in a timely manner after the acceptance of the Commitment Letter). Counsel to the Initial Lender shall initially draft the Loan Documents. Additionally, the Loan Documents shall include an amendment to the Second Amended and Restated Certificate of Incorporation of Garda Therapeutics, Inc., a Delaware corporation, as agreed to between Holdings and Colbeck.

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Representations and Warranties:	To be mutually agreed, appropriate for this transaction, and acceptable to the Initial Lender, and to include the following, in each case with customary exceptions, limitations and qualifications appropriate for this transaction and to be mutually agreed and acceptable to the Initial Lender: accuracy of historical financial statements; no material adverse change; existence and standing, authorization and validity; compliance with law, including, without limitation, anti-corruption laws relating to bribery or corruption (“Anti-Corruption Laws”) and economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (“Sanctions”); corporate power and authority; enforceability of Loan Documents; governmental approvals; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; insurance; Federal Reserve regulations; ERISA; Investment Company Act; capitalization and subsidiaries; environmental matters; labor matters; accuracy of disclosure; security interest; solvency of the Loan Parties and their subsidiaries on a consolidated basis; Affected Financial Institutions; plan assets; prohibited transactions; use of proceeds; Beneficial Ownership Regulations; material agreements; common enterprise; accounts; Acquisition documents and consummation of the Acquisition in accordance therewith; health care laws; regulatory compliance.
Affirmative Covenants:	To be mutually agreed, appropriate for this transaction, and acceptable to the Initial Lender, and to include the following, in each case with customary exceptions, limitations and qualifications appropriate for this transaction and to be mutually agreed and acceptable to the Initial Lender: delivery of annual audited financial statements within 90 days after the end of the applicable fiscal year (provided that the first such delivery shall not be required until 120 days after the end of the applicable fiscal year), quarterly unaudited financial statements within 45 days after the end of the applicable fiscal quarter (provided that the first three such deliveries shall not be required until 60 days after the end of the applicable fiscal quarter), monthly unaudited financial statements within 30 days after the end of the applicable fiscal month (provided that the first three such deliveries shall not be required until 45 days after the end of the applicable fiscal month); delivery of an annual budget within 60 days following the end of the previous fiscal year, with an updated budget to be delivered within 60 days of June 30 of the applicable fiscal year; officer’s compliance certificates concurrently with the delivery of the required annual, quarterly and monthly financial statements (provided that the compliance certificate delivered with the monthly financial statements shall include, without limitation, certifications that (i) there has been no breach or violation by any party of that certain License, Development, and Supply Agreement, dated as of October 9, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Hanmi License”) and (ii) no Loan Party has had any correspondence, or delivered or received any notice, with regard to the Hanmi License that has not been previously delivered to the Agent); an updated financial performance business forecast, concurrently with the delivery of the required quarterly financial statements; monthly inventory reports delivered concurrently with the monthly compliance certificate; payment of taxes; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions; accuracy of information; maintenance of property and insurance; maintenance of books and records; right of the Agent to inspect property and books and records (subject to limitations on frequency and cost reimbursement); notices of defaults, material litigation, material healthcare and regulatory events, material events related to the Hanmi License; and other material events; compliance with environmental laws; compliance with healthcare laws and applicable regulations; use of proceeds, including in compliance with Anti-Corruption Laws and Sanctions; additional collateral and further assurances; Beneficial Ownership Regulation; and collateral access agreements and control agreements; and post-closing matters.

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Board Observation Rights:	For so long as the Facilities remain outstanding, Colbeck shall have the right to designate one (1) representative (the “Board Observer”) to attend solely as a non-voting observer all meetings of the board of directors (or other similar body) (including any committees or subcommittees thereof) of Holdings, the Borrower and each other Loan Party (collectively, the “Board” and each such meeting, a “Board Meeting”). The Board Observer shall receive notice of all Board Meetings and receive all board materials and other information furnished to members of the Board at the same time and in the same manner as such notice or materials are furnished to the members of the Board; provided, that the Board shall be required to hold Board Meetings at least once per fiscal quarter. The Borrower shall reimburse the Board Observer for all reasonable and documented out-of-pocket expenses incurred in connection with the Board Observer’s attendance at any in-person Board Meetings.

Negative Covenants:	To be mutually agreed, appropriate for this transaction, and acceptable to the Initial Lender, and to include the following, in each case with customary exceptions, limitations and qualifications appropriate for this transaction, to be mutually agreed and acceptable to the Initial Lender:

• indebtedness (including guarantee obligations); • liens;

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•     fundamental changes (including mergers, consolidations, liquidations, dissolutions and divisions, changes in fiscal year and changes in line of business);

•     restricted payments (including dividends and other payments in respect of equity interests);

•     investments (including acquisitions);

•     loans and advances;

•     dispositions of assets;

•     sale and leaseback transactions;

•     swap agreements;

•     optional payments and modifications of subordinated and other debt instruments (including payment of earn-outs); provided, that payments made under that certain Contingent Value Rights Agreement, to be dated as of the Closing Date (the “CVR Agreement”) by and between Garda and the Rights Agent (as defined in the CVR Agreement) shall be permitted so long as such payments are made solely with cash payments received by the Loan Parties from Cosette Pharmaceuticals, Inc., a Delaware corporation (“Cosette”) pursuant to Section 2.8(g) of that certain Asset Purchase Agreement, dated as of April 8, 2026 by and between the Target and Cosette;

•     transactions with affiliates;

•     negative pledge clauses;

•     in the case of Holdings, holding company activities;

•     change in line of business and fiscal year; and

•     amendment of material documents.

The Loan Documents shall not permit the creation or existence of any unrestricted subsidiaries, the investment of any assets (including cash) in any non-Loan Parties, or the right of any non-Loan Party to incur or permit to exist any indebtedness. The Loan Documents also shall contain other customary liability management protections acceptable to the Initial Lender.

Financial Covenants:	To be mutually agreed, appropriate for this transaction, and acceptable to the Initial Lender, and to include the following:

• A Minimum Fixed Charge Coverage Ratio (to be defined in the Loan Documents) set at 2.00:1.00, tested monthly, commencing on December 31, 2026.

• A Minimum Liquidity (to be defined in the Loan Documents) amount at all times equal to (i) for the period from the Closing Date to and including the first anniversary of the Closing Date, $12,500,000 and (ii) at all times thereafter, $15,000,000, tested on the amount of unrestricted cash and cash equivalents of the Loan Parties that is subject to a control agreement (minus the aggregate amount of trade payables more than 30 days overdue).

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• A Minimum Monthly EBITDA (to be defined in the Loan Documents) set at the amounts set forth in the table on Annex II hereto for the applicable fiscal month, tested monthly, commencing with the fiscal month ended June 30, 2026.

• A Minimum Rolvedon Inventory On Hand (to be defined in the Loan Documents) set at the amounts set forth in the table on Annex II hereto for the applicable fiscal month, tested monthly, commencing with the fiscal month ended June 30, 2026.
Events of Default:	To be mutually agreed, appropriate for this transaction, and to be mutually agreed and acceptable to the Initial Lender, and to include the following, in each case with customary exceptions, limitations and qualifications appropriate for this transaction and to be mutually agreed and acceptable to the Initial Lender: nonpayment of principal when due; nonpayment of interest, fees or other amounts after three business days; representations and warranties are incorrect in any material respect; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 20 days after a responsible officer having knowledge of such default); cross-default to occurrence of a default (whether or not resulting in acceleration) under any other agreement governing indebtedness of any Loan Party or any subsidiary thereof; bankruptcy events; certain ERISA events; material judgments; default under any Loan Document beyond any applicable notice, cure or grace period; any of the Loan Documents shall cease to be in full force and effect (other than in accordance with its terms) or any Loan Party shall so assert in writing; any security interests created by the security documents shall cease to be enforceable and of the same priority purported to be created thereby (in each case, other than to the extent permitted thereunder or resulting from the action or inaction of the Agent); a change of control (the definition of which is to be agreed); violation of health care laws; a breach or termination of the Hanmi License.
Voting:	Amendments, waivers and consents with respect to the Loan Documents shall require the approval of Lenders holding not less than a majority of the amount of Term Loans and Delayed Draw Term Loan Commitments outstanding (the “Required Lenders”) (it being understood that, so long as the Origination Agent (or any of its affiliates or approved funds) is a Lender, the determination of the Required Lenders shall include the Origination Agent), except that (a) the consent of each Lender affected thereby shall be required to (i) reduce the amount or extend the scheduled date of final maturity of any loan or reduce the amount or extend the payment date for, any required mandatory payments or amortization payments, (ii) reduce the rate of interest or any fee or extend any due date thereof, (iii) increase the amount or extend the expiry date of any Lender’s commitment and (iv) the subordination of the liens on the Collateral to the liens on such Collateral securing any other indebtedness or the subordination of the right of payment of the obligations to the right of payment of any other indebtedness, and (b) the consent of each Lender shall be required to (i) modify the pro rata sharing requirements of the Loan Documents or the payment waterfall, (ii) permit any Loan Party to assign its rights under the Loan Documents, (iii) modify any of the voting percentages, (iv) release any Guarantor, except as otherwise permitted in the Loan Documents, or (v) release all or substantially all of the Collateral.

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Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of the Agent and the Initial Lender. The Lenders shall also be permitted to sell participations in their loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of loans in accordance with applicable law shall be permitted without restriction. Each Lender may disclose information to prospective participants and assignees.

Yield Protection:	Usual and customary for facilities of this type and appropriate for this transaction.

Limitation of Liability, Expenses and Indemnity:	Usual and customary for facilities of this type and appropriate for this transaction.

Governing Law:	Except as set forth in the Commitment Letter, this Term Sheet and the Commitment Letter and Fee Letter are, and the Loan Documents will be, governed by the internal laws of the State of New York.

Counsel to the Initial Lender:	Ropes & Gray LLP

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Annex I

Interest and Certain Fees

Interest Rate:	Adjusted Term SOFR Rate (such loans herein referred to as “SOFR Loans”) plus the Applicable Margin.

As used herein:

“Adjusted Term SOFR Rate” means the Term SOFR Rate for the applicable interest period; provided, that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Applicable Margin” means 9.00% per annum.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (as defined below) (or a successor administrator).

“Floor” means 3.00% per annum.

“Term SOFR Rate” means the rate per annum published by the CME Term SOFR Administrator for a one month tenor and identified by the Agent as the forward-looking term rate based on SOFR (the “Term SOFR Reference Rate”) at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the first calendar day of such month, as such rate is published by the CME Term SOFR Administrator.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Interest Payment Dates:	Interest shall be payable on the first business day of each month, upon any prepayment and at final maturity.

Default Rate:	Upon the occurrence and during the continuation of an event of default, the applicable interest rate will be increased by 3.00% per annum. Overdue interest, fees and other amounts shall bear interest at 3.00% above the Adjusted Term SOFR Rate.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days for actual days elapsed.

Annex II

Month	Minimum Monthly EBITDA	Minimum Rolvedon Inventory on Hand
Jun-26	$15,042,810	50,143
Jul-26	$4,794,761	51,915
Aug-26	$5,103,706	53,511
Sep-26	$7,494,327	55,126
Oct-26	$5,390,851	56,424
Nov-26	$5,686,786	57,542
Dec-26	$7,994,302	58,689
Jan-27	$5,943,325	59,317
Feb-27	$5,963,914	59,947
Mar-27	$7,992,910	60,742
Apr-27	$5,614,052	61,085
May-27	$5,633,699	61,925
Jun-27	$7,585,865	63,341
Jul-27	$5,037,715	65,639
Aug-27	$5,056,357	68,995
Sep-27	$6,920,034	73,661
Oct-27	$4,624,950	87,346
Nov-27	$4,642,501	101,015
Dec-27	$6,406,477	119,785
Jan-28	$3,889,095	113,429
Feb-28	$4,406,133	106,562
Mar-28	$6,473,560	97,624
Apr-28	$5,185,411	89,104
May-28	$6,154,276	79,510
Jun-28	$9,519,139	67,058
Jul-28	$14,612,981	64,998
Aug-28	$14,612,981	62,939
Sep-28	$20,314,534	59,591
Oct-28	$8,403,503	77,649
Nov-28	$8,403,503	95,707
Dec-28	$8,403,503	117,377
Jan-29	$8,403,503	135,435
Feb-29	$8,403,503	153,493
Mar-29	$8,403,503	180,580
Apr-29	$8,403,503	162,522
May-29	$8,403,503	144,464

EXHIBIT C

Conditions Precedent

The availability and the funding of the Facilities on the Closing Date shall be subject to the satisfaction (or waiver by the Initial Lender) of solely the following conditions (subject in each case to the Limited Conditionality Provisions). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or on Exhibits A or B (including the Annexes thereto) attached thereto.

1.	The Loan Documents shall have been executed and delivered by each of the Loan Parties party thereto, and the Agent shall have received:

(a)	(i) customary evidence of authority, (ii) customary secretary’s (including customary attachments thereto) and officer’s certificates, (iii) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Loan Parties, (iv) a customary borrowing request at least three (3) business days prior to the Closing Date, (v) customary legal opinions and (vi) customary insurance certificates; and

(b)	a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of Holdings in the form attached as Annex I hereto, certifying that the Loan Parties and their subsidiaries, on a consolidated basis, after giving effect to the Transactions, are solvent.

2.	The Specified Acquisition Agreement Representations shall be true and correct in all material respects on the Closing Date (unless such Specified Acquisition Agreement Representations relate to an earlier date, in which case, such Specified Acquisition Agreement Representations shall have been true and correct in all material respects as of such earlier date, provided, that the foregoing materiality qualifier shall not be applicable to any representations qualified or modified by materiality).

3.	The Specified Representations shall be true and correct in all material respects on the Closing Date (unless such Specified Representations relate to an earlier date, in which case, such Specified Representations and Specified Acquisition Agreement Representations shall have been true and correct in all material respects as of such earlier date, provided, that the foregoing materiality qualifier shall not be applicable to any representations qualified or modified by materiality).

4.	Substantially concurrently with the initial funding under the Facilities, the Equity Contribution shall be consummated.

5.	Substantially concurrently with the initial funding under the Facilities, the Acquisition shall be consummated in all material respects in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendments, waivers or consents that are materially adverse to the interests of the Initial Lender in its capacity as such, without the prior written consent of Initial Lender (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that any amendment or modification of the definition of “Material Adverse Effect” shall be deemed to be materially adverse to the interests of the Initial Lenders).

6.	Since the date of the Acquisition Agreement, there has not occurred any Material Adverse Effect (as defined Acquisition Agreement as in effect on the date hereof).

7.	All Convert Notes validly tendered pursuant to the Convert Note Offer shall have been, or substantially concurrently with the initial funding under the Facilities will be, redeemed in full and cancelled by the Target and that the Deposit, if any, shall have been made substantially concurrently with the Closing Date.

8.	Subject to the Limited Conditionality Provisions, all documents and instruments necessary to establish that the Agent will have perfected security interests (subject only to liens permitted under the relevant Loan Documents) in the Collateral under the Facilities shall have been executed (to the extent applicable) and delivered to the Agent and, if applicable, be in proper form for filing.

9.	All (a) fees required to be paid on the Closing Date pursuant to the Fee Letter and (b) expenses required to be paid on the Closing Date pursuant to the Commitment Letter (in the case of this clause (b), for which invoices have been presented prior the Closing Date), in each case shall be paid by the Borrower substantially concurrently with the initial funding under the Facilities.

10.	The Agent shall have received, at least five (5) business days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties and their senior management and key principals under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act (including, to the extent applicable, a certificate regarding beneficial ownership required by 31 C.F.R. §1010.230), in each case, that has been reasonably requested by the Initial Lender at least ten (10) business days in advance of the Closing Date.

11.	On the Closing Date and after giving effect to the Transactions, the Borrower and its subsidiaries shall have no indebtedness for borrowed money outstanding other than the Facilities and the Remaining Convert Notes.

ANNEX I TO EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

[●], 2026

I, the undersigned, a Financial Officer of Garda Therapeutics, Inc., a Delaware corporation, solely in such capacity and not in an individual capacity and without any personal liability, hereby certify on behalf of the Loan Parties as follows:

1.            This certificate is furnished pursuant to Section [●] of that certain Credit Agreement (the “Credit Agreement”), dated as of [●], 2026, by and among Holdings, Borrower, the other Loan Parties party thereto, the Lenders party thereto and Alter Domus (US) LLC, as Administrative Agent. Capitalized terms that are defined in the Credit Agreement and not otherwise defined in this certificate shall have the meaning set forth therein.

2.            Immediately after the consummation of the Transactions to occur on the Closing Date, (i) the fair value of the assets of the Loan Parties, on a consolidated basis, at a fair valuation (on a going concern basis), will exceed their debts and liabilities (including contingent liabilities that would be recorded in accordance with GAAP); (ii) the present fair saleable value of the property of the Loan Parties, on a consolidated basis (on a going concern basis), will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities (including contingent liabilities that would be recorded in accordance with GAAP), as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, on a consolidated basis, will be able to pay their debts and liabilities (including contingent liabilities that would be recorded in accordance with GAAP), as such debts and liabilities become absolute and matured; and (iv) the Loan Parties, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Closing Date.

3.            No Loan Party intends to, or will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

[signature page follows]

In witness whereof, I have hereunto set my hand as of the day and year first above written.

GARDA THERAPEUTICS, INC.

By:
Name:
Title:

EXHIBIT H

LIMITED GUARANTEES

Execution Version

LIMITED GUARANTEE

Limited Guarantee, dated as of April 8, 2026 (this “Limited Guarantee”), by Garda Therapeutics, Inc. (the “Parent” and, solely for the purposes of this Limited Guarantee, the “Guarantor”), in favor of Assertio Holdings, Inc., a Delaware corporation (the “Guaranteed Party”).

1.            GUARANTEE. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of April 8, 2026 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used herein but not defined shall have the respective meanings ascribed thereto in the Merger Agreement), among Guarantor, [Audi Merger Sub, Inc.], a Delaware corporation and wholly-owned subsidiary of Guarantor (“Purchaser”), and the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual payment of: (a) the Parent Termination Fee payable pursuant to Section 8.3(c) of the Merger Agreement; and (b) any amounts payable by Parent pursuant to Section 6.16 of the Merger Agreement in respect of the reimbursement of costs and expenses or indemnification obligations relating to the Debt Financing to which the Guaranteed Party may be entitled, if and when due, to the extent such amount is required to be paid (the “Obligation”). The maximum aggregate liability of the Guarantor in respect of the Obligation shall not exceed the sum of (a) the Parent Termination Fee payable pursuant to Section 8.3(c) of the Merger Agreement and (b) any amounts payable by Parent pursuant to Section 6.16 of the Merger Agreement in respect of reimbursement of costs and expenses or indemnification obligations relating to the Debt Financing (the “Cap”), and the Guaranteed Party hereby agrees that the Guarantor shall in no event be required to pay the Guaranteed Party more than the Cap in respect of the Obligation and that this Limited Guarantee may not be enforced without giving effect to the Cap. It is acknowledged and agreed that this Limited Guarantee will expire and will have no further force or effect, and the Guaranteed Party will have no rights hereunder, in the event that the Closing occurs.

2.            NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that Parent or Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligation (subject to the Cap) as if such payment had not been made. This is an unconditional guarantee of payment and not of collection. The Guarantor reserves the right to assert defenses which Parent or Purchaser may have to payment of the Obligation that arise under the terms of the Merger Agreement.

3.            CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligation, and may also make any agreement with Parent, Purchaser or any Person liable with respect to the Obligation for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Purchaser or any other Person liable with respect to the Obligation; (b) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with the Obligation (so long as such changes do not have the effect of increasing the Cap); (c) any change in the corporate existence, structure or ownership of Parent, Purchaser or any other Person liable with respect to the Obligation; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Purchaser or any other Person liable with respect to the Obligation; (e) the existence of any right of set-off which the Guarantor may have at any time against Parent, Purchaser or the Guaranteed Party, whether in connection with the Obligation or otherwise; or (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligation. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Obligation and all other notices of any kind (except for notices to be provided to Parent and Gibson Dunn & Crutcher LLP in accordance with Section 9.4 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent, Purchaser or any other Person liable with respect to the Obligation, and all suretyship defenses generally (other than fraud and willful misconduct by the Guaranteed Party or any of its Affiliates, any defenses to the payment of the Obligation that are available to Parent or Purchaser under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee, each of which are retained by the Guarantor). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent, Purchaser or any other Person liable with respect to the Obligation in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligation under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Purchaser or such other Person, whether or not such claim, remedy or right arises at law or equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Purchaser or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation and all other amounts payable under this Limited Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligation and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligation or other amounts payable under this Limited Guarantee thereafter arising.

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4.            NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5.            REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a)            the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, rule, regulation, order, judgment, injunction or decree (collectively, “Law”) binding on the Guarantor or its assets;

(b)            all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c)            this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)            the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its Obligation under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.            NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party); provided, that the Guarantor may assign all or a portion of its obligations hereunder to an Affiliate of the Guarantor; provided, further, that no such assignment shall relieve the Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

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7.            NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Guaranteed Party, to it at:

Assertio Holdings, Inc.

100 S. Saunders Rd., Suite 300

Lake Forest, IL 60045

Attention: Legal Department

E-mail: Legal@assertiotx.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111-3715

Attention: Ryan Murr, Branden Berns, Evan D’Amico

E-mail: rmurr@gibsondunn.com; bberns@gibsondunn.com; edamico@gibsondunn.com

(ii)	if to Guarantor, to it at:

Garda Therapeutics, Inc.

86 Hawk Ridge Drive

Las Vegas, NV 89135

Attention: Brett Lund

E-mail: blund@gardatherapeutics.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

4655 Executive Drive, Suite 350

San Diego, CA 92121-3100

Attention: Deyan P. Spiridonov

E-mail: spiri@paulhastings.com

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8.            CONTINUING GUARANTEE. Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligation is satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (a) the Effective Time, (b) the receipt by the Guaranteed Party of the Obligation, (c) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties or under circumstances in which Parent or Purchaser would not be obligated to pay the Parent Termination Fee or (d) the twelve month anniversary of the termination of the Merger Agreement in accordance with its terms under circumstances in which Parent or Purchaser would be obligated to pay the Parent Termination Fee (unless, in the case of clause (d), the Guaranteed Party shall previously have commenced an Action against the Guarantor under and pursuant to this Limited Guarantee, in which case this Limited Guarantee shall survive until such claim is finally settled or otherwise resolved either in a final judicial determination or by agreement of the parties in which case this Guarantee shall terminate upon the final, non-appealable resolution of such Action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof). Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any Action (i) that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or that the provisions of this Section 8 or Sections 9 or 10 hereof are illegal, invalid or unenforceable in whole or in part, (ii) that the Guarantor is liable in respect of the Obligation in excess of or to a greater extent than the Cap or (iii) any theory of liability against any Non-Recourse Party (as defined in Section 9) or, other than its rights in respect of Retained Claims (as hereinafter defined, and to the extent permitted under this Limited Guarantee), against the Guarantor, Parent or Purchaser, then such provisions shall be enforced to the fullest extent permitted by applicable law and the remaining provisions of this Limited Guarantee shall remain valid and enforceable. For purposes of this Limited Guarantee, “Retained Claims” shall mean (A) claims against the Guarantor pursuant to, in accordance with and subject to the terms and conditions of this Limited Guarantee; (B) claims against Parent and/or Purchaser pursuant to, in accordance with and subject to the terms and conditions of the Merger Agreement; (C) to the extent the Company is entitled to enforce its third party beneficiary rights pursuant to the Equity Commitment Letter, claims by the Company against Parent, Purchaser or the other parties thereto in accordance therewith and (D) claims under the Confidentiality Agreement, solely against the parties thereto.

9.	LIMITED RECOURSE.

(a)            The Guaranteed Party acknowledges that the sole assets of Purchaser are cash in a de minimis amount and its rights under the Merger Agreement, and that no additional funds are expected to be contributed to Purchaser unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Equity Commitment Letter, the Merger Agreement or any document or instrument delivered contemporaneously herewith or therewith, the Guaranteed Party, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that (i) no Person other than the Guarantor shall have any obligation (whether of an equitable, contractual, tort, statutory or other nature) hereunder, (ii) it shall have no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, former, current and future directors, officers, employees and Affiliates of the Guarantor, Parent or Purchaser, but excluding the Guarantor, Parent and Purchaser (the “Non-Recourse Parties”), or, other than in respect of the Retained Claims, against the Guarantor, Parent or Purchaser, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Purchaser against the Guarantor or any Non-Recourse Party (including a claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise and (iii) no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party as such for any obligations of the Guarantor under this Limited Guarantee or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation. The Guaranteed Party’s rights under the Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and its Affiliates, Representatives and stockholders against the Guarantor, Parent, Purchaser or any Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby, including by piercing of the corporate veil or by a claim by or on behalf of Parent.

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(b)            The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates and Representatives not to institute, any proceeding or bring any claim arising out of or in connection with this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby against any Non-Recourse Party.

(c)            Notwithstanding any provision of this Section 9, in the event the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the Guarantor’s remaining net assets are less than the unpaid portion of the Obligation, then, and in each case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid Obligation and only if such recourse would have been specifically permitted against the Guarantor hereunder. As used herein, unless otherwise specified, the term Guarantor shall include the Guarantor’s Successor Entity.

(c)            The Guaranteed Party acknowledges that the Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 9. This Section 9 shall survive termination of this Limited Guarantee.

10.           RELEASE. By its acceptance of this Limited Guarantee, to the maximum extent permitted by applicable law, the Guaranteed Party, on its own behalf and, on behalf of its Affiliates, and its and their respective Representatives and securityholders (collectively, the “Releasing Persons”) hereby waives each and every right of recovery against the Guarantor, Parent, Purchaser and each Non-Recourse Party under or in connection with or related to this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, or the transactions contemplated hereby or thereby or otherwise relating thereto and releases the Guarantor, Parent, Purchaser and each Non-Recourse Party from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any transaction contemplated hereby or thereby or otherwise relating thereto, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Purchaser against the Guarantor, Parent, Purchaser or any Non-Recourse Party, or otherwise under any theory of law or equity, other than, in the case of the Guarantor, Parent or Purchaser, in respect of the Retained Claims (the “Released Claims”). Without otherwise limiting the generality of the foregoing or any rights or remedies available to the Guarantor, Parent, Purchaser or any Non-Recourse Party, the Guaranteed Party agrees that this Section 10 shall serve as a complete defense to any Released Claim against the Guarantor, Parent, Purchaser or any Non-Recourse Party and that any Non-Recourse Party may rely as a third party beneficiary on the waivers and releases of the Releasing Persons under this Section 10.

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11.           GOVERNING LAW. This Limited Guarantee and any claims or causes of action arising out of or relating to this Limited Guarantee, the negotiation, execution or performance of this Limited Guarantee or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.

12.           SUBMISSION TO JURISDICTION. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Limited Guarantee brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Limited Guarantee and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Limited Guarantee or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts.

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13.           WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.           NO THIRD PARTY BENEFICIARIES. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) other than the Guaranteed Party any rights or remedies against any Person including the Guarantor, except as expressly set forth herein; provided that each Non-Recourse Party is an intended third-party beneficiary of, and shall be entitled to enforce, those provisions set forth herein that are expressly for the benefit of any Non-Recourse Party, and all such provisions shall indefinitely survive any termination of this Limited Guarantee.

15.           COUNTERPARTS. This Limited Guarantee may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

16.           CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Guarantor. Notwithstanding the foregoing, and without prejudice to any other provision of this Limited Guarantee, this Limited Guarantee may be (a) provided by the Guarantor to any of its Affiliates, (b) provided to the advisors of the Guaranteed Party, together with the advisors of Parent, provided each such party agrees to treat this Limited Guarantee as confidential, (c) referred to in the Merger Agreement and (d) disclosed as may be required by law, rule or regulation of any Governmental Authority, regulatory agency, court or national stock exchange (provided that, to the extent practicable, the Guaranteed Party will provide the Guarantor an opportunity to review any such required disclosure in advance of such disclosure being made).

17.            NO PRESUMPTION AGAINST DRAFTING PARTY. Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Limited Guarantee and the transactions contemplated by this Limited Guarantee. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Limited Guarantee against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, each of the Guarantor and the Guaranteed Party have caused this Limited Guarantee to be executed as of the date first written above by its officer thereunto duly authorized.

GARDA THERAPEUTICS, INC.

By:
Name:
Title:

Accepted and Agreed to:

ASSERTIO HOLDINGS, INC.

By:
Name: Mark Reisenauer
Title: Chief Executive Officer

Signature Page to Limited Guarantee

Execution Version

LIMITED GUARANTEE

Limited Guarantee, dated as of April 8, 2026 (this “Limited Guarantee”), by Joseph M. Limber (the “Guarantor”), in favor of Assertio Holdings, Inc., a Delaware corporation (the “Guaranteed Party”).

1.            GUARANTEE. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of April 8, 2026 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used herein but not defined shall have the respective meanings ascribed thereto in the Merger Agreement), among Garda Therapeutics, Inc. (“Parent”), Audi Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Guarantor (“Purchaser”), and the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual payment of the Obligations (as defined therein) of Parent under that certain Limited Guarantee, dated as of the date hereof, by Parent, in favor of the Guaranteed Party (the “Other Limited Guarantee”), including (a) the Parent Termination Fee payable pursuant to Section 8.3(c) of the Merger Agreement; and (b) any amounts payable by Parent pursuant to Section 6.16 of the Merger Agreement in respect of the reimbursement of costs and expenses or indemnification obligations relating to the Debt Financing to which the Guaranteed Party may be entitled, if and when due, to the extent such amount is required to be paid (the “Obligation”). The maximum aggregate liability of the Guarantor in respect of the Obligation shall not exceed the sum of (a) the Parent Termination Fee payable pursuant to Section 8.3(c) of the Merger Agreement and (b) any amounts payable by Parent pursuant to Section 6.16 of the Merger Agreement in respect of reimbursement of costs and expenses or indemnification obligations relating to the Debt Financing (the “Cap”), and the Guaranteed Party hereby agrees that the Guarantor shall in no event be required to pay the Guaranteed Party more than the Cap in respect of the Obligation and that this Limited Guarantee may not be enforced without giving effect to the Cap. It is acknowledged and agreed that this Limited Guarantee will expire and will have no further force or effect, and the Guaranteed Party will have no rights hereunder, in the event that the Closing occurs.

2.            NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that Parent or Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligation (subject to the Cap) as if such payment had not been made. This is an unconditional guarantee of payment and not of collection. The Guarantor reserves the right to assert defenses which Parent or Purchaser may have to payment of the Obligation that arise under the terms of the Merger Agreement.

3.            CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligation, and may also make any agreement with Parent, Purchaser or any Person liable with respect to the Obligation for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Purchaser or any other Person liable with respect to the Obligation; (b) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with the Obligation (so long as such changes do not have the effect of increasing the Cap); (c) any change in the corporate existence, structure or ownership of Parent, Purchaser or any other Person liable with respect to the Obligation; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Purchaser or any other Person liable with respect to the Obligation; (e) the existence of any right of set-off which the Guarantor may have at any time against Parent, Purchaser or the Guaranteed Party, whether in connection with the Obligation or otherwise; or (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligation. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Obligation and all other notices of any kind (except for notices to be provided to Parent and Gibson Dunn & Crutcher LLP in accordance with Section 9.4 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent, Purchaser or any other Person liable with respect to the Obligation, and all suretyship defenses generally (other than fraud and willful misconduct by the Guaranteed Party or any of its Affiliates, any defenses to the payment of the Obligation that are available to Parent or Purchaser under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee, each of which are retained by the Guarantor). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent, Purchaser or any other Person liable with respect to the Obligation in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligation under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Purchaser or such other Person, whether or not such claim, remedy or right arises at law or equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Purchaser or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation and all other amounts payable under this Limited Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligation and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligation or other amounts payable under this Limited Guarantee thereafter arising.

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4.            NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5.            REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a)            the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, rule, regulation, order, judgment, injunction or decree (collectively, “Law”) binding on the Guarantor or its assets;

(b)            all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c)            this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)            the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its Obligation under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

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6.            NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party); provided, that the Guarantor may assign all or a portion of its obligations hereunder to an Affiliate of the Guarantor; provided, further, that no such assignment shall relieve the Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

7.            NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Guaranteed Party, to it at:

Assertio Holdings, Inc.

100 S. Saunders Rd., Suite 300

Lake Forest, IL 60045

Attention: Legal Department

E-mail: Legal@assertiotx.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111-3715

Attention: Ryan Murr, Branden Berns, Evan D’Amico

E-mail: rmurr@gibsondunn.com; bberns@gibsondunn.com; edamico@gibsondunn.com

(ii)	if to Guarantor, to it at:

Garda Therapeutics, Inc.

86 Hawk Ridge Drive

Las Vegas, NV 89135

Attention: Brett Lund

E-mail: blund@gardatherapeutics.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

4655 Executive Drive, Suite 350

San Diego, CA 92121-3100

Attention: Deyan P. Spiridonov

E-mail: spiri@paulhastings.com

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8.            CONTINUING GUARANTEE. Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligation is satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (a) the Effective Time, (b) the receipt by the Guaranteed Party of the Obligation (as defined under the Other Limited Guarantee) or the receipt by the Guaranteed Party of the Obligation, (c) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties or under circumstances in which Parent or Purchaser would not be obligated to pay the Parent Termination Fee or (d) the twelve month anniversary of the termination of the Merger Agreement in accordance with its terms under circumstances in which Parent or Purchaser would be obligated to pay the Parent Termination Fee (unless, in the case of clause (d), the Guaranteed Party shall previously have commenced an Action against the Guarantor under and pursuant to this Limited Guarantee or against Parent under and pursuant to the Other Limited Guarantee, in which case this Limited Guarantee shall survive until such claim is finally settled or otherwise resolved either in a final judicial determination or by agreement of the parties in which case this Guarantee shall terminate upon the final, non-appealable resolution of such Action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof). Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any Action (i) that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or that the provisions of this Section 8 or Sections 9 or 10 hereof are illegal, invalid or unenforceable in whole or in part, (ii) that the Guarantor is liable in respect of the Obligation in excess of or to a greater extent than the Cap or (iii) any theory of liability against any Non-Recourse Party (as defined in Section 9) or, other than its rights in respect of Retained Claims (as hereinafter defined, and to the extent permitted under this Limited Guarantee), against the Guarantor, Parent or Purchaser, then such provisions shall be enforced to the fullest extent permitted by applicable law and the remaining provisions of this Limited Guarantee shall remain valid and enforceable. For purposes of this Limited Guarantee, “Retained Claims” shall mean (A) claims against the Guarantor pursuant to, in accordance with and subject to the terms and conditions of this Limited Guarantee; (B) claims against Parent pursuant to, in accordance with and subject to the terms and conditions of the Other Limited Guarantee; (C) claims against Parent and/or Purchaser pursuant to, in accordance with and subject to the terms and conditions of the Merger Agreement; (D) to the extent the Company is entitled to enforce its third party beneficiary rights pursuant to the Equity Commitment Letter, claims by the Company against Parent, Purchaser or the other parties thereto in accordance therewith and (E) claims under the Confidentiality Agreement, solely against the parties thereto.

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9.	LIMITED RECOURSE.

(a)            The Guaranteed Party acknowledges that the sole assets of Purchaser are cash in a de minimis amount and its rights under the Merger Agreement, and that no additional funds are expected to be contributed to Purchaser unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Equity Commitment Letter, the Merger Agreement or any document or instrument delivered contemporaneously herewith or therewith, the Guaranteed Party, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that (i) no Person other than the Guarantor shall have any obligation (whether of an equitable, contractual, tort, statutory or other nature) hereunder, (ii) it shall have no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, former, current and future directors, officers, employees and Affiliates of the Guarantor, Parent or Purchaser, but excluding the Guarantor, Parent and Purchaser (the “Non-Recourse Parties”), or, other than in respect of the Retained Claims, against the Guarantor, Parent or Purchaser, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Purchaser against the Guarantor or any Non-Recourse Party (including a claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise and (iii) no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party as such for any obligations of the Guarantor under this Limited Guarantee or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation. The Guaranteed Party’s rights under the Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and its Affiliates, Representatives and stockholders against the Guarantor, Parent, Purchaser or any Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby, including by piercing of the corporate veil or by a claim by or on behalf of Parent.

(b)            The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates and Representatives not to institute, any proceeding or bring any claim arising out of or in connection with this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby against any Non-Recourse Party.

(c)            Notwithstanding any provision of this Section 9, in the event the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the Guarantor’s remaining net assets are less than the unpaid portion of the Obligation, then, and in each case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid Obligation and only if such recourse would have been specifically permitted against the Guarantor hereunder. As used herein, unless otherwise specified, the term Guarantor shall include the Guarantor’s Successor Entity.

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(c)           The Guaranteed Party acknowledges that the Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 9. This Section 9 shall survive termination of this Limited Guarantee.

10.           RELEASE. By its acceptance of this Limited Guarantee, to the maximum extent permitted by applicable law, the Guaranteed Party, on its own behalf and, on behalf of its Affiliates, and its and their respective Representatives and securityholders (collectively, the “Releasing Persons”) hereby waives each and every right of recovery against the Guarantor, Parent, Purchaser and each Non-Recourse Party under or in connection with or related to this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, or the transactions contemplated hereby or thereby or otherwise relating thereto and releases the Guarantor, Parent, Purchaser and each Non-Recourse Party from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any transaction contemplated hereby or thereby or otherwise relating thereto, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Purchaser against the Guarantor, Parent, Purchaser or any Non-Recourse Party, or otherwise under any theory of law or equity, other than, in the case of the Guarantor, Parent or Purchaser, in respect of the Retained Claims (the “Released Claims”). Without otherwise limiting the generality of the foregoing or any rights or remedies available to the Guarantor, Parent, Purchaser or any Non-Recourse Party, the Guaranteed Party agrees that this Section 10 shall serve as a complete defense to any Released Claim against the Guarantor, Parent, Purchaser or any Non-Recourse Party and that any Non-Recourse Party may rely as a third party beneficiary on the waivers and releases of the Releasing Persons under this Section 10.

11.           GOVERNING LAW. This Limited Guarantee and any claims or causes of action arising out of or relating to this Limited Guarantee, the negotiation, execution or performance of this Limited Guarantee or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.

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12.           SUBMISSION TO JURISDICTION. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Limited Guarantee brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Limited Guarantee and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Limited Guarantee or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts.

13.           WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.           NO THIRD PARTY BENEFICIARIES. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) other than the Guaranteed Party any rights or remedies against any Person including the Guarantor, except as expressly set forth herein; provided that each Non-Recourse Party is an intended third-party beneficiary of, and shall be entitled to enforce, those provisions set forth herein that are expressly for the benefit of any Non-Recourse Party, and all such provisions shall indefinitely survive any termination of this Limited Guarantee.

15.           COUNTERPARTS. This Limited Guarantee may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

16.           CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Guarantor. Notwithstanding the foregoing, and without prejudice to any other provision of this Limited Guarantee, this Limited Guarantee may be (a) provided by the Guarantor to any of its Affiliates, (b) provided to the advisors of the Guaranteed Party, together with the advisors of Parent, provided each such party agrees to treat this Limited Guarantee as confidential, (c) referred to in the Merger Agreement and (d) disclosed as may be required by law, rule or regulation of any Governmental Authority, regulatory agency, court or national stock exchange (provided that, to the extent practicable, the Guaranteed Party will provide the Guarantor an opportunity to review any such required disclosure in advance of such disclosure being made).

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17.           NO PRESUMPTION AGAINST DRAFTING PARTY. Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Limited Guarantee and the transactions contemplated by this Limited Guarantee. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Limited Guarantee against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, each of the Guarantor and the Guaranteed Party have caused this Limited Guarantee to be executed as of the date first written above by its officer thereunto duly authorized.

JOSEPH M. LIMBER

By:
Name: Joseph M. Limber

Accepted and Agreed to:

ASSERTIO HOLDINGS, INC.

By:
Name: Mark Reisenauer
Title: Chief Executive Officer

Signature Page to Limited Guarantee